As filed with the Securities and Exchange Commission on June 6, 2017

Registration No. 333-215922

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

Amendment No. 5 to
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

_________________

Commission file number: 000-22563

SG BLOCKS, INC.
(Exact name of registrant as specified in its charter)

Delaware	5030	95-4463937
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

195 Montague Street, 14th Floor, Brooklyn, NY 11201
(Address of registrant’s principal executive offices, including zip code)
(646) 240-4235
(Registrant’s telephone number, including area code)

_________________

Paul M. Galvin
SG Blocks, Inc.
195 Montague Street, 14th Floor
Brooklyn, NY 11201
(646) 240-4235
(Name, address, including zip code and telephone number, including area code, of agent for service)

_________________

Copies to:
David D. Watson Thompson Hine LLP 3900 Key Center, 127 Public Square Cleveland, Ohio 44114-1291 (216) 566-5598	Barry I. Grossman, Esq. Sarah Williams, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, New York 10105 (212) 370-1300

_________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum offering price(1)	Amount of registration fee(2)(3)
Common Stock, par value $0.01 per share	$15,180,000	$1,759.36
Representative’s Warrant(4)	—	—
Common Stock, par value $0.01 per share, underlying Representative’s Warrant(5)	$948,750	$109.96
Total(6)	$16,128,750	$1,869.32

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(1)      Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes the offering price of additional shares that the underwriter has the option to purchase.

(2)      Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

(3)      Includes offering price of shares of common stock that may be sold if the over-allotment option granted to the underwriter is exercised.

(4)      No fee pursuant to Rule 457(g) of the Securities Act of 1933, as amended.

(5)      Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g). The proposed maximum aggregate offering price of the shares underlying the representative’s warrant is $948,750, which is equal to 125% of $759,000 (5% of $15,180,000).

(6)      $1,699.38 previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JUNE 6, 2017

2,200,000 Shares

Common Stock

SG Blocks, Inc.

This is a public offering of shares of common stock of SG Blocks, Inc.

We are offering 2,200,000 shares of common stock $0.01 par value per share. It is currently estimated that the public offering price per share will be between $5.00 and $6.00. We intend to list our common stock on The Nasdaq Capital Market under the symbol “SGBX.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” on page 8 to read about factors you should consider before buying shares of our common stock.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to SG Blocks
Per Share	$	$	$
Total	$	$	$

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(1)      See “Underwriting” for additional information regarding total underwriter compensation.

We have granted the underwriter a 45-day option to purchase up to 330,000 additional shares of common stock at the public offering price less the underwriting discount solely to cover over-allotments, if any. If the underwriter exercises this option in full, the total underwriting discounts and commissions will be $       , and the additional proceeds to us, before expenses, from the over-allotment option exercise will be $        .

Delivery of the shares of common stock will be made on or about        , 2017.

Joseph Gunnar & Co.

Prospectus dated       , 2017

Through and including       , 2017 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

For investors outside the United States: Neither we nor the underwriter has done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering and the distribution of this prospectus outside of the United States.

i

This prospectus includes statistical and other industry and market data that we obtained from our own internal estimates, industry publications and research, surveys, and studies conducted by third parties. Industry publications and third-party research, surveys, and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe these industry publications and third-party research, surveys, and studies are reliable, we have not independently verified such data. Accordingly, you are cautioned not to give undue weight to such information.

Our registered trademarks include SGBlocks®. All other registered trademarks or service marks appearing in this prospectus are trademarks or service marks of others.

ii

We Turn Shipping Containers Into Incredible New Environments

We use highly-sustainable, maritime grade shipping containers to build incredible shopping, working, and living environments.

We work with architects, developers, builders, and commercial clients to help them build incredibly safe, strong, and green structures using code-engineered shipping containers. We work closely with our partners to source the right box for each project need, then use our unique experience and know-how to build-out each to exact specifications.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes.

As used in this prospectus, unless the context otherwise requires, references to “SGB,” “the Company,” “we,” “us,” and “our” refer to SG Blocks, Inc. and its subsidiaries, as the context requires.

Description of Business

SGB is in the business of modifying cargo shipping containers for use in construction. SGB takes existing steel shipping containers and repurposes them into modules that can be stacked, arranged, or configured to fit any construction application. The use of these repurposed shipping containers, which we refer to as “SG BlocksTM,” allows owners design flexibility and greater construction efficiency than traditional methods of construction. SG BlocksTM also have a particular application in meeting safe and sustainable housing needs, especially in hurricane- and earthquake-prone areas.

Once retained for a construction project, SGB selects shipping containers it determines to be appropriate for the customer’s application, and then redesigns and re-engineers the shipping containers to be configured for that particular use. These configurations often require structural changes, such as wall reconfigurations, the addition of door and window openings, and ceiling operations. Configurations can also include interior pre-finish modularization.

We only use containers which bear an approval plate from the International Convention for Safe Containers (the “CSC”) when creating an SG BlockTM. The CSC approval plate confirms that the containers were originally fabricated in compliance with the CSC, and have been demonstrably maintained to that standard. Using solely CSC certified containers provides us with an assurance that the specific containers that we use will be strong enough for use in construction applications. In addition to ensuring that all of our containers have a CSC approval plate, before selection as an SG BlockTM, every container is inspected for structural damage, out-of-plane dents, warping, water tightness, and overall condition.

Our use of SG BlocksTM is consistent with sustainable or “green” building practices intended to conserve natural resources and reduce impact on the environment. As a repurposed shipping container, an SG BlockTM reuses existing materials in a way that is more efficient than construction made of new steel or wood. It also saves the energy that would otherwise be used to recycle the container into new steel products. SGB considers being a “green” construction option one of the many competitive advantages it offers over traditional construction methods and practices.

SGB’s products have been featured in reports by several leading media outlets, including Fortune, NY Times, NY Post, USA Today, CNN, Washington Post, ABC World News, NBC Nightly News, and Bob Vila. SGB has completed projects for: the United States (“U.S.”) Army, U.S. Navy, U.S. Department of Veteran Affairs, U.S. Southern Command, The City of Santa Monica, The City of Jacksonville, Port of Houston Authority, Aman Resorts, BareBurger, Equinox, HGTV, Lacoste, Marriott Hotels & Resorts, Mini Cooper, Oracle Team USA, Puma, Schneider Electric, Starbucks Coffee, Taco Bell, and Youngwoo & Assoc. LLC.

Target Markets

SGB sells its product throughout the United States. The market for new construction in North America in 2015 was $136 billion. The Modular Building Institute estimated that, in 2015, new permanent modular buildings accounted for $3.7 billion, or 2.7%, of this market.1 SGB believes that SG BlocksTM have a particular application in a number of segments, including:

•      Multi-Family Housing

We believe the use of SG BlocksTM can be an attractive option in the market for construction of multi-family housing units.

•      Restaurants/Quick Service Restaurants

With our previous experience, we believe that we have the opportunity of leveraging our advantages in cost and speed of construction to build revenue in the restaurant sector.

•      Military

We have been able to capture a portion of military construction spending with both permanent build and mobile units. We will continue to expand our relationship with the military, as we believe SG BlocksTM present a practical logistics solution to a large number of military construction needs both in the U.S. and abroad.

•      Education

We believe our product can capture a portion of education construction due to our ability to rapidly construct new educational buildings, including student housing, and expand existing educational buildings with minimal site disruption.

•      Other markets for expansion

Below are additional sectors we believe have great growth potential for the SG BlocksTM product:

o      Electrical and Systems Enclosures

o      Office/Commercial

o      Hospitality and Entertainment

o      Warehouse/Public Storage

o      Shopping/Retail Centers

o      Athletic Facilities and Support Structures

o      Reclamation/Drop Off Centers

o      Medical

Our Competitive Strengths

The construction industry is highly competitive. However, SGB believes in the benefits of its technology and views the SG BlocksTM product as complementary to traditional construction methods and not necessarily as competition. There are applications in the construction industry which uniquely lend themselves to the use of SGB’s products, and SGB intends to compete vigorously in those areas.

SGB distinguishes itself on the basis of cost and construction time. The use of SG BlocksTM as a construction method can be less expensive than traditional construction methods, particularly in urban locations and multi-story projects, and construction time can also be reduced. The flexibility of SG BlocksTM construction allows architects, developers, and owners to be more creative and efficient.

In addition, SG BlocksTM are designed to be more durable than traditional construction methods in hurricane, tornado, and blast conditions, and to withstand harsh climates. SGB’s primary focus is on structural integrity and engineering, while still allowing clients to achieve their architectural design.

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1         http://www.modular.org/documents/Modular_Advantage/ModularAdvantage_Pub_3-Q_DIGITAL.pdf#28

ESR Approval

Effective April 2017, the ICC Evaluation Service, LLC (“ICC-ES”), a subsidiary of the International Code Council (“ICC”), granted SGB an Evaluation Service Report (“ESR”) for the SG Blocks structural building materials. The ICC-ES publishes ESRs to inform the consumer, commercial and residential markets that the specific product listed in the report complies with certain code requirements and indicates, among other things, the requirements or acceptance criteria used to evaluate the product, how the product should be installed to meet the requirements, and how to identify the product. We believe SGB’s ESR will significantly expedite reviews and approvals by building departments and help the SG BlocksTM concept become mainstream and more widely accepted in the construction industry. We also believe the ESR will make it more difficult for other companies in the industry to compete with us because the quality control and design acceptance criteria are specific to SGB and our associated facilities and partners.

Risks Associated with Our Business and this Offering

Since our inception, we have incurred substantial losses. Our business and our ability to execute our business strategy are subject to a number of risks of which you should be aware before making an investment decision. Among these important risks are the following:

•         The Company emerged from bankruptcy on June 30, 2016. In connection with the emergence, the Company issued debentures in the principal amount of $2.5 million. In November 2016, the Company issued additional debentures in the principal amount of $937,500. If the Company is unable to generate sufficient funds or obtain replacement financing in order to repay the debentures, the debenture holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. 50% of the Company issued debentures will convert into 458,334 shares of common stock to be issued to Hillair Capital Investments L.P. (“HCI”) simultaneously with the effective date of the Company’s offering. In addition, the Company expects to use a portion of the proceeds from the offering to pay off the balance of the remaining debt to HCI.

•         The Company’s ability to continue as a going concern is contingent upon it being able to secure an adequate amount of debt or equity capital to enable it to meet its cash requirements. If we are unable to secure additional financing, further reductions in operating expenses might need to be substantial in order for us to ensure enough liquidity to sustain our operations.

•         We have incurred net losses in prior periods, and as we execute our growth strategy in the future, there can be no assurance that we will generate income. The Company’s net loss from operations for the three months ended March 31, 2017 after emergence from bankruptcy was $(690,330) and for the three months ended March 31, 2016 before emergence from bankruptcy was $(506,684). We are unable to predict the extent of any future losses or if or when we will become profitable.

•         We have a significant concentration of stock ownership. As of May 31, 2017, our directors and officers collectively owned approximately 70.0% of our common stock. These stockholders have significant influence over the outcome of corporate actions requiring stockholder approval and the interests of our majority stockholders may not be the same as or may even conflict with investors’ interests.

For a more detailed discussion of these risks, please see the section entitled “Risk Factors” of this prospectus.

Corporate Information

Our principal executive office is located at 195 Montague Street, 14th Floor, Brooklyn, NY 11201, and our telephone number is (646) 240-4235. We maintain a website at www.sgblocks.com. We do not incorporate the information contained on, or accessible through, our website into this prospectus, and you should not consider it part of this prospectus.

We operate under our United States registered trademark “SGBlocks®.” This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear with or without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship by us of or of us by, any such companies.

The Offering

Common stock offered by us	2,200,000 shares (or 2,530,000 shares if the underwriter exercises its option to purchase additional shares in full).

Common stock to be outstanding immediately after this offering	4,623,905 shares (or 4,953,905 shares if the underwriter exercises its option to purchase additional shares in full).

Over-allotment option	We have granted the underwriters a 45-day option to purchase up to an additional 330,000 offered securities at the public offering price to cover over-allotments, if any.

Use of proceeds

We estimate that the net proceeds to us from this offering, after deducting the underwriting discount and estimated expenses, will be approximately $10.6 million, assuming a public offering price of $5.50 per share, the midpoint of the estimated price range set forth on the cover of this prospectus.

We intend to use the net proceeds from this offering for general corporate purposes, including working capital and capital expenditures, such as manufacturing integration and product expansion into new markets, and to repay the remaining portion of the Company’s outstanding debt to HCI. See “Use of Proceeds.”

Dividend policy

We currently expect to retain future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. The declaration and payment of any dividends in the future will be at the discretion of our Board of Directors and will depend on a number of factors, including our earnings, capital requirements, overall financial condition, and contractual restrictions. See “Dividend Policy.”

Proposed symbol for trading on the Nasdaq Capital Market	“SGBX”

Risk Factors	See “Risk Factors” elsewhere in this prospectus for a discussion of risks you should carefully consider before deciding whether to invest in our common stock.

The number of shares of common stock that will be outstanding after this offering is based on 2,423,905 shares of our common stock outstanding as of May 31, 2017 (including 458,334 shares that we will issue upon effectiveness of this Registration Statement to HCI upon conversion of certain outstanding indebtedness) and excludes (i) 893,599 shares of common stock issuable upon the exercise of options outstanding as of May 31, 2017 under the SG Blocks, Inc. Stock Incentive Plan and (ii) 458,333 shares of common stock issuable upon conversion of outstanding indebtedness as of May 31, 2017, which indebtedness will be repaid with proceeds from the offering.

Unless otherwise indicated, the information in this prospectus assumes:

•      a 1-for-3 reverse stock split of our common stock and preferred stock, effected on February 28, 2017;

•      the conversion of all preferred shares into 1,801,670 shares of common stock, which will occur prior to this offering;

•      the conversion of 50% of outstanding convertible debentures into 458,334 shares of common stock to be issued to HCI;

•      a public offering price of $5.50 per share of common stock, the midpoint of the estimated price range set forth on the cover of this prospectus;

•      no exercise by the underwriter of its option to purchase up to 330,000 additional shares of common stock to cover over-allotments, if any; and

•         no exercise of the underwriter’s warrants.

Summary Consolidated Financial and Other Data

The following table presents summary consolidated financial and other data for the periods and at the dates indicated. The consolidated statement of operations for the two fiscal years ended December 31, 2016 and December 31, 2015 and the consolidated balance sheet data as of December 31, 2016 and December 31, 2015 have been derived from audited consolidated financial statements included elsewhere in this prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. The following summaries of our consolidated financial and operating data for the periods presented should be read in conjunction with “Risk Factors,” “Selected Consolidated Financial and Operating Data,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes, which are included elsewhere in this prospectus.

	Predecessor –Three Months Ended March 31, 2016	Successor –Three Months Ended March 31, 2017	Predecessor – Year Ended December 31, 2015	Predecessor – Six Months Ended June 30, 2016	Successor – Six Months Ended December 31, 2016
Statements of Operations Data(2)
Revenue	$227,746	$604,593	$2,405,784	$1,056,223	$868,166
Costs and expenses	(479,015)	(1,226,060)	3,851,106	1,833,437	1,915,774

Loss from operations	(251,269)	(621,467)	(1,445,322)	(777,214)	(1,047,608)
Loss on extinguishment	—	—	—	—	—
Change in fair value of financial instruments	—	96,327	646,671	—	119,510
Interest expense	(163,764)	(165,194)	(1,944,487)	(429,017)	(267,517)
Interest income	3	4	22	8	7

Reorganization items	(91,654)	—	—	541,486	(110,768)

Net loss	$(506,684)	$(690,330)	$(2,743,116)	$(664,737)	$(1,306,576)

Net loss per common share:
Basic and diluted	$(0.02)	$(4.22)	$(0.06)	$(0.01)	$(7.97)

Weighted average shares outstanding:
Basic and diluted(1)(3)	42,918,927	163,901	42,918,927	42,918,927	163,786

Other Financial Data
Depreciation and amortization	$850	$146,565	$3,728	$1,629	$293,184

	Successor – March 31, 2017	Predecessor – December 31, 2015	Successor – December 31, 2016
Balance Sheet Data
Cash and cash equivalents and short-term investments	$337,325	$497,000	$579,117
Total current assets	857,852	741,216	981,149
Equipment, net	4,869	7,229	5,559
Total assets	8,495,089	752,345	8,736,131
Total debt(4)	2,611,531	5,611,841	2,446,337
Total stockholders’ equity (deficiency)	4,897,348	(5,879,637)	5,433,295

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(1)      SGB emerged from Chapter 11 bankruptcy on June 30, 2016 (the “Effective Date”). Prior to the Effective Date, the Company was authorized to issue 300,000,000 shares of common stock, par value $0.01 (the “Former Common Stock”), of which 42,918,927 shares were issued and outstanding as of June 29, 2016. On the Effective Date, all previously issued and outstanding shares of the Former Common Stock were deemed discharged, cancelled, and extinguished, and, pursuant to the Plan (as defined below), SGB issued, in the aggregate, 163,786 shares of common stock, par value $0.01, on a post-reverse stock split basis (the “New Common Stock”), to the holders of Former Common Stock, representing 7.5% of SGB’s issued and outstanding New Common Stock (on a fully diluted basis taking into account the preferred shares and the options issued to management pursuant to SGB’s bankruptcy plan of reorganization (the “Plan”)). We have adjusted our historical financial statements to retroactively reflect the common stock authorized and outstanding following the Effective Date.

(2)      Upon our emergence from bankruptcy, we adopted fresh start accounting in accordance with the requirements of FASB ASC 852, “Reorganizations”. This resulted in our becoming a new entity for financial reporting purposes. At that time, our assets and liabilities were recorded at their fair values as of the Effective Date. The effects of the Plan and our application of fresh start accounting are reflected in our consolidated financial statements as of December 31, 2016. The related adjustments were recorded as reorganization items on June 30, 2016, resulting in a lack of comparability with the consolidated financial statements prior to that date.

(3)      Shares outstanding are reflected to give effect to the reverse stock split (excluding 115 additional shares issued to current stockholders as a result of rounding of fractional shares in connection with the reverse stock split).

(4)      The December 31, 2015 debt balance includes a $1,247,310 default penalty on convertible debentures and debtor in possession financing of $600,000 and is net of $393,169 discount, which is the fair value of the conversion option in the debenture. The December 31, 2016 debt balance is net of $991,163 discount, which is the fair value of the conversion option in the debenture. The March 31, 2017 debt balance is net of $825,969 discount, which is the fair value of the conversion option in the debenture.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before making an investment decision. If any of the following risks or uncertainties occur, our business, prospects, financial condition, or operating results could be materially adversely affected, the trading price of our common stock could decline, and you may lose all or part of your investment. In assessing the risks described below, you should also refer to the other information contained in this prospectus, including our consolidated financial statements and the related notes and schedules, before deciding to purchase any shares of our common stock.

We recently emerged from bankruptcy. We refer to the date we emerged from bankruptcy as the “Effective Date.” We refer to the pre-Effective Date common stock of SGB as the “Former Common Stock” and the post-Effective Date common stock of SGB, after giving effect to a recent 1-for-3 reverse stock split, as the “New Common Stock.” The shares outstanding presented throughout this prospectus exclude 115 additional shares issued to current stockholders as a result of rounding of fractional shares in connection with the reverse stock split.

Risks Related to our Emergence from Bankruptcy

Despite having emerged from bankruptcy on June 30, 2016, SGB continues to be subject to the risks and uncertainties associated with residual Chapter 11 bankruptcy proceedings.

SGB emerged from Chapter 11 bankruptcy on June 30, 2016. The ultimate impact this will have on SGB’s business, financial condition, and results of operations cannot be accurately predicted or quantified. During bankruptcy, SGB operated without interruption and paid all creditors in full. However, we cannot assure you that our recent bankruptcy will not adversely affect SGB’s operations going forward.

Risks Relating to SGB

If we are not successful in our efforts to increase sales or raise capital, we will experience a shortfall in cash over the next twelve months, and our ability to raise capital may be limited.

On March 31, 2017, we had cash and cash equivalents of $307,304. For the three months ended March 31, 2017, we reported a net loss of $(690,330). If we are not successful with our efforts to increase sales, we will experience a shortfall in cash over the next twelve months. If there is a shortfall, we may be forced to reduce operating expenses, among other steps, all of which would have a material adverse effect on our operations going forward.

We may also seek to obtain debt or additional equity financing to meet any cash shortfalls. The type, timing, and terms of any financing we may select will depend on, among other things, our cash needs, the availability of other financing sources, and prevailing conditions in the financial markets. However, there can be no assurance that we would be able to secure additional funds if needed and that, if such funds are available, whether the terms or conditions would be acceptable to us. Moreover, the terms of the secured convertible debentures issued to certain investors, which we expect to repay with proceeds from this offering, require that we obtain the consent of such investors prior to our entering into subsequent financing arrangements. If we are unable to secure additional financing, further reduction in operating expenses might need to be substantial in order for us to ensure enough liquidity to sustain our operations. Any equity financing would be dilutive to our stockholders. If we incur additional debt, we will likely be subject to restrictive covenants that significantly limit our operating flexibility and require us to encumber our assets. If we fail to raise sufficient funds and continue to incur losses, our ability to fund our operations, take advantage of strategic opportunities, or otherwise respond to competitive pressures will be significantly limited. Any of the above limitations could force us to significantly curtail or cease our operations, and you could lose all of your investment in our common stock. These circumstances raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern.

While we expect to use the proceeds from this offering to repay our secured convertible debentures, if we are unable to make such repayment, we may be restricted in our ability to obtain additional financing.

We issued secured convertible debentures on June 30, 2016 and November 17, 2016 that are convertible into shares of our common stock to HCI. See “Our Emergence From Bankruptcy — Exit Financing” and “Certain Relationships and Related Transactions, and Director Independence — Transactions with Hillair Capital Investments L.P.” While we expect that 50% of the outstanding principal amount of the indebtedness will be converted into common stock upon consummation of the offering and that the remaining 50% will be repaid with the proceeds of this offering, we cannot guarantee that this will occur. Under the terms of the secured debentures, we are restricted in our ability to issue additional shares of common stock as long as any portion of the principal or interest on the secured debentures remains outstanding. Specifically, we may not, without the prior consent of the holders of the secured debentures, sell or grant any option to purchase or sell any common stock (or equivalents thereof) entitling a person to acquire shares of common stock at an effective price per share that is lower than the conversion price for such debentures. We are also precluded under the terms of the secured debentures from, among other things, incurring additional indebtedness (other than permitted indebtedness) or granting any third party a security interest in our assets. Our inability, without the secured debenture holders’ consent, to provide a discount on our stock or to grant a security interest could make it difficult to find parties willing to make additional investments in us or to loan us money and therefore could adversely affect our ability to raise additional funds. See “Use of Proceeds” and elsewhere in this prospectus for a description of the Company’s plans with respect to the repayment of part of the HCI debentures and the conversion of the balance into common stock.

The issuance of shares of our common stock upon conversion of the secured convertible debentures or the conversion of our preferred stock will cause immediate and substantial dilution to our existing stockholders.

As discussed elsewhere in this prospectus, prior to this offering, 458,334 shares of common stock will be issued to HCI upon conversion of the outstanding secured convertible debentures and 1,801,670 shares of common stock will be issued upon the conversion of our preferred shares. The issuance of these shares will result in substantial dilution to the interests and voting power of other stockholders.

While we expect to use the proceeds from this offering to repay our secured convertible debentures, if we are unable to make such repayment, and if we are required for any reason to repay our outstanding secured convertible debentures in the future, we would be required to deplete our working capital, if available, or raise additional funds. Our failure to repay the secured convertible debentures, if required, could result in legal action against us, which could require the sale of substantially all of our assets, currently pledged under a uniform commercial code filing in the state of Delaware.

We expect to use the proceeds from this offering to repay the outstanding secured convertible debentures. If we are unable to repay the outstanding secured convertible debentures from the proceeds of this offering, any event of default in our obligations to the holders of the secured convertible debentures, such as our failure to repay the principal when due, our failure to issue shares of common stock upon conversion by the holder, breach of any covenant, representation, or warranty in the securities purchase agreements for such secured convertible debentures or in the secured convertible debentures, or the commencement of a bankruptcy, insolvency, reorganization, or liquidation proceeding against us, could require the early repayment of the secured convertible debentures. If we are required to repay the secured convertible debentures, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the secured debentures when required, the debenture holders could commence legal action against us and foreclose on all of our assets to recover the amounts due, which could cause a severe limit on our operations.

We have incurred net losses in prior periods, and there can be no assurance that we will generate income in the future.

Our ability to achieve profitability will depend upon our ability to generate and sustain substantially increased revenues. We may incur operating losses in the future as we execute our growth strategy. We intend to make significant expenditures related to marketing, expansion of our website, hiring of additional personnel, and development of our technology and infrastructure. The likelihood that we will generate net income in the future must be considered in light of the difficulties facing the construction industry as a whole, economic conditions, and the competitive environment in which we operate. In addition, although we plan to continue increasing our sales and production capacity as part of our growth strategy, projects may not advance beyond the plan design and approval phase due to reasons beyond our control.

Our operating results for future periods are subject to numerous uncertainties, and we may not achieve sufficient revenues to sustain or increase profitability.

The Company’s ability to continue as a going concern is contingent upon securing additional capital.

The Company’s independent registered public accounting firm, Whitley Penn LLP, issued a going concern opinion of the Company’s audited financial statements for the year ended December 31, 2016. The Company expects that through the next 10 to 16 months, the capital requirements to fund the Company’s growth and to cover the operating costs of a public company will consume substantially all of the cash flows that it expects to generate from its operations. The Company further believes that during this period, while the Company is focusing on the growth and expansion of its business, the gross profit that it expects to generate from operations may not generate sufficient funds to cover these anticipated operating costs. Accordingly, the Company believes that it will require external funding to sustain operations and to follow through on the execution of its business plan. However, there can be no assurance that the Company’s plans will materialize and/or that the Company will be successful in funding estimated cash shortfalls through additional debt or equity capital and through the cash generated by the Company’s operations. Given these conditions, the Company’s ability to continue as a going concern is contingent upon it being able to secure an adequate amount of debt or equity capital to enable it to meet its cash requirements. In addition, the Company’s ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered by entrants into established markets, the competitive environment in which the Company operates and the current capital raising environment.

The exercise of outstanding options will dilute the percentage ownership of the then-existing stockholders.

As of May 31, 2017, there are outstanding options to purchase 893,599 shares of common stock. The exercise of such options would dilute the then-existing stockholders’ percentage ownership of our stock, and any sales in the public market of common stock underlying such securities could adversely affect prevailing market prices for the common stock. Moreover, the terms upon which we would be able to obtain additional equity capital could be adversely affected because the holders of such securities can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than those provided by such securities. See “Executive Compensation — Narrative Disclosure to Summary Compensation Table — Stock Options.”

We are dependent on the services of key personnel, and the unexpected loss of their services may adversely affect our operations.

Our success depends highly upon the personal efforts and abilities of our senior management team, specifically the efforts of Paul Galvin, our Chief Executive Officer; Mahesh Shetty, our Chief Financial Officer; Stevan Armstrong, our President and Chief Operating Officer; and David Cross, our Vice President of Business Development. The Company has entered into employment agreements with Messrs. Galvin, Armstrong, Cross and Shetty. The employment agreements with Messrs. Galvin, Shetty and Armstrong each provide for two year terms. The loss of the services of one or more of these individuals could have a material adverse effect on our business. Our ability to achieve profitability and generate increased revenue will depend upon our ability to retain and, if necessary, attract experienced management personnel.

The loss of one or a few customers could have a material adverse effect on us.

A few customers have in the past, and may in the future, account for a significant portion of our revenues in any one year or over a period of several consecutive years. For example, in 2016, approximately 69% of our revenue was generated from three customers. Although we have contractual relationships with many of our significant customers, our customers may unilaterally reduce or discontinue their contracts with us at any time. The loss of business from a significant customer could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We rely on certain vendors to supply us with materials and products that, if we were unable to obtain, could adversely affect our business.

We have relationships with key materials vendors, including ConGlobal Industries, Inc. (“ConGlobal”), PVE Sheffler, Teton Buildings, and NRB (USA), Inc., and we rely on suppliers for our purchases of products from them. Any inability to obtain materials or services in the volumes required and at competitive prices from our major trading partners, the loss of any major trading partner, or the discontinuation of vendor financing (if any) may seriously harm our business because we may not be able to meet the demands of our customers on a timely basis in sufficient quantities or at all. Other factors, including reduced access to credit by our vendors resulting from economic conditions, may impair our vendors’ ability to provide products in a timely manner or at competitive prices. We also rely on other vendors for critical services such as transportation, supply chain, and professional services. Any negative impacts to our business or liquidity could adversely impact our ability to establish or maintain these relationships.

Risks Relating to our Business

We depend on the availability and skill of subcontractors, their willingness to work with us, and their selection of suitable and quality building materials.

We rely on subcontractors to perform the actual construction of our building projects and, in many cases, to select and obtain raw materials. Despite our detailed specifications and quality control procedures, in some cases, improper construction processes or defective materials may be used to finish construction of our building projects. We may need to spend money to remediate such problems when they are discovered. Defective products widely used by the construction industry can result in the need to perform extensive repairs to large numbers of buildings. Though subcontracts are written to protect us from substandard performance or materials, pervasive problems could adversely affect our business. The cost to us in complying with our warranty obligations in these cases may be significant if we are unable to recover the cost of repair from subcontractors, materials suppliers, and insurers. Further, the timing and quality of our construction depends on the availability and skill of subcontractors. Although we believe that our relationships with our suppliers and subcontractors are good, there can be no assurance that skilled subcontractors will continue to be available at reasonable rates and in the areas in which we conduct our operations. The inability to contract with skilled subcontractors or general contractors at reasonable costs and on a timely basis could limit our ability to construct and deliver buildings and could erode our profit margins and adversely affect our results of operations and cash flows.

We may have difficulty protecting our proprietary manufacturing processes, which could affect our ability to compete.

The Company uses a proprietary manufacturing process which allows us to be code-compliant in our SG BlocksTM product. Such manufacturing process is unique within the construction industry and is important to ensure SGB’s continued success, and we cannot assure you that our efforts to protect our proprietary rights will be sufficient or effective. If other companies replicate our methodology, SGB could lose its competitive advantage. In addition, we currently have one patent application pending for the system and method for conversion of intermodal shipping containers to universal building modules. Specifically, the present invention (Universal Box) relates to prefabricated modular construction of a structure utilizing converted shipping containers. SGB has also submitted a United States patent application for a portable blast containment and security checkpoint device intended for use at public events. Any pending or future patent or trademark applications may not lead to issued patents and registered trademarks in all instances. The Company also cannot be assured that the scope of any patents issued in the future will be sufficiently broad to offer meaningful protection. Others may develop or patent similar or superior technologies, products, or services, and our intellectual property rights may be challenged, invalidated, misappropriated, or infringed by others. If we are unable to protect and maintain our intellectual property rights, or if there are any successful intellectual property challenges or infringement proceedings against us, our business and revenue could be materially and adversely affected.

Expansion of our operations may strain resources, and our failure to manage growth effectively could harm our ability to attract and retain key personnel and adversely impact our operating results.

Increased orders for our product, SG BlocksTM, have placed, and may continue to place, a strain on our operational, financial, and managerial resources and personnel. In addition, execution of our growth strategy will require further substantial capital and effective planning. Significant rapid growth on top of our current operations could greatly strain our internal resources, leading to a lower quality of customer service, reporting problems, and delays, resulting in a loss of market share and other problems that could adversely affect our financial performance. Our efforts to grow could place an additional strain on our personnel, management systems, liquidity, and other resources. If we do not manage our growth effectively, our operations could be adversely affected, resulting in slower, no, or negative growth, critical shortages of cash, and a failure to achieve or sustain profitability.

Our liability for estimated warranties may be inadequate, which could materially adversely affect our business, financial condition, and results of operations.

We are subject to construction defect and warranty claims arising in the ordinary course of business. These claims are common in the construction industry and can be costly. At this time, our third-party providers offer guarantees and warranties in accordance with industry standards that flow through to our clients. A large number of warranty claims could have a material adverse effect on our results of operations.

We can be adversely affected by failures of persons who act on our behalf to comply with applicable regulations and guidelines.

Although we expect all of our associates (i.e., employees), officers, and directors to comply at all times with all applicable laws, rules, and regulations, there are instances in which subcontractors or others through whom we do business may engage in practices that do not comply with applicable regulations or guidelines. It is possible that our associates may become aware of these practices, but do not take steps to prevent them. If we learn of practices relating to buildings constructed on our behalf that do not comply with applicable regulations or guidelines, we will move actively to stop the non-complying practices as soon as possible, and we will take disciplinary action with regard to our associates who were aware of the practices, including, in some instances, terminating their employment. However, regardless of the steps we take, we may be subject to fines or other governmental penalties, and our reputation may be injured.

The cyclical and seasonal nature of the construction industry causes our revenues and operating results to fluctuate, and we expect this cyclicality and seasonality to continue in the future.

The construction industry is highly cyclical and seasonal and is influenced by many international, national, and regional economic factors, including the availability of consumer and wholesale financing, seasonality of demand, consumer confidence, interest rates, income levels, and general economic conditions, including inflation and recessions. As a result of the foregoing factors, our revenues and operating results fluctuate, and we currently expect them to continue to fluctuate in the future. Moreover, we have and may continue to experience operating losses during cyclical downturns in the construction market. These and other economic factors could have a material adverse effect on demand for our products and our financial condition and operating results.

Cyber security risks related to the technology used in our operations and other business processes, as well as security breaches of company, customer, employee, and vendor information, could adversely affect our business.

We rely on various information technology systems to capture, process, store, and report data and interact with customers, vendors, and employees. Despite careful security and controls design, our information technology systems, and those of our third-party providers, could become subject to cyber-attacks. Network, system, and data breaches could result in misappropriation of sensitive data or operational disruptions, including interruption to systems availability and denial of access to and misuse of applications required by our customers to conduct business with us. In addition, sophisticated hardware and operating system software and applications that we procure from third parties may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation of the systems. Misuse of internal applications, theft of intellectual property, trade secrets, or other corporate assets, and inappropriate disclosure of confidential information could stem from such incidents. Delayed sales, slowed production, or other repercussions resulting from these disruptions could result in lost sales, business delays, and negative publicity and could have a material adverse effect on our operations, financial condition, or cash flows.

Risks Relating to the Construction Sector

Our customers may be dependent upon third-party financing, and our financial condition and results of operations could be negatively affected if additional third-party financing for our customers does not become available.

Our business and earnings depend substantially on our clients’ ability to obtain financing for the development of their construction projects. The availability and cost of such financing is further dependent on the number of financial institutions participating in the industry, the departure of financial institutions from the industry, the financial institutions’ lending practices, the strength of the domestic and international credit markets generally, governmental policies, and other conditions, all of which are beyond our control. In light of the current economic climate, some of our projects may not be successful in obtaining additional funds in a timely manner, on favorable terms, or at all. The availability of borrowed funds, especially for construction financing, has been greatly reduced, and lenders may require project developers to invest increased amounts of equity in a project in connection with both new loans and the extension of existing loans. Unfavorable changes in the availability and terms of financing in the industry will have a material adverse effect on certain privately financed projects.

Our results of operations also depend on the ability of any potential privately financed customers to obtain loans for the purchase of new buildings. Over the past few years, lenders have tightened the credit underwriting standards, which have reduced lending volumes. If this trend continues, it would negatively impact our sales, which depend in large part on the availability and cost of financing. In addition, where our potential customers must sell their existing buildings or real estate in order to develop new buildings, increases in mortgage costs and/or lack of availability of mortgages could prevent buyers of potential customers’ existing buildings from obtaining the mortgages they need to complete their purchases, which would result in our potential customers’ inability to make purchases from us. If our potential customers cannot obtain suitable financing, our sales and results of operations would be adversely affected.

The construction industry is highly competitive, and such competition may increase the adverse effects of industry conditions.

We operate in a very competitive environment characterized by competition from numerous local, regional, and national builders. We may compete for financing, raw materials, and skilled management and labor resources. A decline in construction starts could adversely affect demand for our buildings and our results of operations. Increased competition could require us to further increase our selling incentives and/or reduce our prices, which could negatively affect our profits.

There can be no assurance that SG BlocksTM or modular construction techniques will achieve market acceptance and grow; thus, the future of our business and the modular construction industry as a whole is uncertain.

There can be no assurance that we will achieve market acceptance for our SG BlocksTM or that the modular construction market will grow. Our business may be disrupted by the introduction of new products and services and is subject to changing consumer preferences and industry trends, which may adversely affect our ability to plan for the future development and marketing of our products. Although SG BlocksTM have particular applications in a wide variety of market segments, there is no assurance that we will be able to expand our relationship within such market segments or, even if we do, that general market acceptance for SG BlocksTM will continue to increase.

Government regulations and legal challenges may delay the start or completion of our projects, increase our expenses, or limit our building activities, which could have a negative impact on our operations.

Various domestic and international rules and regulations concerning building, zoning, sales, and similar matters apply to and/or affect the construction industry. Governmental regulation affects construction activities as well as sales activities, mortgage lending activities, and other dealings with consumers. These industries also have experienced an increase in U.S. state and local legislation and regulations that limit the availability or use of land. Municipalities may also restrict or place moratoriums on the availability of utilities, such as water and sewer taps. In some areas, municipalities may enact growth control initiatives, which restrict the number of building permits available in a given year. In addition, we may be required to apply for additional approvals or modify our existing approvals because of changes in local circumstances or applicable law. If governments in locations in which we operate take actions like the ones described, they could adversely affect our business by causing delays, increasing our costs, or limiting our ability to operate in those areas. Further, we may experience delays and increased expenses as a result of legal challenges to our proposed projects, whether brought by governmental authorities or private parties. Failure to comply with laws or regulations applicable to or affecting us, or the passage in the future of new and more stringent laws affecting us, may adversely affect our financial condition or results of operations.

The dangers inherent in our operations and the limits on insurance coverage could expose us to potentially significant liability costs and materially interfere with the performance of our operations.

While we believe our insurance coverage is adequate and in line with our industry’s standards, all construction, including modular construction, involves operating hazards that can cause personal injury or loss of life, severe damage to and destruction of property and equipment, and suspension of operations. The failure of such structures during and after installation can result in similar injuries and damages. Although we believe that our insurance coverage is adequate, there can be no assurance that we will be able to maintain adequate insurance in the future at rates we consider reasonable, or that our insurance coverage will be adequate to cover future claims that may arise. Claims for which we are not fully insured may adversely affect our working capital and profitability. In addition, changes in the insurance industry have generally led to higher insurance costs and decreased availability of coverage. The availability of insurance that covers risks we and our competitors typically insure against may decrease, and the insurance that we are able to obtain may have higher deductibles, higher premiums, and more restrictive policy terms.

Risks Relating to our Common Stock

There has historically been a limited trading market for our common stock, and we cannot assure you that an active trading market will develop for such stock.

Our Former Common Stock was quoted on the Over-The-Counter (“OTC”) Bulletin Board since 1999, but it no longer trades, as such stock no longer exists. Our New Common Stock has not been listed on any exchange and does not trade. We cannot assure you that an active trading market for our common stock will develop or be sustained after this offering. The public offering price for our common stock will be determined by negotiations between the representatives of the underwriters and us. The public offering price may not correspond to the price at which our common stock will trade in the public market subsequent to this offering, and the price of our common stock available in the public market may not reflect our actual financial performance.

Our stock price may be volatile.

After this offering, the market price for our common stock is likely to be volatile, in part because our shares are not currently traded publicly. In addition, the market price of our common stock may fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•      economic and market conditions or trends in our industry or the economy as a whole and, in particular, in the construction industry;

•      additions or departures of key personnel;

•      sales of our common stock;

•      operating results that fall below expectations;

•      industry developments;

•      new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•      material litigation or government disputes;

•      the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

•      changes in financial estimates or recommendations by any securities analysts who follow our common stock;

•      future sales of our common stock by our officers, directors, and significant stockholders; and

•      period-to-period fluctuations in our financial results.

In addition, the securities markets have, from time to time, experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

Future sales of our common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

The market price of our common stock could decline significantly as a result of sales of a large number of shares of our common stock in the market after this offering. The sales, or the perception that these sales might occur, could depress the market price. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon consummation of this offering, we will have 4,623,905 shares of common stock outstanding, assuming conversion of the Company’s preferred stock and 50% of the Company’s outstanding debt as disclosed elsewhere in this prospectus. The shares of common stock offered in this offering will be freely tradable without restriction under the Securities Act of 1933, as amended (the “Securities Act”), except for any shares of common stock that may be held or acquired by our directors, executive officers and other affiliates, the sale of which will be restricted under the Securities Act. In addition, shares subject to outstanding options under the SG Blocks, Inc. Stock Incentive Plan (the “Incentive Plan”) will become eligible for sale in the public market in the future, subject to certain legal and contractual limitations. If our existing stockholders sell substantial amounts of our common stock in the public market, or if the public perceives that such sales could occur, this could have an adverse impact on the market price of our common stock, even if there is no relationship between such sales and the performance of our business.

In connection with, and prior to consummation of, this offering, we and our executive officers, directors, and holders of approximately 591,812 shares of our common stock, on an as-converted basis, will have each agreed to lock-up restrictions, meaning that we and they and their permitted transferees will not be permitted to sell any shares of our common stock for 180 days (and, in the case of our directors and officers, 365 days) after the date of this prospectus, subject to the exceptions discussed in “Shares Eligible for Future Sale,” without the prior consent of Joseph Gunnar & Co., LLC. Joseph Gunnar & Co., LLC may, in its sole discretion, release all or any portion of the shares of our common stock from the restrictions in any of the lock-up agreements described above. See “Underwriting.”

Also, in the future, we may issue shares of our common stock in connection with investments or acquisitions. The amount of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of our common stock.

Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Our directors, executive officers, and each of our stockholders who, as of May 31, 2017, owned greater than 5% of our outstanding common stock, beneficially own approximately 89.8% of our common stock. Accordingly, these stockholders will continue to have significant influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, merger, consolidation, or sale of all or substantially all of our assets, or any other significant corporate transaction. The interests of these stockholders may not be the same as or may even conflict with investors’ interests. For example, these stockholders could delay or prevent a change in control of us, even if such a change in control would benefit our other stockholders, which could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of the Company or our assets and might affect the prevailing price of our common stock. The significant concentration of stock ownership may negatively impact the price of our common stock due to investors’ perception that conflicts of interest may exist or arise.

The issuance of additional securities by our Board of Directors (the “Board” or “Board of Directors”) will dilute the ownership interests of our current stockholders and could discourage the acquisition of SGB.

Our Board, without any action by our stockholders, is authorized to designate and issue additional classes or series of capital stock (including classes or series of preferred stock) as it deems appropriate and to establish the rights, preferences, and privileges of such classes or series. The issuance of any new class or series of capital stock would not only dilute the ownership interest of our current stockholders, but may also adversely affect the voting power and other rights of holders of common stock. The rights of holders of preferred stock and other classes of common stock that may be issued may be superior to the rights of the holders of the existing class of common stock in terms of the payment of ordinary and liquidating dividends and voting rights.

In addition, the ability of the Board to designate and issue such undesignated shares could impede or deter an unsolicited tender offer or takeover proposal regarding SGB, and the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of common stock and render more difficult the removal of current management, even if such removal may be in the stockholders’ best interests.

Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our business and stock price.

Rules adopted by the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Section 404 of the Sarbanes-Oxley Act (“Section 404”) require an annual assessment of internal control over financial reporting and, for certain issuers (but not us), an attestation of this assessment by the issuer’s independent registered public accounting firm. During the course of our assessment, we may identify deficiencies that we may not be able to remediate in time to meet our deadline for compliance with Section 404. Testing and maintaining internal controls can divert our management’s attention from other matters that are important to the operation of our business. We also expect the regulations to increase our legal and financial compliance costs, make it more difficult to attract and retain qualified officers and members of our Board of Directors, particularly to serve on the Audit Committee of our Board (the “Audit Committee”), and make some activities more difficult, time consuming, and costly. We may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404, or our independent registered public accounting firm may not be able or willing to issue an unqualified report on the effectiveness of our internal control over financial reporting. If we conclude that our internal control over financial reporting is not effective, we cannot be certain as to the timing of remediation actions and testing or their effect on our operations because there is presently no precedent available by which to measure compliance adequacy.

In connection with its audit report of the Company’s financial statements for the year ended December 31, 2015, Marcum LLP, our former independent registered public accounting firm, communicated to the Company that we did not maintain effective internal controls over financial reporting. Since the date of Marcum’s report, the Company has remedied the deficiencies originally cited by Marcum LLP and will continue to take steps to improve our internal controls to ensure such internal controls are satisfactory.

If we are unable to conclude that we have effective internal control over financial reporting, our independent auditors are unable to provide us with an unqualified report as required by Section 404, or we are required to restate our financial statements, we may fail to meet our public reporting obligations and investors could lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

We do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon results of operations, financial condition, restrictions imposed by applicable law, and other factors our Board of Directors deems relevant. In addition, the 2016 OID Debentures (defined herein), which we expect to repay with the proceeds from this offering, require that HCI be entitled to participate in any dividend or other distribution during the time such debentures remain outstanding, as long as HCI would be deemed to be a holder of common shares on an as-converted basis on the record date for such dividend or distribution. Accordingly, if you purchase shares in this offering, realization of a gain on your investment will depend on the appreciation of the price of our common stock, which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our common stock.

If securities or industry analysts do not publish research or reports about our business or our industry, or publish negative reports about our business or our industry, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that securities or industry analysts publish about us, our business, our industry, or our competitors. If one or more of the analysts who cover us change their recommendation regarding our stock adversely, change their opinion of the prospects for our company in a negative manner, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

If you purchase shares of common stock sold in this offering, you will incur immediate and substantial dilution.

If you purchase shares of common stock in this offering, you will incur immediate and substantial dilution in the amount of $3.49 per share because the public offering price of $5.50 per share (the midpoint of the range set forth on the cover page of this prospectus) is substantially higher than the pro forma net tangible book value per share of our outstanding common stock. This dilution is due in large part to the fact that our earlier investors paid substantially less than the public offering price when they purchased their shares. In addition, you may also experience additional dilution upon future equity issuances or the exercise of stock options to purchase common stock granted to our directors, management personnel and consultants under our Incentive Plan. See “Dilution.”

Certain provisions of Delaware law could discourage, delay, or prevent a merger or acquisition at a premium price.

Certain provisions of Delaware law could discourage potential acquisition proposals, delay or prevent a change in control of our company, or limit the price that investors may be willing to pay in the future for shares of our common stock. Because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. Such provisions may discourage, delay, or prevent a merger or acquisition of the Company, including a transaction in which the acquirer may offer a premium price for our common stock.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not enhance the value of our common stock. The failure by our management to apply these funds effectively could delay the development of our product candidates, have a material adverse effect on our business, or cause the price of our common stock to decline. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. See “Use of Proceeds.”

We intend to apply for listing of our common stock on the Nasdaq Capital Market. If approved for listing, we will be required to meet the Nasdaq Capital Market’s continued listing requirements and other Nasdaq rules, or we may risk delisting. Delisting could negatively affect the price of our common stock, which could make it more difficult for us to sell securities in a future financing or for you to sell your common stock.

If we are approved for the listing of our common stock on the Nasdaq Capital Market, we will be required to meet the continued listing requirements of the Nasdaq Capital Market and other Nasdaq rules, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain other corporate governance requirements. In particular, we are required to maintain a minimum bid price for our listed common stock of $1.00 per share. If we do not meet these continued listing requirements, our common stock could be delisted. Delisting from the Nasdaq Capital Market would cause us to pursue eligibility for trading of these securities on other markets or exchanges, or on an OTC market. In such case, our stockholders’ ability to trade or obtain quotations of the market value of our common stock would be severely limited because of lower trading volumes and transaction delays. These factors could contribute to lower prices and larger spreads in the bid and ask prices of these securities. There can be no assurance that the offered securities, if delisted from the Nasdaq Capital Market in the future, would be listed on a national securities exchange, a national quotation service, or the OTC markets. Delisting from the Nasdaq Capital Market, or even the issuance of a notice of potential delisting, would also result in negative publicity, make it more difficult for us to raise additional capital, adversely affect the market liquidity of the offered securities, decrease securities analysts’ coverage of us, or diminish investor, supplier, and employee confidence.

If our shares become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on the Nasdaq Capital Market and if the price of our shares of common stock is less than $5.00, our common stock will be deemed a penny stock (meaning that our shares may be considered highly speculative and may trade infrequently, which can make them difficult to accurately price or sell). The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that, before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive: (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made in this prospectus are “forward-looking statements” regarding the plans and objectives of management for future operations. Such statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. Our plans and objectives are based, in part, on assumptions involving judgments with respect to, among other things, future economic, competitive, and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that our assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, particularly in view of our limited operations, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved. Readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date on which such statements are made. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the factors set forth in this prospectus under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We do not undertake to update any forward-looking statement that may be made from time to time on our behalf.

USE OF PROCEEDS

Assuming a public offering price of $5.50 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), we estimate that we will receive net proceeds from this offering of approximately $10.6 million after deducting the underwriting discount and estimated offering expenses payable by us.

A $1.00 increase (decrease) in the assumed public offering price of $5.50 per share would increase (decrease) the net proceeds to us from this offering by approximately $2.0 million, assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to finance the repayment of the remaining portion of outstanding debt to HCI and for general corporate purposes, including working capital and capital expenditures, such as manufacturing integration and product expansion into new markets. As described elsewhere in this prospectus, in June 2016 and November 2016, the Company sold to HCI two OID debentures in the principal amounts of $2,500,000 and $937,500, respectively. Each of the 2016 OID Debentures have a maturity date of June 30, 2018 and have an interest rate of 12%. The Company used the proceeds from the June 2016 OID (i) to make a one hundred percent (100%) distribution for payment of unsecured claims in accordance with the Company’s plan of reorganization, (ii) to pay all costs of the administration of SGB’s bankruptcy, (iii) to pay all amounts owed under the 2015 debtor-in-possession loan and (iv) for general working capital purposes. The Company used the proceeds from the November 2016 OID for general working capital purposes.

DIVIDEND POLICY

We have never declared or paid regular cash dividends on our common stock. We currently expect to retain all future earnings for use in the operation and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. The declaration and payment of any dividends in the future will be determined by our Board of Directors, in its discretion, and will depend on a number of factors, including our earnings, capital requirements, overall financial condition, and contractual restrictions.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our Former Common Stock was quoted on the OTC Bulletin Board since 1999, but no longer trades, as such stock no longer exists. Our New Common Stock has not been listed on any exchange and does not trade.

Stockholders

As of May 31, 2017, there were 163,901 shares of common stock outstanding, held by 105 holders of record.

Equity Compensation Plan Information

As of December 31, 2016, the following equity compensation options were outstanding:

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average price of outstanding options, warrants, and rights	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	295,051	$3.00	204,949

On November 1, 2016, the Board entered into a Non-Qualified Stock Option Agreement with Messrs. Galvin, Armstrong, and Shetty, pursuant to which they were each granted an option to purchase 98,273, 43,677, and 21,839 shares of common stock, respectively. The non-qualified stock options have an exercise price per share of $3.00. For the vesting schedules with respect to these option grants, see “Executive Compensation — Outstanding Equity Awards at Fiscal Year End.”

On November 1, 2016, the Board also entered into an Incentive Stock Option Agreement with each of the directors of SGB who also serves as an executive officer, pursuant to which both Messrs. Galvin and Shetty were granted options to purchase 13,334 shares of common stock. The incentive stock options have an exercise price per share of $3.00. The incentive stock options vest and become exercisable in equal quarterly installments of 3,334 shares on the last day of each fiscal quarter following the date of grant until such options are 100% vested.

On November 1, 2016, the Board entered into Non-Qualified Stock Option Agreements with David Cross and Kevin King to purchase 43,677 and 10,920 shares of common stock, respectively. The non-qualified stock options have an exercise price per share of $3.00. With respect to Mr. Cross’s non-qualified stock option, 21,839 common shares vested on the Effective Date of the Plan and the remaining 21,838 options will vest and become exercisable in two equal annual installments of 10,919 options on the first and second anniversaries of the grant date. With respect to Mr. King’s non-qualified stock option, all shares granted under the option vested on the Effective Date of SGB’s Plan.

On November 1, 2016, SGB also granted each of Sean McAvoy, Neal Kaufman, and Christopher Melton options to purchase 16,667 shares of common stock in connection with their service on the Board of Directors. The non-qualified stock options have an exercise price per share of $3.00. Messrs. Kaufman and McAvoy subsequently assigned all of their 33,334 of such options to HCI in December 2016. These options vest and become exercisable in equal quarterly installments on the last day of each fiscal quarter following the grant date.

SGB Stock Incentive Plan

Effective as of October 26, 2016, our Board of Directors adopted the SG Blocks, Inc. Stock Option Plan (subject to stockholder approval to authorize the issuance of “incentive stock options” thereunder). Effective January 30, 2017, the SG Blocks, Inc. Stock Option Plan was amended and restated as the SG Blocks, Inc.

Stock Incentive Plan. Our stockholders approved the Incentive Plan on January 31, 2017 and it became effective on February 28, 2017. The following summary describes the material terms of the Incentive Plan. This summary is not a complete description of all provisions of the Incentive Plan and is qualified in its entirety by reference to the text of the Incentive Plan, which is attached as Exhibit 10.10 to this Registration Statement.

Types of Awards

The Incentive Plan authorizes the issuance of awards in the form of stock options (which may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code or non-qualified stock options), stock appreciation rights (“SARs”), restricted shares, restricted share units, other share-based awards, and cash-based awards.

Administration

The Incentive Plan will be administered by our Compensation Committee of the Board of Directors (the “Compensation Committee”) or by such other committee or subcommittee as may be appointed by our Board of Directors, and, to the extent required by applicable law or stock exchange listing standards, will consist entirely of two or more individuals who are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code, “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), and “independent directors” within the meaning of the applicable rules of any securities exchange on which the shares are listed. The Compensation Committee can make rules and regulations and establish such procedures for the administration of the Incentive Plan as it deems appropriate and may delegate any of its authority to one or more directors or executive officers of the Company, to the extent permitted by applicable laws. However, our Board of Directors reserves the authority to administer and issue awards under the Incentive Plan.

Eligibility

The Incentive Plan provides for awards to our non-employee directors and to officers, employees, and consultants of the Company and our subsidiaries, except that incentive stock options may only be granted to our employees and employees of our subsidiaries.

Shares Available

The maximum number of shares of our common stock that may be issued or transferred with respect to awards under the Incentive Plan is 1.5 million shares (all of which may be granted as incentive stock options), on a post-reverse stock split basis, subject to adjustment as provided below. Of the 1.5 million shares, 893,599 have been issued pursuant to options previously granted, leaving 606,401 shares that may be issued as future awards. Shares issued under the Incentive Plan may include authorized but unissued shares, treasury shares, shares purchased in the open market, or a combination of the foregoing.

Shares underlying awards that are settled in cash or that terminate or are forfeited, cancelled, or surrendered without the issuance of shares or the release of a substantial risk of forfeiture will again be available for issuance under the Incentive Plan, as will shares tendered in payment of the exercise price of a stock option, shares withheld to satisfy a tax withholding obligation with respect to any award, and shares that are repurchased by the Company with stock option proceeds. Shares granted through awards that are granted in assumption of, or in substitution or exchange for, outstanding awards previously granted by an entity acquired directly or indirectly by the Company or with which the Company directly or indirectly combines will not count against the share limit above, except as may be required by the rules and regulations of any applicable stock exchange or trading market.

Non-Employee Director Award Limit

The Incentive Plan provides that the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all awards granted to any non-employee director under the Incentive Plan during any single calendar year, taken together with any cash fees paid to that person during the calendar year, may not exceed $150,000.

Individual Award Limits under Section 162(m)

The Compensation Committee may, but is not required to, grant awards under the Incentive Plan that are intended to qualify for the “performance-based compensation” exemption from limitations on our tax deduction of certain executive compensation under Section 162(m) of the Internal Revenue Code. Therefore, the Incentive Plan imposes the following additional individual sub-limits on awards granted under the Incentive Plan that are intended to satisfy that exemption:

•         the maximum aggregate number of shares that may be subject to stock options or SARs granted in any calendar year to any one participant will be 1,000,000 shares, on a post-reverse stock split basis;

•         the maximum aggregate number of restricted shares and shares subject to restricted share units and other share-based awards granted in any calendar year to any one participant will be 1,000,000 shares, on a post-reverse stock split basis; and

•         the maximum aggregate cash compensation that can be paid pursuant to cash-based awards or other share-based awards granted in any calendar year to any one participant will be $1,000,000.

Stock Options

Subject to the terms and provisions of the Incentive Plan, options to purchase shares may be granted to eligible individuals at any time and from time to time as determined by the Compensation Committee. Options may be granted as incentive stock options (all of the shares available for issuance under the Incentive Plan may be issued pursuant to incentive stock options) or as non-qualified stock options. Subject to the limits provided in the Incentive Plan, the Compensation Committee or its delegate determines the number of options granted to each recipient. Each option grant will be evidenced by a stock option agreement that specifies whether the options are intended to be incentive stock options or non-qualified stock options and such additional limitations, terms, and conditions as the Compensation Committee may determine.

The exercise price for each option may not be less than 100% of the fair market value of a share on the date of grant.

All options granted under the Incentive Plan will expire no later than 10 years from the date of grant. The method of exercising an option granted under the Incentive Plan will be set forth in the stock option agreement for that particular option and may include payment of cash or cash equivalent, tender of previously acquired shares with a fair market value equal to the exercise price, a cashless exercise (including withholding of shares otherwise deliverable on exercise or a broker-assisted arrangement as permitted by applicable laws), a combination of the foregoing methods, or any other method approved by the Compensation Committee in its discretion.

Stock Appreciation Rights

The Compensation Committee in its discretion may grant SARs under the Incentive Plan. A SAR entitles the holder to receive from the Company, upon exercise, an amount equal to the excess, if any, of the aggregate fair market value of a specified number of shares that are the subject of such SAR, over the aggregate exercise price for the underlying shares.

The exercise price for each SAR may not be less than 100% of the fair market value of a share on the date of grant.

We may make payment of the amount to which the participant exercising SARs is entitled by delivering shares, cash, or a combination of stock and cash as set forth in the applicable award agreement. Each SAR will be evidenced by an award agreement that specifies the date and terms of the award and such additional limitations, terms, and conditions as the Compensation Committee may determine.

Restricted Shares

Under the Incentive Plan, the Compensation Committee may grant or sell to plan participants shares that are subject to forfeiture and restrictions on transferability. Except for these restrictions and any others imposed by the Compensation Committee, upon the grant of restricted shares, the recipient will have the rights of a stockholder with respect to the restricted shares, including the right to vote the restricted shares and to receive all dividends and other distributions paid or made with respect to the restricted shares. During the applicable restriction period, the recipient may not sell, transfer, pledge, exchange, or otherwise encumber the restricted shares. Each restricted shares award will be evidenced by an award agreement that specifies the terms of the award and such additional limitations, terms, and conditions, which may include restrictions based upon the achievement of performance objectives, as the Compensation Committee may determine.

Restricted Share Units

Under the Incentive Plan, the Compensation Committee may grant or sell to plan participants restricted share units, which constitute an agreement to deliver shares to the participant in the future at the end of a restriction period and subject to such other terms and conditions as the Compensation Committee may specify. Restricted share units are not shares and do not entitle the recipients to the rights of a stockholder. Restricted share units granted under the Incentive Plan may or may not be subject to performance conditions. Restricted share units will be settled in cash or shares, in an amount based on the fair market value of a share on the settlement date. Each restricted share unit award will be evidenced by an award agreement that specifies the terms of the award and such additional limitations, terms, and conditions as the Compensation Committee may determine, which may include restrictions based upon the achievement of performance objectives.

Other Share-Based Awards

The Incentive Plan also provides for grants of other share-based awards under the Incentive Plan, which may include unrestricted shares or time-based or performance-based unit awards that are settled in shares or cash. Each other share-based award will be evidenced by an award agreement that specifies the terms of the award and such additional limitations, terms, and conditions as the Compensation Committee may determine.

Dividend Equivalents

Awards may provide the participant with dividend equivalents, on any of a current, deferred, or contingent basis, and either in cash or in additional shares, as determined by the Compensation Committee in its sole discretion and set forth in the related award agreement. However, no dividend equivalents shall be granted with respect to shares underlying a stock option or SAR.

Performance Objectives

The plan provides that performance objectives may be established by the Compensation Committee in connection with any award granted under the Incentive Plan. Performance objectives may relate to performance of the Company or one or more of our subsidiaries, divisions, departments, units, functions, partnerships, joint ventures, or minority investments, product lines or products, or the performance of an individual participant, and performance objectives may be made relative to the performance of a group of companies or a special index of companies.

The Compensation Committee may, in its discretion, grant awards under the Incentive Plan that are intended to qualify for the “performance-based compensation” exemption from Section 162(m) of the Internal Revenue Code. In the case of an award intended to qualify for that exemption, such goals shall be based on the attainment of specified levels of one or more of the following measures: revenues, weighted average revenue per unit, earnings from operations, operating income, earnings before or after interest and taxes, operating income before or after interest and taxes, net income, cash flow, earnings per share, debt to capital ratio, increase in market capitalization, economic value added, return on total capital, return on invested capital, return on equity, return on assets, total return to stockholders, earnings before or after interest, taxes, depreciation, amortization, or extraordinary or special items, operating income before or after interest, taxes, depreciation, amortization, or extraordinary or special items, return on investment, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, cash flow in excess of cost of capital, operating margin, profit margin, contribution margin, stock price, and/or strategic business criteria consisting of one or more objectives based on meeting specified product development, strategic partnering, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, gross or net additional customers, average customer life, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates, and joint ventures.

Performance objectives related to an award intended to qualify for the performance-based compensation exception of Section 162(m) of the Internal Revenue Code will be set by the Compensation Committee within the time period and will be subject to other requirements prescribed by Section 162(m) of the Internal Revenue Code.

Change in Control

In the event of a change in control of the Company, the Compensation Committee, in its sole discretion, may take such actions, if any, as it deems necessary or desirable with respect to any outstanding award, without the consent of any affected participant. Those actions may include, without limitation: (a) acceleration of the vesting, settlement, and/or exercisability of an award; (b) payment of a cash amount in exchange for the cancellation of an award; (c) cancellation of stock options or SARs without any payment if the fair market value per share on the date of the change in control does not exceed the exercise price per share of the applicable award; or (d) issuance of substitute awards that substantially preserve the value, rights, and benefits of any affected awards.

For purposes of the Incentive Plan, a change in control generally means (except as otherwise provided in the applicable award agreement): (a) the acquisition of effective control of more than 50% of the voting securities of the Company (other than by means of conversion or exercise of convertible debt or equity securities of the Company); (b) the Company merges into or consolidates with any other person, or any person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the Company or the successor entity of such transaction; or (c) the Company sells or transfers all or substantially all of its assets to another person and the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction.

Forfeiture of Awards

Awards granted under the Incentive Plan also may be subject to forfeiture or repayment to us as provided pursuant to any compensation recovery policy that we may adopt.

Adjustments

In the event of any equity restructuring, such as a stock dividend, stock split, spin off, rights offering, or recapitalization through a large, nonrecurring cash dividend, the Compensation Committee will adjust the number and kind of shares that may be delivered under the Incentive Plan, the individual award limits, and, with respect to outstanding awards, the number and kind of shares subject to outstanding awards and the exercise price or other price of shares subject to outstanding awards, to prevent dilution or enlargement of rights. In the event of any other change in corporate capitalization, such as a merger, consolidation, or liquidation, the Compensation Committee may, in its discretion, make such equitable adjustment as described in the foregoing sentence to prevent dilution or enlargement of rights. However, unless otherwise determined by the Compensation Committee, we will always round down to a whole number of shares subject to any award. Moreover, in the event of any such transaction or event, the Compensation Committee, in its discretion, may provide in substitution for any or all outstanding awards such alternative consideration (including cash) as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced.

Transferability

Except as the Compensation Committee otherwise determines, awards granted under the Incentive Plan will not be transferable by a participant other than by will or the laws of descent and distribution. Except as otherwise determined by the Compensation Committee, stock options and SARs will be exercisable during a participant’s lifetime only by him or her or, in the event of the participant’s incapacity, by his or her guardian or legal representative. Any award made under the Incentive Plan may provide that any shares issued as a result of the award will be subject to further restrictions on transfer.

Term of Plan and Amendment

Unless earlier terminated by our Board of Directors, the Incentive Plan will expire on October 25, 2026, and no further awards may be made under the Incentive Plan after that date. However, any awards granted under the Incentive Plan prior to its termination will remain outstanding thereafter in accordance with their terms.

Our Board of Directors may amend, alter, or discontinue the Incentive Plan at any time, with stockholder approval to the extent required by applicable law (including applicable stock exchange rules). No such amendment or termination, however, may adversely affect in any material way any holder of outstanding awards without his or her consent, except for amendments made to cause the plan to comply with applicable law, stock exchange rules, or accounting rules, and no award may be amended or otherwise subject to any action that would be treated as a “repricing” of such award, unless such action is approved by our stockholders.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2017 on:

•         an actual basis; and

•         an as adjusted basis to give effect to the sale of 2,200,000 shares of common stock by SGB in this offering, after deducting the underwriting discount and estimated offering expenses payable by SGB and the application of a portion of the net proceeds therefrom to pay offering-related expenses, as described under “Other Expenses of Issuance and Distribution,” and as adjusted to give effect to the conversion of the outstanding shares of preferred stock prior to the offering.

You should read this table together with “Selected Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and notes thereto included elsewhere in this prospectus.

	March 31, 2017
	Actual	As Adjusted
	(unaudited)
Cash and cash equivalents and short term investments	$337,325	$9,201,306	(1)
Long-term debt, net of discounts of $825,969 and $0 as adjusted(2)	2,611,531	—
Stockholders’ equity:
New preferred stock, $1.00 par value, 5,405,010 shares authorized; 1,801,670 shares issued and outstanding and 0 shares issued and outstanding as adjusted(3)	1,801,670	—
New Common Stock, $0.01 par value, 300,000,000 shares authorized; 163,901 issued and outstanding, 4,623,905 issued and outstanding as adjusted	1,639	46,239	(4)
Successor additional paid-in capital	5,090,945	19,951,579	(5)
Accumulated deficit	(1,996,906)	(3,336,824	)(6)
Total stockholders’ equity	4,897,348	16,660,994
Total capitalization	$7,846,204	$25,862,300

____________

(1)      Balance as of March 31, 2017 plus estimated proceeds from the offering of $8,863,981 after the repayment of $1,718,750 of debt.

(2)      50% of the Company-issued debentures will convert prior to this offering and the remaining portion of outstanding debt will be paid out of the proceeds of the offering. See “Use of Proceeds.”

(3)      Converted prior to this offering.

(4)      Represents the par value of 4,623,905 total shares of common stock outstanding after the conversion of 50% of long term debt into 458,334 shares of common stock, conversion of preferred stock into 1,801,670 shares of common stock and including 2,200,000 shares of common stock in this offering.

(5)      Includes changes in additional paid-in capital from the conversion of debt and preferred stock into common stock and 2,200,000 new shares issued at an estimated offering price of $5.50 per share.

(6)      Includes changes in accumulated deficit for the loss on conversion of debt of $802,083 and loss on write off of discount on term debt of $825,969, offset by the conversion option liability of $288,134 as of March 31, 2017.

The number of shares of common stock outstanding set forth in the table above excludes: (i) shares issuable upon exercise of outstanding options; (ii) 330,000 additional shares issuable upon the underwriters’ exercise of the over-allotment option; and (iii) shares issuable upon exercise of the representative’s warrant in connection with this offering.

DILUTION

If you invest in shares of our common stock in this offering, you will experience immediate dilution to the extent of the difference between the public offering price per share you pay in this offering and the pro forma as adjusted net tangible book value per share of our common stock upon completion of this offering. Our net tangible book deficit as of March 31, 2017 was approximately $(1.29 million), or $(0.53) per share, assuming conversion of the Company’s preferred stock and 50% of the Company’s outstanding debt as disclosed elsewhere in this prospectus. After giving effect to our sale of 2,200,000 shares of common stock in this offering at the assumed initial public offering price of $5.50 per share, which is the midpoint of the range set forth on the cover page of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, SGB’s net tangible book value as of March 31, 2017, would have been $9.30 million, or $2.01 per share of common stock. SGB calculates net tangible book value per share of its common stock by subtracting its total liabilities from its total tangible assets and dividing the result by the number of outstanding shares of common stock.

This represents an immediate increase in as adjusted net tangible book value to the Company’s existing stockholders of $2.54 per share and an immediate dilution of $3.49 per share to new investors who purchase shares of our common stock in this offering.

The following table illustrates the per share dilution to new investors purchasing shares of the Company’s common stock in the offering:

Assumed public offering price per share (based on the midpoint of the price range set forth on the cover page of this prospectus)		$5.50
Net tangible book deficiency per share as of March 31, 2017	$(0.53)
Increase in net tangible book value per share attributable to new investors purchasing shares in the offering	$2.54

Pro forma as adjusted net tangible book value per share after the offering		$2.01

Dilution per share to new investors		$3.49

A $1.00 increase (decrease) in the assumed public offering price per share would increase (decrease) our pro forma as adjusted net tangible book value by approximately $2,200,000, or $0.48 per share, and would increase (decrease) dilution to investors in this offering by $0.48 per share, assuming that the number of shares we are offering, as set forth on the cover page of this prospectus, remains the same. An increase (decrease) of 1,000,000 in the number of shares we are offering would increase (decrease) our pro forma as adjusted net tangible book value by approximately $5,500,000, or $0.98 per share, and would increase (decrease) dilution to investors in this offering by $0.98 per share, assuming the public offering price per share remains the same.

The above does not reflect any exercise of the underwriter’s option to purchase additional shares. If the underwriter exercises in full its option to purchase additional shares, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, and the assumed public offering price remain the same, our existing stockholders would own 2,423,905 shares, or 48.9%, in the aggregate and investors in this offering would own 2,530,000 shares, or 51.0%, in the aggregate of the total number of shares of our common stock outstanding upon completion of this offering (excluding (i) 893,599 shares of common stock issuable upon the exercise of options outstanding as of May 31, 2017 under the Incentive Plan, with a weighted average exercise price of $3.00 per share, and (ii) 458,333 shares of common stock issuable upon conversion of outstanding indebtedness as of May 31, 2017).

OUR EMERGENCE FROM BANKRUPTCY

On October 15, 2015 (the “Petition Date”), SGB and its subsidiaries voluntarily filed for reorganization under Chapter 11 of the Bankruptcy Code, in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). The Company made the Chapter 11 filing because approximately $5,404,010 in secured debt was due and owing, and the Company was unable to repay or refinance this debt. After the Petition Date, the Company continued to operate in the ordinary course of business as a debtor in possession. On April 12, 2016, the Company filed a disclosure statement and the Plan, along with a motion seeking approval of the disclosure statement by the Bankruptcy Court. Among other things, the Plan provided that: (i) all administrative and priority claims would be paid in full in cash, (ii) all of the Company’s trade creditors would be paid in cash, 50% at closing and the remaining 50% in two installments, with interest, (iii) all of the Company’s existing secured debt would be converted into 5,405,010 shares of preferred stock, and (iv) holders of the Company’s Former Common Stock would receive 163,786 shares of New Common Stock. In accordance with the Plan, notice was given to those persons entitled to vote on the Plan, and the Plan was unanimously approved by all persons who voted on it. The Plan was confirmed by order of the Bankruptcy Court dated June 3, 2016. The Plan became effective on June 30, 2016 (the “Effective Date”), whereupon SGB emerged from bankruptcy and the terms of the Plan were implemented. The Company operated in the ordinary course of business between the Petition Date and the Effective Date, and was able to pay all of its trade creditors in full and convert $5,405,010 of secured debt into equity. Accordingly, the Company emerged from the bankruptcy without damage to its relationships with its vendors and other suppliers, and with a stronger balance sheet.

Exit Financing

On the Effective Date, and pursuant to the terms of the Plan, the Company entered into a Securities Purchase Agreement, pursuant to which the Company sold a 12% Original Issue Discount Senior Secured Convertible Debenture to HCI in the principal amount of $2.5 million, with a maturity date of June 30, 2018, for a subscription price of $2.0 million (the “Exit Facility” or the “June 2016 OID”). The Exit Facility is convertible at HCI’s option, at any time, in whole or in part, into shares of New Common Stock at a ratio of one share for every $3.75 of debt, subject to adjustment. The Exit Facility is secured by a first-priority lien and a security interest on all of the Company’s assets pursuant to a Security Agreement by and among the Company and its subsidiaries and HCI, dated as of the Effective Date (the “Security Agreement”). We may not prepay the Exit Facility without the prior written consent of HCI. Also on the Effective Date, SG Building Blocks, Inc., SGB’s subsidiary (“SG Building”), entered into a Subsidiary Guarantee (the “Guarantee Agreement”) in favor of HCI, in which SG Building unconditionally guaranteed the obligations and indebtedness owed to HCI under the Exit Facility. The Guarantee Agreement is secured by a first-priority lien and security interest on all of SG Building’s assets. The Exit Facility was used: (i) to make a 100% distribution for payment of unsecured claims in accordance with the Plan; (ii) to pay all costs of the administration of the Company’s bankruptcy; (iii) to pay all amounts owed under the DIP Facility; and (iv) for the Company’s general working capital purposes.

Prior to the Effective Date of the Company’s Plan, the Company was authorized to issue 300,000,000 shares of common stock, of which 42,918,927 Former Common Stock shares were issued and outstanding. On the Effective Date, all previously issued and outstanding shares of the Former Common Stock were cancelled, and, pursuant to the Plan, the Company issued, in the aggregate, 163,786 shares of New Common Stock, on a post-reverse stock split basis, par value $0.01, to the holders of Former Common Stock. Pursuant to the terms of the Plan, certain members of SGB’s management were also entitled to receive options to acquire an aggregate of 10% of the New Common Stock, on a fully diluted basis, assuming conversion of all preferred stock but not the Exit Facility. On November 1, 2016, SGB issued various options to management, as described under “Market for Common Equity and Related Stockholder Matters — Equity Compensation Plan Information.”

DESCRIPTION OF BUSINESS

SGB is in the business of modifying cargo shipping containers for use in construction. SGB takes existing steel shipping containers and repurposes them into modules that can be stacked, arranged, or configured to fit any construction application. The use of these repurposed shipping containers, now called “SG BlocksTM,” allows architects, builders, and owners more design flexibility and greater construction efficiency than traditional methods of construction. SG BlocksTM also have a particular application in meeting safe and sustainable housing needs, especially in hurricane- and earthquake-prone areas.

Rather than using new steel and lumber, SGB capitalizes on the structural engineering and design parameters a shipping container must meet and repurposes them for use in building. Offering a product that typically exceeds building code requirements, SGB enables developers, architects, builders, and owners to achieve more efficient construction, faster execution, and stronger buildings of higher value and extended life. Since inception, SGB has developed and implemented the technology to provide an alternative to traditional site-based construction at reduced cost and is committed to providing a construction methodology that will lessen the global carbon footprint.

SGB does not simply recycle old shipping containers (which requires additional energy consumption to break down material and then reform it for another purposes) — it utilizes existing steel shipping container structures and repurposes them into modules that can be put to a higher and better use with significantly less energy input. Each container is a building block module that can be arranged in virtually any stacking configuration to create the spaces and volumes needed. Architectural creativity combined with engineering expertise is used in stacking and arranging the blocks, which can be interconnected and modified to suit specific building space requirements. The SG BlocksTM system affords architects, owners, and builders flexibility and creative opportunities.

SGB offers three core products. First, we offer GreenSteel, which is the structural core and shell of an SG BlocksTM building. We procure the container, create any required openings and structural steel enforcements and paint the SG BlockTM, then deliver it on-site, where a local general contractor will finish the building. In our second deliverable, we provide partial prefabrication, where we install selected materials, finishes and systems at an SGB facility and then deliver the partially completed SG BlocksTM to the site for a local general contractor to complete the overall structure. Finally, we supply clients with completely fabricated SG BlocksTM buildings, including erecting the final unit on site and completing any other final steps.

In offering such products, we also provide a variety of services, from pre-development to completing turnkey projects that include delivering a finished building. Before building begins, we offer pre-development services, including zoning, site plans, engineering specs and budgeting and assist with builder selection and obtaining construction permits. During the building process, we can provide complete project management and architectural, engineering and design support for the SG BlocksTM structure, as well as co-development or support for existing buildings. We can oversee the erection, cladding and finishes of the SG BlocksTM building.

SGB first selects shipping containers appropriate for a given project, which are then redesigned to customer specifications. These durable steel containers are modified or manufactured into SG BlocksTM. A combination of engineering and architecture is used to make the containers adaptable for a wide variety of commercial and residential uses. Criteria and testing processes have been developed to evaluate each container. Conversion and assembly is subjected to quality control, making the containers “code-ready.”

Only containers bearing an approval plate from the CSC may be reconfigured into an SG BlockTM. The CSC approval plate confirms that the containers were tested and certified as strong enough to withstand the extreme pressures and lateral forces involved in shipping. In addition, before selection as an SG BlockTM, every container is inspected for structural damage, out-of-plane dents, warping, water tightness, and overall condition. These steps assure SGB that the specific container will be strong enough for use in construction applications.

SG BlocksTM can be used to build virtually any style of construction, from traditional to modern, and can be delivered with a highly durable surface finish or ready to be clad with any type of standard or green technology-friendly building skin.

SGB uses an outsource model, whereby we maintain low overhead costs and partner with third parties to reduce risks along the supply chain. Specifically, SGB outsources some or all of the following: architectural and engineering services, fabrication services, modular services, installation services, erection services, and logistics services. This allows us to operate with low fixed costs and gives us flexibility to scale our business response to fluctuating demand.

SGB’s products have been featured in reports by several leading media outlets, including Fortune, NY Times, NY Post, USA Today, CNN, Washington Post, ABC World News, NBC Nightly News, and Bob Vila. SGB has completed projects for: the U.S. Army, U.S. Navy, U.S. Department of Veteran Affairs, U.S Southern Command, The City of Santa Monica, The City of Jacksonville, Port of Houston Authority, Aman Resorts, BareBurger, Equinox, Graybar, HGTV, Lacoste, Marriott Hotels & Resorts, Mini Cooper, Oracle Team USA, Puma, Schneider Electric, Starbucks Coffee, Taco Bell, and Youngwoo & Assoc. LLC.

Environmentally Responsible Building

Environmentally friendly building is the practice of designing, constructing, operating, maintaining, and removing buildings in ways that conserve natural resources and reduce their impact on the environment. Builders are increasingly incorporating “green” components in all projects as they adopt the Leadership in Energy and Environmental Design (“LEED”) system, a third-party certification program and the nationally accepted benchmark for the design, construction, and operation of high performance green buildings. We believe the SG BlocksTM system contributes significantly towards LEED certification for completed projects by using a repurposed product and through geographic proximity to the construction site and helping minimize the wasteful practices of traditional construction methods.

The use of the SG BlocksTM system on a building provides between four to six points towards the LEED certification levels. The areas in the LEED checklist that are typically associated with the Company’s building structure are as follows:

•         Reduced site disturbance;

•         Resource reuse;

•         Recycled content;

•         Innovation in design; and

•         Local and regional materials.

The above list represents almost 20% of the base certification points required to obtain LEED certification for completed projects. Therefore, because SG BlocksTM satisfy such requirements, we believe the LEED certification program considers SG BlocksTM to be a positive factor when certifying the building as LEED.

The Process of the SG Blocks™ Conversion

The robust structure of a shipping container is the beginning of the SG BlocksTM system. Our intermodal framing system allows us to customize the dimensions of a modular unit by expanding the ceilings or walls to client needs, while maintaining the strength and ease of stacking that a shipping container provides. Various combinations of siding, brick, and stucco can be added and the interior finished as any conventional structure would be. Upon completion, structures look and feel as if they were erected using traditional construction methods. However, the SGB product is generally stronger, more durable, environmentally sensitive, and erected in less time than traditional construction methods.

SGB starts by selecting containers that are approved by the CSC. All CSC approved containers bear a CSC approval plate that is used to track their movement in trade. The CSC approval plate is also used to verify that the container has been tested and is considered to be able to withstand all of the lateral forces and pressures it could potentially experience while in use. The presence of the CSC plate confirms that the containers were built in compliance with rigorous international standards. Prior to being used as an SG BlockTM, each container is recertified as meeting these original standards of strength and rigidity.

SGB then provides specific and detailed engineering and fabrication details to qualified contractors and subcontractors who proceed to modify the containers in various configurations, which often requires structural changes, wall reconfigurations, the creation of window and door openings, and ceiling alterations to allow sheetrock hanging. The exterior walls and roof structure are then insulated with a high-tech waterproof ceramic insulation. Next, the SG BlocksTM are either shipped directly to the building site or are run through a modular factory and then delivered to the site. The builder, generally under contract with SGB, places the SG BlocksTM into position on their foundation and connects them together by welding. The builder may add roof trusses or other roof systems, quickly creating an insulated structure under roof. The potential for savings in building time can be significant, particularly if interior pre-finish modularization is introduced at this step.

ESR Approval

Effective April 2017, the ICC-ES published an ESR for the SG BlocksTM structural building materials, which we believe is the first time the ICC-ES codified a recycled material as an approved and recognized construction material. The ICC-ES uses ESRs to indicate that the specific product indicated on the ESR complies with applicable standards in building codes, such as the International Building Code or specific state building codes. The ESR uses certain acceptance criteria, including minimum testing, quality assessment, and quality control requirements, developed with input from industry experts and building officials in public hearings, as well as in consultation with the report applicant. Each ESR indicates that the quality control and design acceptance criteria of the ESR are specific to that product and applicant, and therefore is proprietary in that sense. Once the ICC-ES approves an ESR for a product, an ICC-ES mark may then be placed on the product, creating an easy method of identification. Members of the ICC (approximately 50,000 building professionals) and the construction industry in general are accustomed to looking for ICC-ES marks. The Company anticipates that its ICC-ES mark will increase SGB’s market exposure and support the growth of its customer base.

We believe the ESR provides SGB with a competitive advantage, as we believe we are the only container-based building company that has received such certification to date. We also believe the ESR will significantly expedite approvals from local and state officials for building projects using SG BlocksTM. The ESR indicates the ICC-ES recognizes the suitability and technical capabilities of the SG BlocksTM structural building materials for use in compliance with the 2015 International Building Code and Residential Code, the 2016 California Building Code and Residential Code, and the 2014 Florida Building Code—Building and Residential.

SGB’s ESR is site-specific; therefore, only the inspected and approved facilities can place the ICC-ES mark on the containers. We currently source our SG BlocksTM from 18 facilities located throughout the continental United States. The ICC-ES has approved six of these facilities to place the ICC-ES mark. SGB will submit additional facilities for approval by the ICC-ES on an as needed basis.

Our Industry

The building industry has a reputation for resistance to change. By and large, the industry still erects structures using materials such as concrete, lumber, and steel as they have for centuries. The deployment of those materials also takes readily recognizable forms. Concrete may be pre-cast or poured in place. Low-rise development may use block-and-plank construction that is little different from 19th-century techniques. High-rise steel frame and curtain wall buildings have been around since the first generation of skyscrapers.

Off-site construction—prefabricated or modular building—is working through its growing pains. Factory-built housing has been around for some time, but adapting the concept to high-rise projects is a newer process. Quality control and the ability to scale up modular construction remain issues, but in the past two years alone, modular building has made large strides towards adapting its concept to high-rise projects.

The Modular Building Institute estimated that in 2015, $3.71 billion in new permanent modular building was put in place. The total value of new construction in North America in 2015 was $136 billion, giving modular building a market share of 2.72%.2

Fabricating whole segments of buildings in a facility and shipping the completed units to the site provides both cost and speed advantages. According to a recent case study comparing modular construction and traditional construction, modular building reduced the overall construction time by an average of 45% and showed average cost savings of 16%.3 Weather is also less of a factor in our modular construction process.

Other benefits to modular construction include more efficient workplace supervision and better training. The controlled construction environment and assembly line techniques remove many of the problems encountered during traditional construction, such as theft, vandalism, damage to building products and materials, and unskilled labor. Factory employees are trained and managed more effectively and efficiently than on-site contract labor, resulting in better quality and better project management with the trades. This is especially significant because of the country-wide decline in the number of skilled laborers.

Finally, our methods also benefit the greater community by reducing congestion, noise, and dust at the site — a not-insignificant advantage for project sponsors.

____________

2        http://www.modular.org/documents/Modular_Advantage/ModularAdvantage_Pub_3-Q_DIGITAL.pdf#28

3        http://greenzone.bdcnetwork.com/2015/pdf/PMC_Process-Practice-Perf_Report.pdf

Target Markets

SGB sells into a multi-billion dollar market for new construction in the United States. SGB believes that SG BlocksTM have a particular application in a number of segments, including:

•         Multi-Family Housing

We believe the use of SG BlocksTM can be an attractive option in the market for construction of multi-family housing units, as total construction spending on private multi-family residential units has increased in recent years.

•         Restaurants/Quick Service Restaurants

With our previous experience, we believe that we have the opportunity of leveraging our advantages in cost and speed of construction to build revenue in the restaurant sector, a multi-billion market with a high concentration of fast-food and fast-casual restaurants.

•         Military

We have been able to capture a portion of military construction spending with both permanent build and mobile units. For example, we have delivered a permanent military administration building in Fort Bragg, North Carolina, administration units in Panama, a Veterans Affairs clinic, reconfigurable and scalable multi-story temporary office buildings in Portsmouth, Virginia, a temporary office on barge in Charleston, South Carolina, containerized housing units, mobile workshops, and mobile command and control units. We will continue to expand our relationship with the military, as we believe SG BlocksTM present a practical logistics solution to a large number of military construction needs both in the U.S. and abroad.

•         Education/Student Housing

Public education construction spending has been on the rise. For instance, colleges and universities are seeking quick and affordable student housing options in light of the growing number of students in recent years. We believe our product can capture a portion of such construction due to our ability to rapidly construct new educational buildings and expand existing educational buildings, including student housing, with minimal site disruption.

•         Other markets for expansion

Below are additional sectors we believe have great growth potential for the SG BlocksTM product:

o      Electrical and Systems Enclosures

o      Office/Commercial

o      Hospitality & Entertainment

o      Warehouse/Public Storage

o      Shopping/Retail Centers

o      Athletic Facilities and Support Structures

o      Reclamation/Drop Off Centers

o      Medical

Our Competitive Strengths

The construction industry is highly competitive. SGB competes against numerous local, regional, national, and international builders around the world. SGB is committed to educating the building community on the benefits of its technology and positioning SG BlocksTM as complementary to their strategy, rather than as competition. SGB may compete for building opportunities with entities that possess greater financial, marketing and other resources than it does. Competition may increase if there is future consolidation in the land development and construction industry or from new building technologies that could arise.

We believe SGB can distinguish itself from its competitors on the basis of quality, cost, and construction time. SGB’s buildings are constructed through the connection of heavy gauge steel shipping containers that exceed traditional construction quality. SGB’s construction method is typically less expensive than traditional construction methods, particularly in urban locations and multi-story projects. Construction time is also generally reduced by using SGB’s construction method, reducing both construction and soft costs substantially. The SG BlocksTM are designed to be hurricane-, tornado-, and earthquake-resistant, and able to withstand harsh climate conditions. Their flexibility of construction allows architects, developers, and owners to design SG BlocksTM to meet their needs.

SGB is one of the few nationwide providers of container-based construction products, and we are routinely called upon by large companies to provide container-based modular construction solutions. We have successfully delivered structures for a number of Fortune 500 companies. SGB’s management team has a breadth of knowledge in the container-based industry with a combined 60 years of experience. Our experience in a wide range of construction applications, including office, enclosures, residential, commercial, QSR, experiential, and restaurant applications, gives us an advantage over our competition through the use of market-based prototypes.

Backlog

SGB provides services to its customers in three separate phases: the design phase, the architectural and engineering phase and the construction phase. Each phase is independent of the other, but builds through a progression of concept through delivery of a completed structure. These phases may be embodied in a single contract or in separate contracts. As of June 6, 2017, we had 22 projects totaling $9,100,855 under contract, which, if they all proceed to construction, will result in our constructing approximately 178,030 square feet of container space. Of these contracts, four projects totaling approximately 83,184 square feet were in the architectural and engineering phase; eight projects totaling approximately 42,514 square feet were in the design phase; and ten projects totaling approximately 52,332 square feet were contracts combining all three or parts thereof and including construction. We expect that all of this revenue will be realized by December 31, 2017.

There can be no assurance that our customers will decide to and/or be able to proceed with these construction projects, or that we will ultimately recognize any construction revenue from these projects in a timely manner or at all.

Our Customers

We market to a broad customer base, which includes existing clients as well as new ones. However, concentrations of credit risk are limited to a few customers. At December 31, 2016 and 2015, 63% and 74%, respectively, of the Company’s accounts receivable were due from three and two customers, respectively. Revenue relating to three and two customers represented approximately 69% and 70% of the Company’s total revenue for the years ended December 31, 2016 and 2015, respectively.

Our Suppliers

Although the use of the shipping container is quite unique and different, the materials used for finishing out the modules are very standard. We utilize the same suppliers and materials normally used by conventional construction. No special materials are required for the SG BlocksTM product due to our underlying shipping container shell structure. Items such as windows, doors, insulation mechanical systems, electrical systems and other such supplies are all off-the-shelf materials and equipment commonly available and used in the industry.

SGB has an exclusive 10-year Collaboration and Supply Agreement through May 14, 2024 with ConGlobal, one of the largest depot operators in the U.S. This arrangement provides SGB with a reliable source of supply and prevents competitors from sourcing shipping containers from ConGlobal. The ConGlobal Agreement provides that ConGlobal will not supply shipping containers modified for building purposes to any entity competing with SGB during the term of the agreement. The Company believes it has access to alternative suppliers, with limited disruption to the business, should circumstances change with its existing suppliers.

Formation and Emergence from Bankruptcy

SGB was incorporated in 1993. SGB emerged from voluntary bankruptcy in 2016. See “Our Emergence from Bankruptcy” above for more information.

Intellectual Property

We operate under our United States registered trademark “SGBlocks®”. The Company has also applied for trademarks of our logo “S G” and “GreenSteel” with the United States Patent and Trademark Office, which have not yet been examined.

In addition, SGB has one United States patent application pending directed to a system and method for conversion of intermodal shipping containers to universal building modules. Specifically, the present invention (Universal Box) relates to prefabricated modular construction of a structure utilizing converted shipping containers. When using shipping containers for the construction of structures such as office buildings, each container must be analyzed for structural code compliance with international shipping and building standards. In order to expedite this compliance review process, SGBlocks® offer pre-approved universal standardized modules and modifications as well as interchangeable infill panels that reduce the time for obtaining approvals and provide a consistent design and fabrication approach. By expediting the review process, our code-compliant modules also typically lead to reduced design and construction times and errors.

SGB has also submitted a United States patent application for a portable blast containment and security checkpoint device intended for use at public events.

The applications have not yet been examined by the United States Patent and Trademark Office. Furthermore, there can be no assurances that the applications will mature into issued patents or, if they do mature into issued patents, that any claims that may be allowed will provide sufficient protection to exclude competitors from the market.

Government Regulation and Approval

The design and construction of buildings is controlled at the project level, with local and state municipalities having jurisdiction in most cases. All buildings, conventionally built or modularly built, are subject to published building codes and criteria that must be achieved during the architectural and engineering phase in order to be approved for construction. There are no specific regulations that impact our products. Rather, they are subject to published criteria on a case-by-case basis at the project level, like all other types of construction.

Research and Development Costs

SGB has spent immaterial amounts on research and development during the past two years, as our research needs were largely met in-house by a professional engineer.

Employees

SGB directly employs six full-time employees and one part-time employee and uses outside professional firms and sub-contractors to deliver projects to customers.

Description of Property

SGB leases its executive offices at 195 Montague Street, 14th Floor, Brooklyn, NY 11201.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Introduction and Certain Cautionary Statements

The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with our consolidated financial statements and related notes and schedules included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, intensified competition and operating problems in our operating business projects and their impact on revenues and profit margins or additional factors, including those discussed in the section entitled “Risk Factors” of this prospectus. In addition, certain information presented below is based on unaudited financial information. There can be no assurance that there will not be changes to this information once audited financial information is available. All share numbers presented throughout this Management’s Discussion and Analysis are presented on a post-reverse stock split basis. As discussed below, although the historical financials of SGB prior to and post-emergence from bankruptcy are not comparable, the following discussion throughout this Management’s Discussion and Analysis provides year over year numbers for the Predecessor Company and Successor Company to facilitate review.

Basis of Presentation

Upon our emergence from bankruptcy, we adopted fresh start accounting in accordance with the requirements of FASB ASC 852, “Reorganizations”. This resulted in our becoming a new entity for financial reporting purposes. At that time, our assets and liabilities were recorded at their fair values as of the Effective Date. The effects of the Plan and our application of fresh start accounting are reflected in our consolidated financial statements as of December 31, 2016. The related adjustments were recorded as reorganization items on June 30, 2016, resulting in a lack of comparability with the consolidated financial statements prior to that date.

All references made to “Successor” or “Successor Company” relate to the Company on and subsequent to the Effective Date. References to “Predecessor” or “Predecessor Company” refer to SGB prior to the Effective Date. The consolidated financial statements of the Successor have been prepared with the assumption that SGB will continue as a going concern and contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. For more information regarding the adoption of Fresh Start accounting, see “Note 2 — Liquidity and Financial Condition” of the notes to our consolidated financial statements included elsewhere in this prospectus.

Background

We offer the construction industry a safer, greener, faster, longer-lasting, and more economical alternative to conventional construction methods. We redesign, repurpose, and convert heavy-gauge steel cargo shipping containers into safe, green building blocks for commercial, industrial, and residential building construction.

We provide code engineered cargo shipping containers that we modify and deliver to meet the growing demand for safe and green construction. Rather than consuming new steel and lumber, we capitalize on the structural engineering and design parameters a shipping container must meet and repurpose them for use in building.

Results of Operations

Three Months Ended March 31, 2017 and 2016:

	Successor – Three Months Ended March 31, 2017	Predecessor – Three Months Ended March 31, 2016
Revenue	$604,593	$227,746
Cost of Revenue	(451,364)	(173,229)
Operating Expenses	(774,696)	(305,786)
Operating loss	(621,467)	(251,269)
Other expense	(68,863)	(163,761)
Reorganization items	—	(91,654)
Net Loss	$(690,330)	$(506,684)

Revenue

Revenue for the three months ended March 31, 2017 was $604,593 compared to $227,746 for the three months ended March 31, 2016. This increase of $376,847 resulted mainly from revenue being recognized on one block “green steel” job in the amount of $370,404 during the three months ended March 31, 2017.

Cost of Revenue and Gross Profit

Cost of revenue was $451,364 for the three months ended March 31, 2017, primarily related to the cost of modifying containers. Gross profit was $153,229 for the same period.

Cost of revenue was $173,229 for the three months ended March 31, 2016, primarily related to the cost of modifying containers. Gross profit was $54,517 for the same period.

Payroll and Related Expense

Payroll and related expense for the three months ended March 31, 2017 was $343,048 and includes $154,383 of stock compensation expense.

Payroll and related expense for the three months ended March 31, 2016 was $166,936 and includes $46,898 of stock compensation expense.

Other Operating Expenses

Other operating expense for the three months ended March 31, 2017 was $431,648 and includes $146,565 in depreciation and amortization expense, $28,568 in marketing and business development expense, $185,101 in professional fees and $44,525 in insurance expense.

Other operating expense for the three months ended March 31, 2016 was $138,850 and includes $850 in depreciation and amortization expense, $9,852 in marketing and business development expense, $25,000 in professional fees and $70,539 in insurance expense.

Interest Expense

Interest expense for the three months ended March 31, 2017 was $165,194 which is amortization of the discount on convertible debentures.

Interest expense for the three months ended March 31, 2016 was $163,764 which is amortization of the discount on convertible debentures.

Other Income (Expense)

During the three months ended March 31, 2017 there was other income recognized due to a change in fair value of financial instruments of $96,327.

There was no other income recognized as a result of a change in fair value of financial instruments during the three months ended March 31, 2016.

Income Tax Provision

A 100% valuation allowance was provided against the deferred tax asset consisting of available net operating loss carry forwards and accordingly no income tax benefit was provided.

Impact of Inflation

The impact of inflation upon the Company’s revenue and income (loss) from continuing operations during each of the past two fiscal years has not been material to its financial position or results of operations for those years because the Company does not maintain any inventories whose costs are affected by inflation.

Years Ended December 31, 2016 and 2015:

	Successor – Six Months Ended December, 2016	Predecessor – Six Months Ended June 30, 2016	Predecessor – Year ended December 31, 2015
Revenue	$868,166	$1,056,223	$2,405,784
Cost of Revenue	(750,486)	(859,974)	(1,897,862)
Operating Expenses	(1,165,288)	(973,463)	(1,953,244)
Operating loss	(1,047,608)	(777,214)	(1,445,322)
Other expense	(148,200)	(429,009)	(1,297,794)
Reorganization items	(110,768)	541,486	—
Net Loss	$(1,306,576)	$(664,737)	$(2,743,116)

Revenue

Revenue for the year ended December 31, 2016 was $1,924,389 compared to $2,405,784 for the year ended December 31, 2015. This decrease of $481,395 resulted mainly from a decrease of revenue from modified reinforced containers without any interior fit-out (“block green steel jobs”), offset by an increase in engineering jobs. Revenue recognized from block green steel jobs decreased by $768,587 for the year ended December 31, 2016 compared to the year ended December 31, 2015. The decrease was offset by revenue recognized from engineering jobs, which increased by $307,192 for the year ended December 31, 2016 compared to the year ended December 31, 2015. Revenue from block green steel jobs decreased primarily due to the fact that various jobs are not recurring in nature.

Cost of Revenue and Gross Profit

Cost of revenue was $750,486 for the six months ended December 31, 2016, primarily related to the cost of modifying containers. Gross profit was $117,680 for the same period.

Cost of revenue was $859,974 for the six months ended June 30, 2016, primarily related to the cost of modifying containers. Gross profit was $196,249 for the same period.

Cost of revenue was $1,897,862 for the year ended December 31, 2015, primarily related to the cost of modifying containers. Gross profit was $507,922 for the same period.

Payroll and Related Expense

Payroll and related expense for the six months ended December 31, 2016 was $493,844 and includes $188,343 in stock compensation expense.

Payroll and related expense for the six months ended June 30, 2016 was $367,254 and includes $119,146 in stock compensation expense.

Payroll and related expense for the year ended December 31, 2015 was $1,003,699 and includes $192,776 in stock compensation expense.

Other Operating Expenses

Other operating expense for the six months ended December 31, 2016 was $671,444 and includes $293,184 in depreciation and amortization expense, $85,488 in marketing and business development expense, $225,808 in professional fees and $11,856 in insurance expense.

Other operating expense for the six months ended June 30, 2016 was $606,209 and includes $6,833 in depreciation and amortization expense, $22,729 in marketing and business development expense, $381,502 in professional fees and $127,138 in insurance expense.

Other operating expense for the year ended December 31, 2015 was $949,545 and includes $24,543 in depreciation and amortization expense, $123,852 in marketing and business development expense, $432,376 in professional fees and $204,321 in insurance expense.

Interest Expense

Interest expense for the six months ended December 31, 2016 was $267,717, mainly due to $250,308 discount on convertible debentures.

Interest expense for the six months ended June 30, 2016 was $429,017, mainly due to $387,965 discount on convertible debentures.

Interest expense for the year ended December 31, 2015 was $1,944,487, mainly due to $416,833 discount on convertible debentures and a default penalty of $1,247,310 due to failure of the company to repay its debentures on maturity.

Other Income (Expense)

During the six months ended December 31, 2016, there was other income (expense) recognized due to a change in fair value of financial instruments of $119,510.

During the six months ended June 30, 2016, there was no other income (expense) recognized as a result of a change in fair value of financial instruments because the fair value of financial instruments was de minimis at June 30, 2016.

During the twelve months ended December 31, 2015, there was other income (expense) recognized due to a change in fair value of financial instruments of $646,671.

Reorganization Items

Reorganization items represent amounts incurred subsequent to the bankruptcy filing as a direct result of the filing of the Chapter 11 cases.

During the six months ended December 31, 2016, legal and professional fees related to the reorganization were $110,768.

During the six months ended June 30, 2016, the Company recognized $541,486 in reorganization items, representing $171,893 in legal and professional fees related to the reorganization, offset by gain on reorganization items of $713,379. Gain on reorganization items includes $424,276 from change in common stock and $289,103 from forgiveness of interest and accounts payable.

The Company incurred no reorganization items during the twelve months ended December 31, 2015.

Income Tax Provision

A 100% valuation allowance was provided against the deferred tax asset consisting of available net operating loss carryforwards and, accordingly, no income tax benefit was provided.

Impact of Inflation

The impact of inflation upon our revenue and income (loss) from continuing operations during each of the past two fiscal years has not been material to our financial position or results of operations for those years because we do not maintain any inventories that have costs affected by inflation.

Liquidity and Capital Resources

SGB sustained losses prior to its bankruptcy and continues to sustain losses from operations after its emergence from bankruptcy in June 2016. SGB anticipates that it will continue to generate losses from operations for the foreseeable future.

At March 31, 2017 and December 31, 2016, SGB had a cash balance of $307,304 and $549,100, respectively. As of March 31, 2017, the Company’s stockholders’ equity was approximately $4,900,000. The Company’s net loss from operations for the three months ended March 31, 2017 was $621,467. Net cash used in operating activities was $112,237 for the three months ended March 31, 2017.

Historically, SGB’s operations have primarily been funded through proceeds from equity and debt financings, as well as revenue from operations.

The current level of cash and operating margins are not enough to cover the existing fixed and variable obligations of the Company. In addition, the Company’s current liquidity is not sufficient to fund general expansion. To fund our anticipated growth, including a projected expansion in existing and targeted market areas, SGB will either need to generate additional revenues or secure additional financing sources, such as raising funds through debt or equity offerings.

There is no assurance that the Company’s plans will materialize or that the Company will be successful in funding estimated cash shortfalls through additional debt or equity capital and through the cash generated by the Company’s operations. Even if financing is available, it may not be on terms that are favorable or acceptable to us. Other than the proceeds from this offering, we do not have any additional sources secured for future funding. If we are unable to raise the necessary capital at the times we require such funding, we may need to materially change our business plan, including delaying implementation of aspects of our business plan or curtailing or abandoning our business plan altogether.

As of June 6, 2017, the Company had design, architectural and engineering projects of $9,100,855 under contract, of which $762,753 has been included in the backlog schedule in the notes to the condensed consolidated financial statements. The Company expects that all of this revenue will be realized by December 31, 2017. While it is the Company’s expectation that the design, architectural and engineering projects currently under contract will lead to future contractual commitments for actual construction, the third and significantly larger phase of the product delivery cycle, there can be no assurance on the realization or the timing of such construction projects.

Off-Balance Sheet Arrangements

As of March 31, 2017 and December 31, 2016, the Company had no material off-balance sheet arrangements other than operating leases to which SG Building is a party.

In the ordinary course of business, SG Building enters into agreements with third parties that include indemnification provisions which, in its judgment, are normal and customary for companies in its industry sector. These agreements are typically with consultants and vendors. Pursuant to these agreements, SG Building generally agrees to indemnify, hold harmless, and reimburse the other parties for losses suffered or incurred by such parties with respect to actions taken or omitted by SG Building. The maximum potential amount of future payments SG Building could be required to make under these indemnification provisions is unlimited. SG Building has not incurred material costs to defend lawsuits or settle claims related to these indemnification provisions. As a result, the estimated fair value of liabilities relating to these provisions is minimal. Accordingly, the Company has no liabilities recorded for these provisions as of March 31, 2017.

Critical Accounting Policies and New Accounting Pronouncements

Critical Accounting Policies

Our financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). In connection with the preparation of the financial statements, we are required to make assumptions and estimates and apply judgments that affect the reported amounts of assets, liabilities, revenue, and expenses and the related disclosures. We base our assumptions, estimates, and judgments on historical experience, current trends, and other factors that we believe to be relevant at the time the consolidated financial statements are prepared. On a regular basis, we review the accounting policies, assumptions, estimates, and judgments to ensure that our financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.

Our significant accounting policies are discussed in “Note 3 — Summary of Significant Accounting Policies” of the notes to our consolidated financial statements included elsewhere in this prospectus. We believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating our reported financial results.

Share-based payments. SGB measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. For employees and directors, the fair value of the award is measured on the grant date. For non-employees, the fair value of the award is generally re-measured on interim financial reporting dates and vesting dates until the service period is complete. The fair value amount is then recognized over the period services are required to be provided in exchange for the award, usually the vesting period. SGB recognizes stock-based compensation expense on a graded-vesting basis over the requisite service period for each separately vesting tranche of each award. Stock-based compensation expense is reported within payroll and related expenses in the consolidated statements of operations.

Other derivative financial instruments. SGB classifies as equity any contracts that (i) require physical settlement or net-share settlement or (ii) provide a choice of net-cash settlement or settlement in SGB’s own shares (physical settlement or net-share settlement), provided that such contracts are indexed to SGB’s own stock. SGB classifies as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net-cash settle the contract if any event occurs and if that event is outside SGB’s control) or (ii) give the counterparty a choice of net-cash settlement of settlement shares (physical settlement or net-cash settlement). SGB assesses classification of common stock purchase warrants and other free-standing derivatives at each reporting date to determine whether a change in classification between assets and liabilities or equity is required.

SGB’s free-standing derivatives consist of warrants to purchase common stock that were issued to a placement agent involved with the private offering memorandum as well as issuances of convertible debentures. SGB evaluated the common stock purchase warrants to assess their proper classification in the consolidated balance sheet and determined that the common stock purchase warrants feature a characteristic permitting cash settlement at the option of the holder. Accordingly, these instruments have been classified as warrant liabilities. Upon emergence from bankruptcy, all common stock purchase warrants of the Company were cancelled and are no longer included on the Company’s balance sheet.

Convertible instruments. SGB bifurcates conversion options from their host instruments and accounts for them as free-standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (i) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract; (ii) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable GAAP measures with changes in fair value reported in earnings as they occur; and (iii) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

SGB has determined that the embedded conversion options included in the outstanding convertible debentures should be bifurcated from their host and a portion of the proceeds received upon the issuance of the hybrid contract has been allocated to the fair value of the derivative. The derivative is subsequently marked to market at each reporting date based on current fair value, with the changes in fair value reported in results of operations.

Revenue recognition. SGB accounts for its long-term contracts associated with the design, engineering, manufacture, and project management of building projects and related services using the percentage-of-completion accounting method. Under this method, revenue is recognized based on the extent of progress towards completion of the long-term contract.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance. General and administrative costs, marketing and business development expenses and pre-project expenses are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenue when realization is probable and the amount can be reliably estimated.

The asset “costs and estimated earnings in excess of billing on uncompleted contracts” represents revenue recognized in excess of amounts billed. The liability “billings in excess of costs and estimated earnings on uncompleted contracts” represents billing in excess of revenue recognized.

SGB offers a one-year warranty on completed contracts. SGB has not incurred any losses to date, nor does it anticipate incurring any losses for warranties that are currently outstanding. Accordingly, no warranty reserve is considered necessary for any of the periods presented.

SGB also supplies repurposed containers to its customers. In these cases, SGB serves as a supplier to its customers for standard and made-to-order products that it sells at fixed prices. Revenue from these contracts is generally recognized when the products have been delivered to and accepted by the customer and collection is reasonably assured. Revenue is recognized upon completion of the following: an order for a product is received from a customer; written approval for the payment schedule is received from the customer and the corresponding required deposit or payments are received; a common carrier signs documentation accepting responsibility for the unit as agent for the customer; and the unit is delivered to the customer’s shipping point.

Amounts billed to customers in a sales transaction for shipping and handling are classified as revenue. Products sold are generally paid for based on schedules provided for in each individual customer contract, including upfront deposits and progress payments as products are being manufactured.

SGB’s revenue is classed into two components: block sales and engineering services. All block sales require value add services from our suppliers before delivery. Revenues are recognized on a percentage-of-completion accounting method that is common in the industry. Funds received in advance of meeting the criteria for revenue recognition are deferred and are recorded as revenue when they are earned.

The amount of deferred revenue (as a percentage of total revenues) for 2015 and 2016 was approximately 7% and 4%, respectively.

Goodwill. Goodwill represents the excess of reorganization value over the fair value of identified net assets upon emergence from bankruptcy. In accordance with the accounting guidance on goodwill, SGB performs its impairment test of goodwill at the reporting unit level each fiscal year, or more frequently if events or circumstances change that would more likely than not reduce the fair value of its reporting units below their carrying values. The Company has one company-wide reporting unit that has goodwill. In performing its goodwill impairment testing, the Company uses the following significant assumptions: there has not been a deterioration in general economic conditions or any limitations on accessing capital, industry and market conditions have remained relatively the same, cost factors have remained the same, overall financial performance has been as expected, and there have been no other entity-specific events. The Company’s evaluation of goodwill completed during the year ended December 31, 2016 resulted in no impairment losses.

Reorganization Value. A discounted cash flow (“DCF”) analysis was performed based on budgeted performance for Q3 and Q4 of 2016, and forecasted performance for 2017 through 2020. The DCF analysis also included a terminal value at the end of the forecast period (e.g., after 3.5 years). The terminal value was derived using a Gordon Growth model, which capitalizes the terminal year cash flow at a rate of 5%. The DCF included a 40% tax rate and the use of the company’s exiting net operating loss carry-forward.

The discount rate employed in the DCF model was approximately 36.73%. This discount rate is within the range of discount rates cited in the relevant accounting guidance for second- and third-stage venture companies.

The identified separable intangible assets included proprietary technology and knowledge, and customer contacts. These were valued through identification of the specific cash flows attributable to each asset, and using a discount rate of 30% in each case. The proprietary technology and knowledge was valued at $2,766,000 using a royalty savings method over the expected 20-year life of the asset. This method recognizes that ownership of intellectual property relieves the owner from having to pay a royalty to another party for its use. The customer relationships were valued in aggregate at $1,113,000 using a multi-period excess earnings method (“MPEEM”) over a period of 2.5 years. In this analysis, signed customer contracts, probability-weighted renewals, and the gross margins of each contract were identified. Other operating expenses, and charges for the use of contributory assets, were applied to derive the expected cash flows due to these contracts.

The residual goodwill amount is the result of the aforementioned enterprise value, less the value of these identified intangible assets, less the value of net working capital and fixed assets, and as adjusted for deferred taxes resulting from the fresh start accounting.

Intangible assets. Intangible assets represent the preliminary assets identified upon emergence from bankruptcy and consist of $2,766,000 of proprietary knowledge and technology, which is being amortized over 20 years, and $1,113,000 of customer contracts, which is being amortized over 2.5 years. The accumulated amortization and amortization expense for the year ended December 31, 2016 was $291,750. The Company reviews the recoverability of its intangible assets upon a triggering event. Such review involves the Company estimating the future undiscounted cash flows expected to result from the use and eventual disposition of the asset. Impairment, measured by comparing an asset’s carrying value to its fair value, must be recognized when the carrying value of the asset exceeds these cash flows. The Company conducts a review of the financial performance of its intangible assets in connection with the preparation of its financial statements for each reported period and determines whether any triggering events are indicated. The Company evaluated intangible assets for impairment during the year ended December 31, 2016 and determined that there are no impairment losses.

New Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which supersedes the revenue recognition requirements in Revenue Recognition (Topic 605), including most industry-specific revenue recognition guidance throughout the Industry Topics of the Codification. In addition, ASU 2014-09 supersedes the cost guidance in Subtopic 605-35, Revenue Recognition — Construction-Type and Production-Type Contracts, and creates new Subtopic 340-40, Other Assets and Deferred Costs — Contracts with Customers. In summary, the core principle of Topic 606 is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Additionally, ASU 2014-09 requires enhanced financial statement disclosures over revenue recognition as part of the new accounting guidance. The amendments in ASU 2014-09 are effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period, and early application is permitted commencing January 1, 2017. The Company is currently evaluating the provisions of ASU 2014-09 and assessing the impact, if any, it may have on its financial position and results of operations.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements — Going Concern (Subtopic 2015-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern

(“ASU 2014-15”), providing additional guidance surrounding the disclosure of going concern uncertainties in the financial statements and implementing requirements for management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. The update is effective on a prospective basis for fiscal years ending after December 15, 2016 and for interim periods thereafter. The Company adopted ASU 2014-15 for the fiscal 2016 reporting period, which had no impact on its disclosures.

In April 2015, the FASB issued ASU No. 2015-03, Interest — Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”). ASU 2015-03 requires debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability instead of being presented as an asset. Debt disclosures will include the face amount of the debt liability and the effective interest rate. As a result, capitalized debt issuance costs are now presented as a reduction in the carrying amount of convertible debentures. The change resulted in a reclassification of $5,204 of debt issuance costs in the accompanying consolidated balance sheet as of December 31, 2015. Consequently, this reduced the total assets, total current liabilities and total liabilities as of December 31, 2015.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory (“ASU 2015-11”). ASU 2015-11 requires inventory not measured using either the last in, first out (“LIFO”) or the retail inventory method to be measured at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable cost of completion, disposal, and transportation. The update is effective for fiscal years beginning after December 15, 2016. Early adoption is permitted for financial statements that have not been previously issued. The Company does not believe implementation of ASU 2015-11 will have a material impact on future presentation and disclosures of the financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). The update’s principal objective is to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet. ASU 2016-02 continues to retain a distinction between finance and operating leases but requires lessees to recognize a right-of-use asset representing its right to use the underlying asset for the lease term and a corresponding lease liability on the balance sheet for all leases with terms greater than twelve months. The update is effective for fiscal years beginning after December 15, 2018. Early adoption is permitted for financial statements that have not been previously issued. The Company is currently evaluating the effects of ASU 2016-02 on the financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“Topic 718”). The update makes several modifications to Topic 718 related to the accounting for forfeitures, employer tax withholding on share-based compensation, and the financial statement presentation of excess tax benefits or deficiencies. ASU 2016-09 also clarifies the statement of cash flows presentation for certain components of share-based awards. The update is effective for fiscal years beginning after December 15, 2016. Early adoption is permitted for financial statements that have not been previously issued. The Company is currently evaluating the effects of ASU 2016-09 on the financial statements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On August 2, 2016, SGB disclosed in a Current Report on Form 8-K that SGB dismissed its independent registered public accounting firm, Marcum LLP (“Marcum”), and subsequently engaged Whitley Penn LLP (“Whitley Penn”). The decision to dismiss Marcum and engage Whitley Penn was approved by the Company’s full Board and the Audit Committee.

The audit reports of Marcum on the consolidated financial statements of the Company for the fiscal year ended December 31, 2015 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to audit scope or accounting principles; however, Marcum’s report on the Company’s financial statements for the year ended December 31, 2015 contained a provision concerning uncertainty as to the Company’s ability to continue as a going concern. The financial statements did not include any adjustments that might have resulted from the outcome of this uncertainty.

During the Company’s fiscal year ended December 31, 2015, and any subsequent interim period through the date of Marcum’s dismissal, there were no: (1) disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to Marcum’s satisfaction, would have caused Marcum to make reference to the subject matter of the disagreement in connection with its reports on the Company’s consolidated financial statements; or (2) except for the matter relating to internal control over financial reporting described below, there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K of the rules and regulations of the SEC (“Regulation S-K”), during the year ended December 31, 2015 or in any subsequent interim period.

Marcum has communicated to the Company that we did not maintain effective internal controls over financial reporting. Specifically, (i) we have experienced difficulty in generating data in a form and format that facilitates the timely analysis of information needed to produce accurate financial reports; (ii) we have experienced difficulty in applying complex accounting and financial reporting and disclosure rules required under GAAP and the SEC reporting regulations; and (iii) we have limited segregation of duties.

The Company provided Marcum with a copy of the disclosures in the August 2, 2016 Form 8-K prior to filing with the SEC. Pursuant to the Company’s request, on July 28, 2016, Marcum furnished to the Company a letter addressed to the SEC regarding the statements contained in that report.

On July 29, 2016, the Audit Committee engaged Whitley Penn as the Company’s independent registered public accounting firm for the year ending December 31, 2016. In deciding to select Whitley Penn, the Audit Committee reviewed auditor independence issues and existing commercial relationships with Whitley Penn and concluded that Whitley Penn has no commercial relationship with the Company which would impair its independence for the fiscal year ended December 31, 2015.

During the Company’s fiscal year ended December 31, 2015 and the subsequent interim period preceding the engagement of Whitley Penn, neither the Company nor anyone on its behalf consulted with Whitley Penn with respect to: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written or oral advice of Whitley Penn was provided to the Company that was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions related thereto), or any “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).

As disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, the significant deficiencies that together constituted a material weakness in our internal control over financial reporting have, in management’s opinion, been remedied, and the Company will continue to take steps to ensure its internal controls are satisfactory.

DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

The following table sets forth information regarding the Company’s members of the Board of Directors and executive officers. Our directors are elected to serve until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified. Additional information regarding our directors and executive officers, including their business experience for the past five years (and in some instances for prior years) and the key attributes, experience, and skills that led the Board to conclude that each person should serve as a director is set forth below. Pursuant to the Plan, HCI was entitled to designate three directors to serve on the Board and designated Messrs. Kaufman, McAvoy, and Shetty to serve on the Board, who were each elected to the Board on July 1, 2016. In addition, on July 1, 2016, Paul Galvin and Christopher Melton were re-elected to the Board and Stevan Armstrong, Joseph Tacopina, J. Scott Magrane, Brian Wasserman, and Jennifer Strumingher were either removed or resigned in order to effectuate the Plan. Mr. Kirkland and Mr. Bell resigned from the Board on September 28, 2015. There were no disagreements between any of the members of the Board being removed or resigning and the Company.

Balan R. Ayyar and A. Richard Moore, Jr. joined our Board in January 2017 and February 2017, respectively.

Current Directors and Executive Officers

Name	Age	Year First Elected or Appointed	Position
Paul Galvin	54	2011	Chairman of the Board and Chief Executive Officer
Mahesh Shetty	58	2016	Chief Financial Officer, Secretary and Director
Stevan Armstrong	69	2011	President and Chief Operating Officer
Sean McAvoy(2)	53	2016	Director
Christopher Melton(1)(2)	45	2011	Independent Director
Neal Kaufman(2)	48	2016	Director
Balan R. Ayyar(1)	51	2017	Independent Director
A. Richard Moore, Jr.(1)(2)	71	2017	Independent Director

____________

(1)      Member of Audit Committee

(2)      Member of Compensation Committee

Our executive officers are elected by and serve at the discretion of our Board. There are no family relationships among any of our directors and executive officers.

Paul M. Galvin was appointed as a director and the Company’s Chief Executive Officer upon consummation of the reverse merger among CDSI Holdings Inc., CDSI Merger Sub, Inc., SGB, and certain stockholders of SGB on November 4, 2011 (the “Merger”). Mr. Galvin is a founder of SG Blocks, LLC, the predecessor entity of SGB. He has served as the Chief Executive Officer of SGB and its predecessor entity since April 2009 and as a director of such since January 2007. Mr. Galvin has been a managing member of TAG Partners, LLC (“TAG”), an investment partnership formed for the purpose of investing in SGB, since October 2007. Mr. Galvin brings over 20 years of experience developing and managing real estate, including residential condominiums, luxury sales, and market rate and affordable rental projects. Prior to his involvement in real estate, he founded a non-profit organization that focused on public health, housing, and child survival, where he served for over a decade in a leadership position. During that period, Mr. Galvin designed, developed, and managed emergency food and shelter programs through New York City’s Human Resources Administration and other federal and state entities. From November 2005 to June 2007, Mr. Galvin was Chief Operating Officer of a subsidiary of Yucaipa Investments, where he worked with religious institutions that needed to monetize underperforming assets. While there, he designed and managed systems that produced highest and best use analyses for hundreds of religious assets and used them to acquire and re-develop properties across the U.S. Mr. Galvin holds a Bachelor of Science in Accounting from LeMoyne College and a Master’s Degree in Social Policy from Fordham University. He was formerly an adjunct professor at Fordham University’s Graduate School of Welfare. Mr. Galvin previously served for 10 years on the Sisters of Charity Healthcare System Advisory Board

and six years on the board of directors of SentiCare, Inc. In 2011, the Council of Churches of New York recognized Mr. Galvin with an Outstanding Business Leadership Award. Mr. Galvin’s pertinent experience, qualifications, attributes, and skills include his managerial experience and the knowledge and experience he has attained in the real estate industry.

Mahesh Shetty was appointed as a director of the Company on July 1, 2016 by HCI and as Chief Financial Officer on July 29, 2016. From December 2015 to December 2016, Mr. Shetty served as the Chief Restructuring Officer and Chief Financial Officer for PFO Global, Inc., an innovative manufacturer and commercial provider of advanced prescription lenses. From 2008 to 2015, Mr. Shetty served as the Partner, Chief Operating Officer, and Chief Financial Officer at Encore Enterprises, a private equity real estate firm with over $750 million in assets. He had management oversight and responsibility for all of Encore Enterprise’s finance, risk management, human resources, and technology. Prior to joining Encore Enterprises, Mr. Shetty was the Chief Financial Officer of North American Technologies Group, Inc., a Nasdaq-listed manufacturing company focused on the transportation industry. Mr. Shetty began his career at PricewaterhouseCoopers LLP and has served in executive finance and operational leadership roles with Fortune 500 and mid-size private and public companies in the manufacturing, technology, and service industries. He earned a bachelor’s degree majoring in banking, economics, and accounting and a French minor from Osmania University, India and received his Master of Business Administration (“MBA”), summa cum laude, from the University of Texas at Dallas. He is a Certified Public Accountant (“CPA”), a Certified Information Technology Professional, a Chartered Global Management Accountant, and a Fellow Chartered Accountant (“FCA”). Mr. Shetty serves on the board and is the treasurer of Mothers Against Drunk Driving, serves on the Board of Financial Executives International, Dallas Chapter, the largest chapter in the U.S., and as chairman of the U.S. India Chamber of Commerce, Dallas-Fort Worth. He also serves on the board of EZlytix, a private cloud-based business intelligence software company, and on the board of BIG Logistics, a private logistics company. Mr. Shetty’s pertinent experience, qualifications, attributes, and skills include expertise in finance, strategy, technology and operations.

Stevan Armstrong was appointed as the Company’s President and Chief Operating Officer upon consummation of the Merger on November 4, 2011. Mr. Armstrong served as a director of the Company from November 4, 2011 until July 1, 2016. Mr. Armstrong is a founder of SGBlocks, LLC. Mr. Armstrong has served as the President and Chief Operating Officer of SGB and its predecessor entity since April 2009 and as a director of SGB and its predecessor entity since January 2007. From 2003 until fully phasing out in March 2010, he was a minority partner (owner) and Chief Construction Officer for Stratford Companies, a large senior housing development group, where he had complete responsibility for all engineering, design construction, and commissioning of over $250,000,000 of facilities over a three-year period. Prior to that, he was the Executive Vice President for Operations of Hospital Affiliates Development Corp., a proprietary health care company specializing in the development of healthcare and senior care projects both domestically and internationally. Mr. Armstrong managed the design and construction of healthcare and elderly care housing projects in 40 states and 16 foreign countries with overall responsibility for operations. His background includes structural design engineering for large-scale healthcare projects, project scheduling, and management of development of construction budgets. He spent much of his early career working on-site as a field engineer and construction specialist. Mr. Armstrong served 30 years on active and reserve duty as a Civil Engineering Corps Officer for the U.S. Navy, retiring as Assistant Chief of Staff for Operations for the Atlantic Seabees (Navy Construction Battalions) both Active and Reserve based out of Norfolk, Virginia, with 8,000 engineering and construction troops reporting to headquarters. Mr. Armstrong was responsible for their operations both in the U.S. and worldwide. Mr. Armstrong holds a Bachelor of Architectural Engineering from Pennsylvania State University and a Master’s in Engineering from George Washington University. Mr. Armstrong brings extensive design, construction, and engineering expertise to the Company and his pertinent experience, qualifications, attributes, and skills include real estate and development expertise.

Sean McAvoy was appointed as a director of the Company on July 1, 2016 by HCI. Sean is a founding member of Hillair Capital Management, LLC (“HCM”) and its affiliated funds since 2010. He has over 20 years of experience in structuring and negotiating transactions, primarily in the public markets. Between 1996 and 2008, Mr. McAvoy was a member of the mergers and acquisitions, private equity, and corporate finance practices at Jones Day, an international law firm, where he served as a founding partner of the firm’s Silicon Valley office from 2002 to 2008. At Jones Day, Mr. McAvoy represented public companies and their boards of directors, as well as financial sponsors, in domestic and cross-border mergers and acquisitions, auctioned dispositions, unsolicited and negotiated tender offers, leveraged buyouts, including going-private transactions, and leveraged recapitalizations. Mr. McAvoy also counseled boards of directors and senior management regarding corporate governance, fiduciary duty, takeover preparedness, and disclosure obligations. Prior to his corporate legal career, Mr. McAvoy served as a legislative aide to Senator William S. Cohen and as a Professional Staff Member of the U.S. Senate Governmental Affairs Committee. Mr. McAvoy also served as a special counsel and senior staff member on Senator John McCain’s 2008 presidential campaign. Currently, Mr. McAvoy serves on the board of The Orvis Company, Inc., a specialty retailer and sporting goods company, and on the board of the Pacific Research Institute, a California-based free-market think tank. Mr. McAvoy is an honors graduate of Williams College and earned advanced degrees at the London School of Economics and Political Science, where he was an Alumni and Friends of the London School of Economics Scholar, and Georgetown University Law School. Mr. McAvoy’s pertinent experience, qualifications, attributes, and skills include expertise in finance, strategy, and corporate law.

Christopher Melton was appointed as a director of the Company upon consummation of the Merger on November 4, 2011. Mr. Melton is Principal and co-founder of Callegro Investments. Callegro Investments is a specialist land investor investing in the southeastern U.S. Mr. Melton has served on the board of directors of World Education and Development Fund, a non-profit organization that focuses on education for underprivileged children in Latin America, since 2008. From 2000 to 2008, Mr. Melton was a Portfolio Manager for Kingdon Capital Management (“Kingdon”) in New York City, where he ran an $800 million book in media, telecom, and Japanese investment. Mr. Melton opened Kingdon’s office in Japan, where he set up a Japanese research company. From 1997 to 2000, Mr. Melton served as a Vice President at JPMorgan Investment Management as an equity research analyst, where he helped manage $500 million in REIT funds under management. Mr. Melton was a Senior Real Estate Equity Analyst at RREEF Funds in Chicago from 1995 to 1997. RREEF Funds is the real estate investment management business of Deutsche Bank’s Asset Management division. Mr. Melton earned a Bachelor of Arts (“B.A.”) in Political Economy of Industrial Societies from the University of California, Berkeley in 1995. Mr. Melton earned Certification from University of California, Los Angeles’s Anderson Director Education Program in 2014. Mr. Melton’s pertinent experience, qualifications, attributes, and skills include financial literacy and expertise, managerial experience and the knowledge and experience he has attained through his services as a director of various companies and his personal real estate investment and development activities.

Neal Kaufman was appointed as a director of the Company on July 1, 2016 by HCI. Mr. Kaufman is a founding member of HCM since 2010. He has over 15 years of operating experience with large and small publicly-traded companies and also has significant experience supporting financing activities. Mr. Kaufman opened the West Coast operations for Ardour Capital Investments, LLC, an investment bank wholly focused on the clean technology sector. Before that, he was the Chief Executive Officer of American TieTek LLC. Mr. Kaufman also held various senior management positions at 3Com Corporation and worked for the internet arm of NBC Television. He began his career at McKinsey & Co., working in the U.S., Europe, and South America. Mr. Kaufman has a B.A. in economics, magna cum laude, from Harvard College, a Master’s from Stanford University, and an MBA from Harvard Business School, where he was a Baker Scholar. Mr. Kaufman’s pertinent experience, qualifications, attributes, and skills include expertise in finance, strategy, and operations.

Balan R. Ayyar was appointed as a director of the Company on January 30, 2017. General Ayyar is the founder and CEO of Percipient.ai, a Silicon Valley advanced analytics firm providing artificial intelligence, machine learning, and computer vision for U.S. national security missions since January 2017. In 2016, he was named the President and Chief Executive Officer of Sevatec, Inc., an IT solutions firm specializing in cyber, data science, cloud engineering, and system integration across national security missions, where he had worked as the Chief Operating Officer since 2014. Before joining the private sector, General Ayyar served as the Commanding General of Combined Joined Interagency Task Force 435 in Kabul, Afghanistan, beginning in 2013. Prior to that, General Ayyar led the U.S. Air Force Recruiting Service. He served in four combatant commands, as the military assistant to the Secretary of Defense, and as a White House Fellow. General Ayyar has received a number of awards and decorations for his service, including a Bronze Star, an Air Force Commendation Medal, and a Presidential Service Badge. He is a member of the Council on Foreign Relations and serves on the board of directors of Fairfax Futures, an early childhood education non-profit partnership. General Ayyar has a Bachelor of Science in international affairs from the U.S. Air

Force Academy, Master’s degrees from Maxwell Air Force Base, Alabama, Auburn University, and the Industrial College of the Armed Forces, National Defense University in Washington, D.C. General Ayyar’s pertinent experience, qualifications, attributes, and skills include his extensive leadership experience and technology background.

A. Richard Moore, Jr. joined the Board on February 2, 2017. Mr. Moore is an independent management consultant. From February 2013 through September 2016, he was managing director for non-bank activities of Strategic Growth Bank Incorporated (“Strategic Growth”) in El Paso, Texas, focusing on Strategic Growth’s mortgage activities and new business initiatives. From November 2004 through December 2012, prior to joining Strategic Growth, Mr. Moore held various positions with Verde Realty, a Maryland REIT with headquarters in El Paso and Houston, including Executive Vice President, Chief Financial Officer, and Corporate Secretary. Prior to that, Mr. Moore spent 16 years in the Real Estate Department of the Investment Banking Division of Goldman, Sachs & Co., where he developed and led the firm’s sale/leaseback business and later headed the firm’s REIT banking activities. Mr. Moore has been a guest lecturer on real estate finance and the REIT structure at Columbia University, New York University, and Southern Methodist University. He currently serves as director and chairman of the Audit Committee of Guardian Mortgage Company, Inc., in Dallas, Texas, and an advisory trustee of Borderplex Realty Trust. He is also a director and chairman of the Investment Committee for the Paso del Norte Health Foundation and a director of the Paso del Norte Charitable Foundation. Mr. Moore holds a B.A. and Master of Divinity from Southern Methodist University and an MBA from the Harvard Business School. Mr. Moore’s pertinent experience, qualifications, attributes, and skills include his extensive background in real estate development.

Board of Directors

We currently have seven directors. Our Amended and Restated By-laws (the “By-laws”) provide that the authorized number of directors shall be fixed, from time to time, by resolution of the directors.

Each executive officer is elected by and serves at the discretion of the Board. Each of our executive officers and directors, other than non-employee directors, devotes all or substantially all of his or her full time to our affairs. There are no family relationships among any of our directors or officers.

Our Board has considered the relationships of all directors and, where applicable, the transactions involving them described below under “Certain Relationships and Related Person Transactions.” Based upon this consideration, our board of directors determined that each of Mr. Melton, General Ayyar, and Mr. Moore does not have any relationship which would interfere with the exercise of independent judgment in carrying out his or her responsibility as a director and that each of them qualifies as an independent director under the applicable rules of the Nasdaq Stock Market.

Board Representation and Board Observer Rights

In connection with the Plan, Frank Casano and Marc Nuccitelli entered into letter agreements with the Company, pursuant to which each of Messrs. Casano and Nuccitelli is entitled to invite a single representative to attend all meetings of the Board in a nonvoting observer capacity. These board observer rights for each individual terminate and become of no further force or effect upon the earlier of (i) the date when such individual no longer owns, together with certain affiliates, at least 10% of voting equity of the Company on a fully diluted basis (excluding the Exit Financing (as defined in the Plan), unless and until converted into equity), or (ii) upon a Change of Control (as defined in the board observer letter agreements). See “Transactions with Related Persons — Transactions with Frank Casano” and “Transactions with Related Persons — Transactions with Dillon Hill Capital, LLC.”

Board Leadership Structure and Board’s Role in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including those described under “Risk Factors.” Our Board is actively involved in oversight of risks that could affect us. This oversight is conducted primarily through Board committees, as disclosed in the descriptions of each of the committees below, but the full Board of Directors has retained responsibility for general oversight of risks. Our Board satisfies this responsibility through reports by each committee regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company. Our Board believes that full and open communication between management and the Board of Directors is essential for effective risk management and oversight.

Board Committees

Our Board has established the Audit Committee and the Compensation Committee, each of which operates pursuant to a separate charter adopted by our Board of Directors. Following the completion of this offering, a copy of each committee’s charter will be posted on the Corporate Governance section of our website, which is located at www.sgblocks.com. Such documents will also be available, without charge, upon written request to our corporate secretary at SG Blocks, Inc., 195 Montague Street, 14th Floor, Brooklyn, NY 11201.

The composition and functioning of all of our committees will comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, the Nasdaq Stock Market, and SEC rules and regulations, except that, with respect to the majority independent board and compensation committee independence requirements, we will rely upon the phase-in rules of the Nasdaq Stock Market and the SEC, based on our status as a company emerging from bankruptcy, as further described below.

Audit Committee

Mr. Melton, General Ayyar, and Mr. Moore currently serve on our Audit Committee. Mr. Melton serves as the chair of the Audit Committee. Our Board has determined that each member of the Audit Committee is independent under the rules of the Nasdaq Stock Market and Rule 10A-3 of the Exchange Act. Mr. Melton qualifies as an “audit committee financial expert” for purposes of the Exchange Act.

Our Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, our Audit Committee:

•      is responsible for the appointment, compensation, and retention of our independent auditors and reviews and evaluates the auditors’ qualifications, independence, and performance;

•      oversees our auditors’ audit work and reviews and pre-approves all audit and non-audit services that may be performed by them;

•      reviews and approves the planned scope of our annual audit and discusses with the auditors those matters required to be discussed by Auditing Standard No. 16 — Communications with Audit Committees;

•      monitors the rotation of partners of the independent auditors on our engagement team as required by law;

•      reviews our financial statements and discusses with management and our independent auditors the results of the annual audit and the review of our quarterly financial statements;

•      reviews our critical accounting policies and estimates;

•      oversees the adequacy of our accounting and financial controls;

•      annually reviews the Audit Committee charter and the Audit Committee’s performance;

•      reviews and approves all related-party transactions; and

•      establishes and oversees procedures for the receipt, retention, and treatment of complaints regarding accounting, internal controls, or auditing matters and oversees enforcement, compliance, and remedial measures under our Code of Ethics.

Compensation Committee

Messrs. McAvoy, Kaufman, Melton and Moore currently serve on our Compensation Committee. Mr. Moore serves as the chair of the Compensation Committee.

Under the applicable rules of the Nasdaq Stock Market, a company listing following its emergence from bankruptcy is permitted to phase-in its compliance with the independent compensation committee requirements, such that (1) the committee has one independent member at the time of listing, (2) a majority of independent members within 90 days of listing, and (3) all independent members within one year of listing.

The Compensation Committee’s responsibilities include:

•         annually reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer and evaluating the performance of our chief executive officer in light of such corporate goals and objectives;

•         determining the compensation of our chief executive officer and reviewing and approving the compensation of our other executive officers;

•         appointing, compensating, and overseeing the work of any compensation consultant, legal counsel, or other advisor retained by the Compensation Committee;

•         conducting the independence assessment outlined in Nasdaq rules with respect to any compensation consultant, legal counsel, or other advisor retained by the Compensation Committee;

•         annually reviewing and reassessing the adequacy of the Compensation Committee charter in compliance with the listing requirements of the Nasdaq Stock Market;

•         reviewing and establishing our overall management compensation, philosophy, and policy;

•         reviewing and approving our policies and procedures for the grant of equity-based awards;

•         reviewing and discussing with management the compensation discussion and analysis that may be required from time to time to be included in our annual proxy statement or Annual Report on Form 10-K, if applicable;

•         reviewing and discussing with the Board of Directors corporate succession plans for the chief executive officer and other key officers;

•         overseeing and administering our employment agreements, severance arrangements, compensation, welfare, benefit, and pension plans and similar plans; and

•         reviewing and making recommendations to the Board of Directors with respect to director compensation.

Compensation Committee Interlocks and Insider Participation

During 2016, no officer or employee served as a member of our Compensation Committee. None of our executive officers currently serve, or in the past year has served, as a member of the compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee or as a director of any entity that has one or more executive officers serving on our Compensation Committee.

Nominating and Corporate Governance Committee

We do not have a standing nominating and corporate governance committee. In accordance with Rule 5605(e)(2) of the Nasdaq Rules, a majority of the Company’s independent directors may recommend a director nominee for selection by the Board. The Board believes that the independent directors can sufficiently carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The Board will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to the Board should follow the procedures set forth in our By-laws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Code of Ethics

We have adopted a Code of Ethics that applies to our employees, our President, Vice President, Chief Executive Officer, and Chief Financial Officer. We will provide, without charge, a copy of the Code of Ethics on the written request of any person addressed to our Chief Financial Officer at SG Blocks, Inc., 195 Montague Street, 14th Floor, Brooklyn, NY 11201. Following the completion of this offering, a current copy of the Code of Ethics will be posted on the Corporate Governance section of our website, which is located at www.sgblocks.com. If we make any substantive amendments to or grant any waivers from the Code of Ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND
DIRECTOR INDEPENDENCE

Transactions with Related Persons

Transactions with Frank Casano

On April 10, 2014, the Company entered into an Exchange Agreement with certain of the holders of its existing Senior Convertible Debentures, including Mr. Casano. Under the terms of the Exchange Agreement, $448,000 in an 8% Original Issue Discount Senior Secured Convertible Debenture (“OID Debenture”), due July 1, 2014 and purchased by Mr. Casano for a subscription price of $400,000, was exchanged for (a) a new 8% OID Debenture due April 1, 2016, in the principal amount of $510,720 (the “Casano 2014 Debenture”) and (b) a common stock purchase warrant to purchase up to 2,042,880 shares of Common Stock for $0.275 per share, subject to adjustments upon certain events (the “2014 Warrant”). The initial conversion price for the Casano 2014 Debenture is $0.25 per share, subject to adjustments upon certain events, as set forth in the Casano 2014 Debenture. Mr. Casano also owned a common stock purchase warrant (the “2013 Warrant”) to purchase up to 1,041,861 shares of Common Stock for $0.4488 per share, subject to adjustments upon certain events. Entry into the Exchange Agreement triggered the anti-dilution provisions in the 2013 Warrant, which reset the exercise price under the 2013 Warrant at $0.25 per share and increased the number of shares issuable upon exercise of the 2013 Warrant to 1,792,000 shares. All warrants and debentures owned by Mr. Casano were cancelled upon the Company’s emergence from bankruptcy and all outstanding debt was converted into preferred stock. Mr. Casano’s preferred stock will be converted into common stock prior to this offering.

Effective March 27, 2015, Mr. Casano resigned as a member of the Board of Directors of the Company. As of May 31, 2017, he owns 8.1% of our common stock.

Mr. Casano is a current board observer. See “Directors, Executive Officers, and Corporate Governance — Board Representation and Board Observer Rights.”

Transactions with Dillon Hill Capital, LLC

As of May 31, 2017, Dillon Hill Capital, LLC (“Dillon Hill”) owns 13.6% of our common stock. On April 10, 2014, the Company entered into a Securities Purchase Agreement, pursuant to which the Company sold, for a subscription price of $825,000, an OID Debenture to Dillon Hill in the principal amount of $1,140,000, with a maturity date of April 1, 2016. This OID Debenture was cancelled upon the Company’s emergence from bankruptcy, and all outstanding debt was converted into preferred stock. Dillon Hill’s preferred stock will be converted into common stock prior to this offering.

Dillon Hill has appointed Marc Nuccitelli as a board observer. See “Directors, Executive Officers, and Corporate Governance — Board Representation and Board Observer Rights.”

Transactions with Hillair Capital Investments L.P.

On June 30, 2016, the Company entered into a Securities Purchase Agreement, pursuant to which the Company sold to HCI, for a subscription price of $2,000,000, the June 2016 OID in the principal amount of $2,500,000, with a maturity date of June 30, 2018.

On November 17, 2016, the Company entered into a Securities Purchase Agreement, pursuant to which the Company sold for a subscription price of $750,000 an OID Debenture to HCI in the principal amount of $937,500, with a maturity date of June 30, 2018 (the “November 2016 OID” and, together with the June 2016 OID, the “2016 OID Debentures”).

The 2016 OID Debentures are convertible at HCI’s option at any time in whole or in part into shares of New Common Stock at a ratio of one share for every $3.75 of debt. Simultaneously with the effective date of the Company’s offering, 50% of the 2016 OID Debentures will convert into 458,334 shares of common stock to be issued to HCI. These shares will be subject to lock-up restrictions for 180 days after the date of this prospectus as described elsewhere herein.

Upon a payment default, a breach of a representation, warranty, or covenant, a change in control transaction, a fundamental transaction, or any other event of default, at HCI’s election, the entire amount of the 2016 OID Debentures at the mandatory default amount will become due and, until paid in full, any outstanding amounts will bear interest at the lesser of 18% or the maximum rate permitted by law. The “mandatory default amount” is the greater of 130% of the outstanding principal amount of the 2016 OID Debentures or a formula price reflecting the fair market value of the number of shares of common stock of the Company into which the outstanding principal amount of the 2016 OID Debentures could be converted, in either case plus all other amounts, costs, expenses, and liquidated damages due in respect of the 2016 OID Debenture. The 2016 OID Debentures are secured by a first-priority lien and security interest on all of the Company’s assets pursuant to the Security Agreement, dated as of the Effective Date. The Guarantee Agreement entered into by SG Building on the Effective Date in favor of HCI also unconditionally guarantees the obligations and indebtedness owed to HCI under the 2016 OID Debentures. The Company may not prepay any portion of the principal amount of the 2016 OID Debentures without the prior written consent of HCI. In February 2017, HCI agreed to the prepayment of the remaining balance of the 2016 OID Debentures from the proceeds of the Company’s offering of common stock pursuant to this Registration Statement.

As of May 31, 2017, HCI owns 59.0% of our common stock (assuming conversion of 50% of the 2016 OID Debentures).

For transactions with HCI related to the Bankruptcy Proceedings, see “Our Emergence From Bankruptcy.”

Indemnification of Officers and Directors

We have entered into indemnification agreements with each of our current executive officers and directors. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us and to advance expenses reasonably incurred as a result of any proceeding against them as to which they could be indemnified. Additionally, we may enter into indemnification agreements with any future directors or executive officers.

Policies and Procedures for Related Party Transactions

Our Board of Directors will adopt a formal written policy, to be in effect upon the completion of this offering, providing that our Audit Committee will be responsible for reviewing “related party transactions,” which are transactions in which: (i) we are or will be a participant; (ii) the aggregate amount involved exceeds or may be expected to exceed $120,000 or such lower threshold as our Audit Committee may determine; and (iii) a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person will be defined as a director, nominee for director, executive officer, or greater than 5% beneficial owner of our common stock and their immediate family members. Under this policy, all related party transactions may be consummated or continued only if approved or ratified by our Audit Committee. In reviewing and approving any such transactions, our Audit Committee will be tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction.

Director Independence

See “Directors, Executive Officers, and Corporate Governance” for a discussion of our independent directors and their committee memberships.

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program offered to our named executive officers. For 2016, our named executive officers were:

•         Paul M. Galvin, our Chief Executive Officer;

•         Stevan Armstrong, our President and Chief Operating Officer; and

•         Mahesh Shetty, our Chief Financial Officer.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2016 and 2015.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Paul M. Galvin	2016	155,000		—	139,285	—	294,285
Chief Executive Officer	2015	216,333		—	—	—	216,333

Stevan Armstrong President and Chief	2016	114,167		—	54,509	—	168,676
Operating Officer	2015	102,167		—	—	—	102,167

Mahesh Shetty	2016	97,500	(2)	—	43,894	—	141,394
Chief Financial Officer	2015	—		—	—	—	—

____________

(1)      Represents the aggregate grant date fair value of stock options granted to the named executive officers in the applicable year computed in accordance with Accounting Standards Codification “Topic 718 — Compensation — Stock Compensation” (“ASC Topic 718”), excluding the effect of estimated forfeitures. For a description of the assumptions used in valuing these awards, see “Note 3 — Summary of Significant Accounting Policies” to our consolidated financial statements included elsewhere in this prospectus. For Messrs. Galvin and Shetty, a portion of the amount listed in the Option Awards column for 2016 relates to options to purchase 13,334 shares, which were received as compensation for serving on the Board of Directors.

(2)      Amount reflects payments of $97,500 to RSM Advisors, Inc. (“RSM”), a financial consulting business of which Mr. Shetty is the principal.

Narrative Disclosure to Summary Compensation Table

Following is a brief summary of each core element of the compensation program for our named executive officers.

Base Salary

We provide competitive base salaries that are intended to attract and retain key executive talent. Base salary levels depend on the executive’s position, responsibilities, experience, market factors, recruitment and retention factors, internal equity factors, and our overall compensation philosophy. In 2014, the Board approved and set an annual base salary for Messrs. Galvin and Armstrong at $216,333 and $102,167, respectively, for the fiscal year ending December 31, 2015. In 2015, the Board set an annual base salary for Messrs. Galvin, Armstrong, and Shetty at $155,000, $114,167 and $97,500, respectively, for the fiscal year ending December 31, 2016.

Stock Options

We generally offer stock options to our key employees, including our named executive officers, as the long-term incentive component of our compensation program. Our stock options generally allow key employees to purchase shares of our common stock at a price per share equal to the fair market value of our common stock on the date of grant, as determined by our Board of Directors, and may be intended to qualify as “incentive stock options” under the Internal Revenue Code.

No stock options were granted during the year ending December 31, 2015. On November 1, 2016, our Board of Directors granted Messrs. Galvin, Armstrong, and Shetty options to purchase 98,273, 43,677 and 21,839 shares of our post-reverse stock split common stock, respectively. With respect to Mr. Galvin, these options vested as to 43,676 of the shares on the grant date, and the remainder will vest as to 18,199 shares on each of the first, second, and third anniversaries of the grant date. With respect to Mr. Armstrong, these options vested as to 21,839 of the shares on the grant date, with the remainder to vest as to 10,919 shares on each of the first and second anniversaries of the grant date. With respect to Mr. Shetty’s option grant, 10,919 of the options vested on the grant date and the remaining 10,920 options vested on the filing date of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

On November 1, 2016, our Board of Directors granted Messrs. Galvin and Shetty options to purchase 13,334 shares of the Company’s common stock as part of their compensation for serving on the Board of Directors. Each of these options vest and become exercisable in equal quarterly installments of 3,334 shares on the last day of each fiscal quarter following the grant date until such options are 100% vested.

On November 1, 2016, SGB also granted each of Messrs. McAvoy, Kaufman, and Melton options to purchase 16,667 shares of common stock in connection with their service on the Board of Directors. Each of these options vests and becomes exercisable in equal quarterly installments of 4,167 shares on the last day of each fiscal quarter following the grant date until such options are 100% vested. Messrs. Kaufman and McAvoy subsequently assigned 33,334 of such options to HCI in December 2016.

On January 30, 2017, the Board granted 186,309 shares of common stock to certain key employees, which options vest in equal quarterly installments over a period of two years after the grant date. In addition, the Board granted these individuals options to purchase, in the aggregate, 61,034 shares of common stock in connection with the Company’s emergence from bankruptcy in 2016, which options vested in full on the grant date.

On March 10, 2017, we granted each of A. Richard Moore and Balan Ayyar options to purchase 16,667 shares of common stock in connection with their service on the Board of Directors. Each of these options vests and becomes exercisable in equal quarterly installments of 4,167 shares on the last day of each fiscal quarter following the grant date until such options are 100% vested.

On March 10, 2017, our Board of Directors granted Messrs. Galvin and Shetty options to purchase an aggregate of 317,871 shares of common stock in connection with the public offering of common shares pursuant to this Registration Statement on Form S-1 (the “Offering Options”). Each of the options vest and become exercisable based on the achievement of certain performance thresholds.

The stock options vest on an accelerated basis in the event of (i) death or disability or (ii) a termination without cause or a resignation for good reason, in either case within two years after a change in control. In addition, all of the options granted to Messrs. Galvin and Shetty on or before January 30, 2017 vest on an accelerated basis in the event that either Mr. Galvin or Mr. Shetty is terminated by the Company without “Cause”, as defined in each of their employment agreements.

In accordance with the Plan, all stock options granted prior to June 30, 2016 were cancelled. See “Market for Common Equity and Related Stockholder Matters — SGB Stock Incentive Plan.”

Employment Agreements

The following discussion relates to compensation arrangements on behalf of, and compensation paid by our Company to, Messrs. Galvin, Armstrong and Shetty pursuant to the terms of their employment agreements with the Company:

Paul M. Galvin

We employ Mr. Galvin, our Chief Executive Officer and Chairman of the Board of Directors, pursuant to a two-year employment agreement, effective January 1, 2017, which provides for base compensation in the amount of $240,000 per year and incentive compensation at the discretion of our Board of Directors. Mr. Galvin was granted 77,014 options in connection with his employment and 19,800 options in connection with his performance and the Company’s performance since our emergence from bankruptcy in June 2016. Mr. Galvin is also eligible to receive options to purchase 185,425 shares of common stock granted in connection with the public offering of common shares pursuant to this Registration Statement on Form S-1. The agreement further provides for the payment of severance compensation in the amount of equal to the greater of (i) the remainder of his base annual salary or (ii) one year of the his base annual salary if terminated by the Company other than for “Cause,” as defined therein. In addition, Mr. Galvin’s outstanding options granted on or before January 30, 2017 become immediately vested and exercisable in full if his employment is terminated by the Company without Cause (as defined therein).

Stevan Armstrong

We employ Mr. Armstrong, our President and Chief Operating Officer, pursuant to a two-year employment agreement, effective January 1, 2017, which provides for base compensation in the amount of $140,000 per year and incentive compensation at the discretion of our Board of Directors. Mr. Armstrong was granted 21,281 options in connection with his employment and 13,200 options in connection with his performance and the Company’s performance since our emergence from bankruptcy in June 2016. The agreement further provides for the payment of severance compensation equal to one year of his base annual salary if terminated by the Company during the initial term of his employment agreement other than for “Cause,” as defined therein. In addition, Mr. Armstrong’s outstanding options become immediately vested and exercisable in full if his employment is terminated by the Company without Cause or by Mr. Armstrong for “Good Reason,” as defined therein, within two years after a “Change in Control” (as defined in the Company’s Stock Incentive Plan).

Mahesh Shetty

We employ Mr. Shetty, our Chief Financial Officer, pursuant to a two-year employment agreement, effective January 1, 2017, which provides for base compensation in the amount of $180,000 per year and incentive compensation at the discretion of our Board of Directors. Mr. Shetty was granted 55,838 options in connection with his employment and 13,200 options in connection with his performance and the Company’s performance since our emergence from bankruptcy in June 2016. Mr. Shetty is also eligible to receive options to purchase 132,446 shares of common stock granted in connection with the public offering of common shares pursuant to this Registration Statement on Form S-1. The agreement further provides for the payment of severance compensation equal to one year of his base annual salary if terminated by the Company other than for “Cause,” as defined therein. In addition, Mr. Shetty’s outstanding options granted on or before January 30, 2017 become immediately vested and exercisable in full if his employment is terminated by the Company without Cause (as defined therein).

Shetty Consulting Agreement

Effective July 1, 2016, we entered into a consulting agreement (the “Shetty Agreement”) with Mr. Shetty and RSM, which provides for certain consulting services to be provided by RSM and for Mr. Shetty to serve as our Chief Financial Officer from July 27, 2016 unless the Shetty Agreement is terminated for “Cause” (as defined in the Shetty Agreement). The Shetty Agreement provides that Mr. Shetty will be paid $10,000 per month and for Mr. Shetty will receive options to purchase 21,839 shares of Company common stock at fair market value on the grant date ($3.00), one-half of which vested on the grant date and the remaining one-half of which vested upon the filing the Company’s Annual Report for the year ended December 31, 2016 on February 21, 2017. The Shetty Agreement terminated in connection with the 2017 employment agreement between Mr. Shetty and the Company, as described above.

Retirement, Health, Welfare, and Additional Benefits

Messrs. Galvin, Shetty and Armstrong are eligible to participate in our employee benefit plans and programs, including medical benefits, flexible spending accounts, short- and long-term disability and life insurance, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans. Messrs. Galvin, Shetty and Armstrong are also eligible to participate in a tax-qualified 401(k)

defined contribution plan to the same extent as our other full-time employees. Currently, we do not match contributions made by participants in the 401(k) plan or make other contributions to participant accounts.

Outstanding Equity Awards at Fiscal Year End

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Paul M. Galvin	11/1/2016	43,676	54,597	(1)	3.00	10/31/2026
	11/1/2016	3,334	10,000	(2)	3.00	10/31/2026

Stevan Armstrong	11/1/2016	21,839	21,838	(1)	3.00	10/31/2026

Mahesh Shetty	11/1/2016	10,919	10,920	(1)	3.00	10/31/2026
	11/1/2016	3,334	10,000	(2)	3.00	10/31/2026

____________

(1)      With respect to Mr. Galvin, 18,199 of the remaining option shares vest on each of the first, second, and third anniversaries of the grant date. With respect to Mr. Armstrong, 10,919 of the remaining option shares vest on the first and second anniversaries of the grant date. With respect to Mr. Shetty, 10,920 option shares vested on February 21, 2017, the filing date of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

(2)      These option shares vest in equal quarterly installments on the last day of each fiscal quarter following the date of grant.

Compensation of Directors

Our director compensation program is designed to attract and retain highly qualified directors and align their interests with the long-term interests of our shareholders.

Director Compensation Table

The table below summarizes the compensation paid by us to directors for the fiscal year ended December 31, 2016.

Name	Option Awards ($)(1)	Fees Earned or Paid in Cash ($)	Total ($)
J. Scott Magrane+	—	—	—
Christopher Melton	50,000	—	50,000
Joseph Tacopina+	—	—	—
Paul M. Galvin			(2)
Stevan Armstrong+			(2)
Brian Wasserman+	—	—	—
Jennifer Strumingher+	—	—	—
Mahesh Shetty			(2)
Neal Kaufman	50,000		50,000
Sean McAvoy	50,000		50,000

____________

+        Resigned as a member of the Board of Directors effective July 1, 2016.

(1)      Represents the aggregate grant-date fair value of stock options granted to the non-employee directors in 2016 computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. For a description of the assumptions used in valuing these awards, see “Note 3 — Summary of Significant Accounting Policies” to our consolidated financial statements included elsewhere in this prospectus. As of December 31, 2016, each of Messrs. Melton, Kaufman and McAvoy held options to purchase 16,667 shares of our post-reverse stock split common stock. These option shares vest in equal quarterly installments on the last day of each fiscal quarter following the date of grant. Messrs. Kaufman and McAvoy assigned each of their options to purchase 16,667 shares of post-reverse split common stock to HCI in December 2016.

(2)      The compensation arrangements for Messrs. Galvin, Armstrong and Shetty are disclosed in the Summary Compensation Table above in “— Summary Compensation Table.”

We also reimburse the directors for reasonable travel expenses incurred in connection with their activities on the Company’s behalf.

Risk Oversight

Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk management oversight role, the Board has the responsibility to satisfy itself that the risk management processes implemented by management are adequate and functioning as designed. As a critical part of this risk management oversight role, the Board encourages full and open communication between management and the Board. The Company’s Chairman and CEO meets periodically with the President and other members of management to discuss strategy and risks facing the Company. Senior management attends Board meetings and is available to address any questions or concerns raised by the Board on risk management-related and other matters. The Board periodically receives presentations and reports from senior management on strategic matters involving the Company’s operations to enable it to understand the Company’s risk identification, management, and mitigation strategies.

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in areas of financial risk, internal controls, and compliance with legal and regulatory requirements. The Compensation Committee assists the Board in overseeing risk management in the areas of compensation policies and programs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth the number of shares of common stock beneficially owned as of May 31, 2017 by (i) those persons or groups known to beneficially own more than 5% of Company common stock; (ii) each current director and executive officer of the Company; and (iii) all executive officers and directors as a group. The information is determined in accordance with Rule 13d-3 promulgated under the Exchange Act. Except as indicated below, the stockholders listed possess sole voting and investment power with respect to their shares. Except as otherwise indicated in the table below, the business address of each individual or entity is 195 Montague Street, 14th Floor, Brooklyn, NY 11201.

Name of Beneficial Owner	Number of Shares Beneficially Owned Prior to This Offering(1)	Number of Shares Beneficially Owned After This Offering(1)	Percentage of Shares Beneficially Owned Prior to This Offering(2)	Percentage of Shares Beneficially Owned After This Offering(3)
5% or Greater Stockholders

Hillair Capital Investments LP(9)	1,609,288	1,609,288	59.0%	34.8%
Frank Casano(10)	221,312	221,312	8.1%	4.8%
Dillon Hill Capital LLC(11)	370,500	370,500	13.6%	8.0%

Directors and Named Executive Officers

Paul Galvin(4)(6)	102,875	102,875	3.8%	2.2%
Christopher Melton(4)(8)	13,856	13,856	* %	* %
Neal Kaufman(4)	—	—	* %	* %
Mahesh Shetty(4)(5)	58,999	58,999	2.2%	1.3%
Sean McAvoy(4)(9)	1,609,288	1,609,288	59.0%	34.8%
Stevan Armstrong(4)(7)	52,484	52,484	1.9%	1.1%
Balan R. Ayyar(4)(12)	8,334	8,334	* %	* %
A. Richard Moore, Jr.(4)(12)	8,334	8,334	* %	* %
All executive officers and directors as a group (10 persons)	1,907,003	1,907,003	70.0%	41.2%

____________

*         Less than 1%.

(1)      Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person. Also includes options, warrants and rights to acquire shares of common stock within 60 days of May 31, 2017 and assumes the conversion into common stock of all convertible preferred stock owned by an entity or individual. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(2)      Based on 2,725,399 shares of voting securities of the Company outstanding on May 31, 2017, consisting of: (i) 163,901 shares of post-reverse stock split common stock; (ii) 1,801,670 shares of post-reverse stock split convertible preferred stock; (iii) exercisable options to purchase 301,494 shares of common stock outstanding; (iv) 333,334 shares of common stock issuable upon conversion of the Company’s Original Issue Discount Senior Convertible Debenture issued on June 30, 2016; and (v) 125,000 shares of common stock issuable upon conversion of the Company’s Original Issue Discount Senior Convertible Debenture issued on November 17, 2016.

(3)     Based on 4,623,905 shares of common stock, consisting of (i) 163,901 shares of common stock outstanding as of May 31, 2017; (ii) 1,801,670 common shares to be issued upon conversion of the Company’s convertible preferred stock; (iii) 458,334 shares issuable upon conversion of 50% of the Company’s outstanding debentures; and (iv) an assumed 2,200,000 shares of our common stock that will be issued by us in this offering. The percentage of shares beneficially owned after the offering assumes no exercise of (i) the underwriter’s over-allotment option to purchase an additional 330,000 shares of our common stock and (ii) the representative’s warrants.

(4)      Messrs. Galvin and Melton were appointed as directors of the Company on November 4, 2011. Additionally, Mr. Galvin was appointed as Chief Executive Officer and Mr. Armstrong was appointed as President and Chief Operating Officer. Messrs. Kaufman, Shetty, and McAvoy were appointed as directors of the Company effective July 1, 2016. General Ayyar and Mr. Moore joined our Board in January 2017 and February 2017, respectively.

(5)      Represents exercisable options to purchase 58,999 shares of common stock.

(6)      Includes 10,144 shares held by TAG, an investment partnership formed for the purpose of investing in SGB (other partners include employees of SGB). Messrs. Galvin and Tacopina are managing members of and have a controlling interest in TAG. Each of Messrs. Galvin and Tacopina may be deemed to beneficially own the shares of common stock owned by TAG. Each of Messrs. Galvin and Tacopina specifically disclaims beneficial ownership of the shares of common stock held by TAG, except to the extent of each of their pecuniary interest therein, and this shall not be deemed to be an admission that Messrs. Galvin and Tacopina are the beneficial owner of such shares of common stock. Mr. Tacopina resigned as a member of the Board of Directors of the Company effective July 1, 2016. Mr. Galvin’s ownership includes exercisable options to purchase 92,731 shares of common stock.

(7)      Includes 12,125 shares held by SMA Development Group, LLC, an entity controlled by Mr. Armstrong. Mr. Armstrong specifically disclaims beneficial ownership of the shares of common stock held by SMA Development Group, LLC, except to the extent of his pecuniary interest therein, and this shall not be deemed to be an admission that Mr. Armstrong is the beneficial owner of such shares of common stock. Mr. Armstrong and SMA have shared voting and dispositive power of the shares held by SMA. The business address for SMA Development Group, LLC is 912 Bluff Road, Brentwood, TN 37027. Mr. Armstrong’s ownership includes exercisable options to purchase 40,359 shares of common stock.

(8)      Includes 1,355 shares of common stock directly held by Mr. Melton. Does not include shares held by TAG. Mr. Melton has a membership interest in TAG. Mr. Melton specifically disclaims beneficial ownership of the shares of common stock held by TAG, except to the extent of his pecuniary interest therein, and this shall not be deemed to be an admission that Mr. Melton is a beneficial owner of such shares of common stock. Mr. Melton’s ownership includes exercisable options to purchase 12,501 shares of common stock.

(9)      Based upon a Schedule 13D filed jointly on July 18, 2016 with the SEC (the “July 18 Schedule 13D”) by HCI, HCM and Mr. McAvoy (collectively, the “Hillair 13D Reporting Persons”). In the July 18 Schedule 13D, the Hillair 13D Reporting Persons disclosed that they beneficially own: (i) 1,117,480 shares of common stock issued upon conversion of the preferred stock issued after our emergence from bankruptcy; (ii) 8,472 shares of common stock; and (iii) exercisable options to purchase 25,002 shares of common stock, representing a portion of the options to purchase 33,334 shares of common stock assigned from Messrs. Kaufman and McAvoy to HCI in December 2016. Ownership of the Hillair 13D Reporting Persons includes 666,667 shares of common stock issuable upon conversion of the Exit Facility and 250,000 shares of common stock issuable upon conversion of the 2016 November OID. 50% of the 2016 OID Debentures will convert into 458,334 shares of common stock to be issued to HCI simultaneously with the effective date of the Company’s offering. These shares will be subject to certain lock-up restrictions for a period of 180 days after the date of this prospectus as discussed elsewhere in this prospectus. The Hillair 13D Reporting Persons each beneficially own 1,150,954 shares of common stock, representing approximately 42.2% of the Company’s outstanding shares of common stock. HCM, as HCI’s investment manager, and Mr. McAvoy, as HCM’s manager, do not directly own any shares, but each indirectly owns 1,150,954 shares of common stock by virtue of the aforementioned relationships. The Hillair 13D Reporting Persons share dispositive and voting rights of all of the beneficially owned shares.

On June 30, 2016, the Hillair 13D Reporting Persons acquired: (i) 666,667 shares through the purchase of the June 2016 OID, convertible into 666,667 shares in a private placement, and (ii) 1,117,480 shares through the purchase of convertible preferred stock convertible into 1,117,480 shares of common stock in a private placement.

On November 17, 2016, the Hillair 13D Reporting Persons acquired 250,000 shares of common stock through the purchase of the November 2016 OID, convertible into 250,000 shares in a private placement.

The principal address for the Hillair 13D Reporting Persons is c/o Hillair Capital Management LLC, 345 Lorton Ave., Suite 330, Burlingame, CA 94010.

(10)      Represents 221,312 shares of common stock issuable upon conversion of our preferred stock.

(11)    Based upon a Schedule 13D filed on July 29, 2016 with the SEC (the “July 29 Schedule 13D”) by Bruce Grossman, the sole member of Dillon Hill Capital, LLC (collectively the “Dillon 13D Reporting Persons”). In the July 29 Schedule 13D, the Dillon 13D Reporting Persons disclosed that they beneficially own: (i) 247,000 shares of convertible preferred stock issued to Dillon Hill Capital, LLC, which shares were converted into 247,000 shares of common stock; and (ii) 123,500 shares of convertible preferred stock issued to Dillon Hill Investment Company, LLC, which shares were converted into 123,500 shares of common stock. The sole member of Dillon Hill Investment Company, LLC, is a trust of which Mr. Grossman’s spouse is a co-trustee. Mr. Grossman may be deemed to be the beneficial owner of 370,500 shares of common stock by virtue of the relationships described above. The Dillon 13D Reporting Persons have shared voting and dispositive power as to 123,500 shares; the remainder are held with sole voting and dispositive power. The address of the principal office of the Dillon 13D Reporting Persons is c/o Dillon Hill Capital LLC 200 Business Park Drive, Suite 306 Armonk, NY 10504.

(12)    Represents options to purchase 8,334 shares of common stock that will be exercisable within 60 days of the filing of this Form S-1.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, we are authorized by our Amended and Restated Certificate of Incorporation to issue an aggregate of 300,000,000 shares of common stock, par value $0.01 per share. In addition, as of the date of this prospectus, we are authorized by our Amended and Restated Certificate of Incorporation to issue an aggregate of 5,405,010 shares of preferred stock, par value $1.00 per share.

As of the date of this prospectus, there were:

•         4,623,905 shares of common stock issued and outstanding, which includes the shares of common stock being offered under this prospectus and assumes conversion of the Company’s preferred stock and 50% of the Company’s outstanding debt as disclosed elsewhere in this prospectus; and

•         5,405,010 shares of preferred stock authorized.

The following is a summary of some of the terms of our capital stock. Because it is only a summary, it does not contain all of the information that may be important to you and is qualified in its entirety by reference to the relevant provisions of our Amended and Restated Certificate of Incorporation and our By-laws.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Holders of our common stock do not have cumulative voting rights, which means that the holders of more than one half of the outstanding shares of common stock, subject to the rights of the holders of preferred stock, if any, can elect all of our directors if they choose to do so. In this event, the holders of the remaining shares of common stock would not be able to elect any directors.

Subject to the prior rights of any class or series of preferred stock which may from time to time be outstanding, if any, holders of our common stock are entitled to receive dividends ratably when, as, and if declared by our Board, out of funds legally available for that purpose and, upon our liquidation, dissolution, or winding up, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any.

Holders of our common stock have no preemptive, subscription, or redemption rights pertaining to the common stock and have no rights to convert their common stock into any other securities. The absence of preemptive rights could result in a dilution of the interest of the existing stockholders should additional shares of common stock be issued. In addition, the rights of holders of our common stock are subject to the rights of holders of our outstanding classes of preferred stock. See “Risk Factors” for a further description of risks related to the common stock.

Preferred Stock

No shares of preferred stock are outstanding due to the conversion of such stock into common stock prior to this offering. We are authorized (without any further action by the stockholders) to issue preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rates, conversion rights, redemption rights, and terms, including sinking fund provisions, and certain other rights and preferences. Satisfaction of any dividend preferences of outstanding preferred stock would reduce the amount of funds available for the payment of dividends, if any, on the common stock. Also, holders of the preferred stock would normally be entitled to receive a preference payment in the event of any liquidation, dissolution, or winding up of the Company before any payment is made to the holders of common stock. In addition, under certain circumstances, the issuance of preferred stock may render more difficult or tend to discourage a merger, tender offer, or proxy contest, the assumption of control by a holder of a large block of the Company’s securities, or the removal of incumbent management. The Board of Directors, without stockholder approval, may issue preferred stock with voting and conversion rights, which could adversely affect the holders of common stock.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and By-laws

Certain provisions of Delaware law, our Amended and Restated Certificate of Incorporation, and our By-laws contain provisions that could have the effect of delaying, deferring, or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging such proposals, including proposals that are priced above the then-current market value of our common stock, because, among other reasons, the negotiation of such proposals could result in an improvement of their terms.

Certificate of Incorporation and By-laws

Our Amended and Restated Certificate of Incorporation and our By-laws include provisions that authorize our Board of Directors, without any action by our stockholders, to designate and issue shares in such classes or series, including classes or series of preferred stock, as it deems appropriate and to establish the rights, preferences, and privileges of such shares, including dividends, liquidation, and voting rights. Our Amended and Restated Certificate of Incorporation provides that our authorized capital consists of 305,405,010 shares of capital stock, of which 300,000,000 shares are designated as common stock and 5,405,010 shares are designated as preferred stock.

The rights of holders of preferred stock and other classes of common stock that may be issued may be superior to the rights granted to the holders of the existing classes of common stock. Further, the ability of the Board of Directors to designate and issue such designated shares could impede or deter an unsolicited tender offer or takeover proposal regarding the Company and the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of common stock. Issuance of preferred stock, which may be accomplished through a public offering or a private placement, may dilute the voting power of holders of our common stock, such as by issuing preferred stock with super voting rights, and may render the removal of current management more difficult, even if such removal may be in the stockholders’ best interests. Any such issuance of preferred stock could prevent the holders of common stock from realizing a premium on their shares. See “Description of Capital Stock.”

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law (“Section 203”) regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•         prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•         upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•         at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset, stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of Section 203 to have an anti-takeover effect with respect to transactions our Board of Directors does not approve in advance. We also anticipate that Section 203 may discourage business combinations or other attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, NY 11219, and its telephone number is (718) 921-8200.

SHARES ELIGIBLE FOR FUTURE SALE

Our Former Common Stock was quoted on the OTC Bulletin Board since 1999, but no longer trades, as such stock no longer exists. Prior to this offering, there was no public market for our New Common Stock. Future sales of our common stock in the public market, the perception that such sales may occur, or the availability of such shares for sale in the public market could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale, including a lock-up agreement, under which we and our executive officers, directors, and holders of approximately 591,812 shares of our common stock, on an as-converted basis, will have agreed to certain resale restrictions. Nevertheless, sales of our common stock in the public market after such restrictions lapse or the perception that those sales may occur could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Upon completion of this offering, 4,623,905 shares of common stock will be outstanding, assuming no exercise of the underwriter’s option to purchase additional shares and assuming conversion of the Company’s preferred stock and conversion of 50% of the Company’s outstanding debt as described elsewhere in this prospectus. Of these shares, all of the shares sold in this offering will be freely tradable without restriction under the Securities Act, unless purchased by our “affiliates” as that term is defined under Rule 144 under the Securities Act. Of the remaining 2,423,905 shares of common stock outstanding after this offering, 2,260,004 shares will be “restricted securities” within the meaning of Rule 144 and 163,901 shares will not be considered restricted securities. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration, including the exemptions provided by Rule 144 and Rule 701 under the Securities Act, which rules are summarized below. The Company’s current common stockholders as of May 31, 2017 will beneficially own the shares after this offering that will not be considered “restricted securities” within the meaning of Rule 144 because they acquired them in 2016 in connection with the Plan. Certain of our current common stockholders, though, may be deemed our affiliates, and, as a result, will be required to meet the notice, manner-of-sale, and volume limitations of Rule 144 in order to resell those shares in reliance on Rule 144. However, such stockholders will not be required to meet any holding period requirement under Rule 144 for their shares that are not deemed “restricted securities.” See “Rule 144” below.

In addition, the Company’s preferred stockholders have registration rights under the terms of the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, as filed with the Secretary of State of the State of Delaware.

Rule 144

Rule 144 provides an exemption from the registration and prospectus delivery requirements of the Securities Act. This exemption is available to affiliates of ours that sell our restricted or non-restricted securities and also to non-affiliates that sell our restricted securities.

In general, under Rule 144 under the Securities Act, a person who is or, at any time during the 90 days preceding the sale, was an affiliate of ours, or someone selling shares on behalf of such a person, would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•         1% of the number of shares of our common stock then outstanding, which will equal approximately 46,239 shares immediately after the completion of this offering; and

•         the average weekly trading volume of our common stock on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

For purposes of this volume limitation, shares sold by certain parties related to these persons will be aggregated. In addition, sales by these persons must also satisfy requirements with respect to the manner of sale, public notice, the availability of current public information about us, and, in the case of restricted securities, a six-month minimum holding period for those shares.

A person who is not and was not at any time during the 90 days preceding the sale an affiliate of ours, and who has owned the restricted securities within the meaning of Rule 144 for at least six months, including the holding period of any prior owner other than an affiliate of ours, would be entitled to sell those shares, subject only to the availability of current public information about us. However, the current public information requirement will cease to apply with respect to these persons if they have owned the restricted securities within the meaning of Rule 144 for at least one year, including the holding period of any prior owner other than an affiliate of ours.

Pursuant to Rule 144, companies who have been subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act for a period of 90 days are required to have complied with the periodic reporting requirements of the Exchange Act and must have filed all periodic reports required during the 12 months preceding the sale of securities for Rule 144 to be an available exception.

Rule 144 does not supersede the terms of the lock-up agreements referred to below, which may restrict sales of our shares until at least 180 days after the date of this prospectus.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of certain shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the current public information and holding period requirements. Most of our employees, executive officers, or directors who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares.

Rule 701 does not supersede the terms of the lock-up agreements referred to below, which may restrict sales of our shares until at least 180 days after the date of this prospectus.

Lock-up Agreements

Prior to consummation of this offering, we and our executive officers, directors, and holders of approximately 591,812 shares of our common stock, on an as-converted basis, will have agreed, subject to certain exceptions, with the underwriter that, for a period of 180 days (and, in the case of our directors and officers, 365 days) after the date of this prospectus, we or it will not (i) offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, any class of our common equity or any securities convertible into or exchangeable or exercisable for any class of our common equity (the “lock-up securities”), enter into a transaction which would have the same effect, or enter into any swap, hedge, or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any lock-up securities, whether any such aforementioned transaction is to be settled by delivery of the lock-up securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge, or disposition, or to enter into any such transaction, swap, hedge, or other arrangement; or (ii) make any demand for or exercise any right with respect to the registration of any lock-up securities. The underwriter may, in its discretion, at any time, without prior notice, release all or any portion of the lock-up securities from the restrictions in any such agreement. See “Underwriting” for more information.

Stock Plans

We intend to file a registration statement or statements on Form S-8 under the Securities Act covering 1,500,000 shares of common stock reserved for issuance under the Incentive Plan and pursuant to all option grants made prior to this offering thereunder. Subject to lock-up agreements, these registration statements are expected to be filed as soon as practicable after the closing date of this offering. Shares issued upon the exercise of stock options after the effective date of the applicable Form S-8 registration statement will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described above.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR
NON-U.S. HOLDERS OF COMMON STOCK

The following is a summary of material U.S. federal income tax considerations generally applicable to the ownership and disposition of shares of our common stock by a non-U.S. holder (as defined below) that purchases shares of our common stock pursuant to this offering and holds such common stock as a “capital asset” within the meaning of the Internal Revenue Code. This discussion is based on currently existing provisions of the Internal Revenue Code, applicable U.S. Treasury Department (the “Treasury”) regulations promulgated thereunder, judicial decisions, and rulings and pronouncements of the U.S. Internal Revenue Service (the “IRS”) all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or subject to different interpretation. This discussion does not address all of the tax consequences that may be relevant to specific holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal income tax laws (such as financial institutions, insurance companies, tax-exempt organizations, controlled foreign corporations, passive foreign investment companies, retirement plans, partnerships and their partners, dealers in securities, brokers, U.S. expatriates, persons who have acquired shares of our common stock as compensation or otherwise in connection with the performance of services, or persons who have acquired shares of our common stock as part of a straddle, hedge, conversion transaction, or other integrated investment). This discussion does not address the state, local, or foreign tax, the Medicare tax imposed on certain investment income, or U.S. federal estate or alternative minimum tax consequences relating to the ownership and disposition of shares of our common stock. Prospective investors should consult their tax advisors regarding the U.S. federal tax consequences of owning and disposing shares of our common stock, as well as the applicability and effect of any state, local, or foreign tax laws.

As used in this discussion, the term “non-U.S. holder” refers to a beneficial owner of our common stock that is not, for U.S. federal income tax purposes, any of the following:

•         an individual who is a citizen or resident of the U.S.;

•         a corporation (or other entity or arrangement taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof, including the District of Columbia;

•         any entity or arrangement treated as a partnership for U.S. federal income tax purposes;

•         an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•         a trust (i) if a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (ii) that has, in effect, a valid election under applicable Treasury regulations to be treated as a U.S. person.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partnership that holds shares of our common stock and any partner who owns an interest in such a partnership should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in our common stock.

You should consult your tax advisors concerning the particular U.S. federal income tax consequences to you of the purchase, ownership, and disposition of our common stock, as well as the consequences to you arising under the laws of any other applicable taxing jurisdiction in light of your particular circumstances.

Distributions on Common Stock

If we make a distribution of cash or other property (other than certain distributions of our stock) in respect of shares of our common stock, the distribution generally will be treated as a dividend to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, on a share-by-share basis, to the extent of the non-U.S. holder’s tax basis in our common stock and, to the extent such portion exceeds the non-U.S. holder’s tax basis in our common stock, the excess will be treated as gain from the disposition of the common stock, the tax treatment of which is discussed below under “—Sale, Exchange, or Other Taxable Disposition.”

The gross amount of dividends paid to a non-U.S. holder with respect to shares of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30%, unless (1) an applicable income tax treaty reduces or eliminates such tax and the non-U.S. holder certifies that it is eligible for the benefits of such treaty in the manner described below or (2) the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the U.S.) and the non-U.S. holder satisfies certain certification and disclosure requirements. In the latter case, a non-U.S. holder generally will be subject to U.S. federal income tax with respect to such dividends on a net income basis at regular graduated U.S. federal income tax rates in the same manner as a U.S. person (as defined under the Internal Revenue Code). Additionally, a non-U.S. holder that is a corporation may be subject to a branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

A non-U.S. holder that wishes to claim the benefit of an applicable income tax treaty with respect to dividends on shares of our common stock will be required to provide the applicable withholding agent with a valid IRS Form W-8BEN or W-8BEN-E (or other applicable form) and certify under penalties of perjury that such holder (1) is not a U.S. person (as defined under the Internal Revenue Code) and (2) is eligible for the benefits of such treaty, and the withholding agent must not have actual knowledge or reason to know that the certification is incorrect. This certification must be provided to the applicable withholding agent prior to the payment of dividends and may be required to be updated periodically. A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Prospective investors and, in particular, prospective investors engaged in a U.S. trade or business, are urged to consult their tax advisors regarding the U.S. federal income tax consequences of owning our common stock.

Sale, Exchange, or Other Taxable Disposition

Generally, a non-U.S. holder will not be subject to U.S. federal income tax on gain realized upon the sale, exchange, or other taxable disposition of shares of our common stock unless (1) the gain is effectively connected with such non-U.S. holder’s conduct of a trade or business in the U.S. (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the U.S.); (2) such non-U.S. holder is an individual present in the U.S. for 183 days or more in the taxable year of the sale, exchange, or other taxable disposition and certain other conditions are satisfied; or (3) we are or become a “U.S. real property holding corporation” (as defined in Section 897(c) of the Internal Revenue Code) at any time during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period for our common stock and either (a) our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale, exchange, or other taxable disposition occurs or (b) the non-U.S. holder owns (actually or constructively) more than 5% of our common stock at some time during the shorter of the five-year period ending on the date of disposition or such holder’s holding period for our common stock. Although there can be no assurances in this regard, we believe that we are not a U.S. real property holding corporation, and we do not expect to become a U.S. real property holding corporation.

Generally, gain described in clause (1) of the immediately preceding paragraph will be subject to tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder were a U.S. person (as defined under the Internal Revenue Code). A non-U.S. holder that is a corporation may also be subject to a branch profits tax equal to 30% (or at such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. An individual non-U.S. holder described in clause (2) of the immediately preceding paragraph will be required to pay (subject to applicable income tax treaties) a flat 30% tax on the gain derived from the sale, exchange, or other taxable disposition, which may be offset by certain U.S. source capital losses, even though the individual is not considered a resident of the U.S.

Information Reporting and Backup Withholding

A non-U.S. holder generally will be required to comply with certain certification procedures to establish that such non-U.S. holder is not a U.S. person (as defined under the Internal Revenue Code) in order to avoid backup withholding with respect to dividends or the proceeds of a disposition of shares of our common stock. In addition, we are required to annually report to the IRS and to non-U.S. holders the amount of any distributions paid to such non-U.S. holders, regardless of whether we actually withheld any tax. Copies of the information returns reporting such distributions and the amount withheld, if any, may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against such non-U.S. holders’ U.S. federal income tax liability, provided that certain required information is timely provided to the IRS.

Foreign Account Tax Compliance Act

Withholding at a rate of 30% is required on dividends in respect of and, after December 31, 2018, gross proceeds from the sale or other disposition of shares of our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Treasury to report, on an annual basis, information with respect to interests in and accounts maintained by the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons. An intergovernmental agreement between the U.S. and an applicable foreign country or future Treasury regulations may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of and gross proceeds from the sale or other disposition of shares of our common stock held by an investor that is a non-financial foreign entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (1) certifies that such entity does not have any “substantial U.S. owners” or (2) provides certain information regarding the entity’s “substantial U.S. owners.” Prospective investors should consult their tax advisors regarding the possible implications of these rules on their investment in our common stock.

UNDERWRITING

We have entered into an underwriting agreement with Joseph Gunnar & Co., LLC, acting as the principal underwriter and representative (the “Representative”), for the underwriters named below. Subject to the terms and conditions of the underwriting agreement, the underwriters named below have agreed to purchase, and we have agreed to sell to them, the number of shares of common stock at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus and as indicated below:

Underwriter	Number of Shares
Joseph Gunnar & Co., LLC

Total

All of the shares to be purchased by the underwriters will be purchased from us.

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by their counsel and other conditions specified in the underwriting agreement. The shares of common stock are offered by the underwriters, subject to prior sale, when, as, and if issued to and accepted by them. The underwriters reserve the right to withdraw, cancel, or modify the offer to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares of common stock are taken, other than those shares of common stock covered by the over-allotment option described below.

Over-Allotment Option

We have granted to the underwriters an option, exercisable no later than 45 calendar days after the closing of this offering, to purchase up to an additional 330,000 shares of common stock (15% of the shares of common stock sold in this offering) from us to cover over-allotments, if any, at a price per share of common stock of $5.50 (the midpoint of the range set forth on the cover page of this prospectus), less the underwriting discounts and commissions. The underwriters may exercise this option only to cover over-allotments made in connection with this offering. If the underwriters exercise this option in whole or in part, then the underwriters will be severally committed, subject to the conditions described in the underwriting agreement, to purchase these additional shares of common stock. If any additional shares of common stock are purchased, the underwriters will offer the additional shares of common stock on the same terms as those on which the shares of common stock are being offered hereby.

Discounts and Commissions

The Representative has advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price per share set forth on the cover page of this prospectus. The underwriters may offer shares to securities dealers at that price less a concession of not more than $        per share, of which up to $        per share may be re-allowed to other dealers. After the initial offering to the public, the public offering price and other selling terms may be changed by the Representative.

The following table summarizes the public offering price, underwriting discounts, and commissions and proceeds before expenses to us, assuming both no exercise and full exercise by the underwriters of their over-allotment option:

	Per Share	Total Without Over- Allotment	Total With Over- Allotment
Public offering price
Underwriting discounts and commissions (7%)
Non-accountable expense allowance (1%)(1)
Proceeds, before expenses, to us

____________

(1)      The non-accountable expense allowance of 1% is not payable with respect to the shares sold upon exercise of the underwriters’ over-allotment option.

We have paid an expense deposit of $50,000 to the Representative, which will be applied against the out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering and will be reimbursed to us to the extent not incurred.

In addition, we have also agreed to pay the following expenses of the underwriters relating to the offering, up to a maximum aggregate amount of $150,000: (a) all fees, expenses, and disbursements relating to background checks of our officers and directors in an amount not to exceed $5,000 in the aggregate; (b) all filing fees and communication expenses associated with the review of this offering by the Financial Industry Regulatory Association (“FINRA”); (c) $29,500 for the underwriters’ use of the Representative’s book-building, prospectus tracking, and compliance software for this offering; (d) the underwriters’ legal fees incurred in connection with this offering in an amount up to $75,000; (e) $20,000 of the Representative’s actual accountable road show expenses for the offering; and (f) the costs associated with bound volumes of the public offering materials, as well as commemorative mementos and Lucite tombstones, in an amount not to exceed $3,000.

We estimate the expenses of this offering payable by us, not including underwriting discounts and commissions, will be approximately $670,439.

Representative’s Warrants

Upon closing of this offering, we have agreed to issue to the Representative as compensation warrants to purchase a number of shares of common stock equal to 5% of the aggregate number of shares of common stock sold in this public offering (the “Representative’s Warrants”). The Representative’s Warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per share of the shares of common stock sold in this offering. The Representative’s Warrants are exercisable at any time, from time to time, in whole or in part, during the four year period commencing one year from the effective date of the registration statement related to this offering.

The Representative’s Warrants and the shares of common stock underlying the Representative’s Warrants have been deemed compensation by FINRA and are, therefore, subject to a 180-day lock-up pursuant to FINRA Rule 5110(g)(1). The Representative or permitted assignees under such rule may not sell, transfer, assign, pledge, or hypothecate the Representative’s Warrants or the securities underlying the Representative’s Warrants, nor will the representative engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Representative’s Warrants or the underlying shares of common stock for a period of 180 days from the effective date of the registration statement. Additionally, the Representative’s Warrants may not be sold, transferred, assigned, pledged, or hypothecated for a 180-day period following the effective date of the registration statement, except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. The Representative’s Warrants will provide for adjustment in the number and price of the Representative’s Warrants and the shares of common stock underlying the Representative’s Warrants in the event of recapitalization, merger, stock split, or other structural transaction, or a future financing undertaken by us.

Right of First Refusal

Until 12 months from the effective date of the Registration Statement of which this prospectus is a part, the Representative shall have a right of first refusal to act as sole investment banker, sole book-runner, and/or sole placement agent, at the Representative’s sole discretion, for each and every future public and private equity and debt offerings for the Company or any successor to or any subsidiary of the Company, including all equity-linked financings, on terms customary to the Representative. The Representative shall have the sole right to determine whether or not any other broker-dealer shall have the right to participate in any such offering and the economic terms of any such participation. The Representative will not have more than one opportunity to waive or terminate the right of first refusal in consideration of any payment or fee.

Trading Market

Our Former Common Stock was quoted on the OTC Bulletin Board since 1999, but no longer trades, as such stock no longer exists. Our New Common Stock has not been listed on any exchange and does not trade. The public offering price of our New Common Stock has been negotiated between us and the Representative.

Some of the factors considered in determining the public offering price of the shares of common stock, in addition to prevailing market conditions, were the information set forth in this prospectus and otherwise available to the Representative; our history and prospects and the history and prospects for the industry in which we compete; estimates of our business potential and earnings prospects; an assessment of our management; recent market prices of and demand for publicly traded common stock of generally comparable companies; and other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our common stock or that the shares will trade in the public market at or above the public offering price.

Prior to the offering, we will have applied to list the shares of our common stock on the Nasdaq Capital Market under the symbol “SGBX.”

The Representative has advised us that the underwriters propose to offer the shares directly to the public at the public offering price set forth on the cover of this prospectus. After the offering to the public, the offering price and other selling terms may be changed by the Representative without changing our proceeds from the underwriters’ purchase of the shares.

The underwriters and their affiliates may in the future provide various investment banking and other financial services for us, for which they may receive customary fees.

Lock-Up Agreements

We, each of our directors and officers, and holders of approximately 591,812 shares of our common stock, on an as-converted basis, will agree for a period of (i) 12 months after the date of this prospectus in the case of our directors and officers and (ii) 180 days after the date of this prospectus in the case of the Company and any other holder of our outstanding securities, without the prior written consent of the Representative, not to directly or indirectly:

•         issue (in the case of us), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, lend, or otherwise transfer or dispose of any shares of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock; or

•         in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any shares of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock; or

•         complete any offering of our debt securities, other than entering into a line of credit with a traditional bank; or

•         enter into any swap or other agreement, arrangement, hedge, or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock, whether any transaction described in any of the foregoing bullet points is to be settled by delivery of our common stock or other capital stock, other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing.

Price Stabilization, Short Positions, and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus. This creates a short position in our common stock for their own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares common stock in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our common stock or reduce any short position by bidding for, and purchasing, common stock in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing shares of common stock in this offering because the underwriter repurchases the shares of common stock in stabilizing or short covering transactions.

Finally, the underwriters may bid for and purchase shares of our common stock in market-making transactions, including “passive” market-making transactions, as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the Nasdaq Capital Market, in the OTC market, or otherwise.

In connection with this offering, the underwriters and selling group members, if any, or their affiliates may engage in passive market-making transactions in our common stock immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act (“Rule 103”). Rule 103 generally provides that:

•         a passive market maker may not effect transactions or display bids for our common stock in excess of the highest independent bid price by persons who are not passive market makers;

•         net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our common stock during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

•         passive market-making bids must be identified as such.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to the offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by one or more underwriters or selling group members, if any, participating in this offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the Representative to underwriters and selling group members that may make internet distributions on the same basis as other allocations. In connection with the offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus, other than prospectuses that are printable as Adobe® PDF, will be used in connection with this offering.

The underwriters have informed us that they do not intend to confirm sales to accounts over which they exercise discretionary authority in excess of 5% of the total number of shares of common stock offered by them.

Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the Registration Statement of which this prospectus is a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Thompson Hine LLP. Certain legal matters in connection with this offering will be passed upon for the underwriter by Ellenoff Grossman & Schole LLP.

EXPERTS

The consolidated financial statements of SG Blocks, Inc. and subsidiaries as of December 31, 2016 and for the six month periods ended June 30, 2016 (Predecessor) and December 31, 2016 (Successor) have been included herein and in the Registration Statement in reliance upon the report of Whitley Penn LLP, independent registered public accounting firm, which includes an explanatory paragraph as to SG Blocks, Inc.’s ability to continue as a going concern, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of SG Blocks, Inc. and subsidiaries as of December 31, 2015 and for the year then ended have been included herein and in the Registration Statement in reliance upon the report of Marcum LLP, independent registered public accounting firm, which includes an explanatory paragraph as to SG Blocks, Inc.’s ability to continue as a going concern, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

INTEREST OF NAMED EXPERTS AND COUNSEL

Except as provided below, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had or is to receive in connection with the offering a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Ellenoff Grossman & Schole LLP, counsel to the underwriter, is passing upon certain legal matters in connection with this offering. Ellenoff Grossman & Schole LLP also serves as legal counsel to our largest shareholder, HCI, and its affiliates.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form S-1 under the Securities Act with the SEC with respect to the shares of our common stock to be sold in this offering. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement and the exhibits and schedules thereto. You should refer to the registration statement and its exhibits and schedules for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements, or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract, agreement, or other document. When we complete this offering, we will also be required to file annual, quarterly, and current reports, proxy or information statements, and other information with the SEC.

You can read our SEC filings, including the Registration Statement and the exhibits and schedules thereto, at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Prior to this offering, we voluntarily filed reports and other information with the SEC, and we will become subject to the informational requirements of the Exchange Act after this offering. You may inspect and copy these reports and other information at the public reference facilities maintained by the SEC at the address noted above. You also may able to obtain copies of this material from the Public Reference Room as described above or inspect them without charge at the SEC’s website. We furnish our stockholders with annual reports containing consolidated financial statements audited by our independent registered public accounting firm. We maintain a website at www.sgblocks.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the Registration Statement of which this prospectus forms a part, and you should not rely on any such information in making your decision whether to purchase our securities.

SG BLOCKS, INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To the Stockholders of

SG Blocks, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of SG Blocks, Inc. and subsidiaries (the “Company”), as of December 31, 2016, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the six month periods ended June 30, 2016 (Predecessor) and December 31, 2016 (Successor). The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company, as of December 31, 2016, and the results of their operations and their cash flows for the six month periods ended June 30, 2016 (Predecessor) and December 31, 2016 (Successor) in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company’s significant operating losses and current level of cash raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 2 to the consolidated financial statements, on June 30, 2016 the Company satisfied the conditions to emerge from Chapter 11 bankruptcy proceedings. Accordingly, the accompanying consolidated financial statements as of and for the six month period ended December 31, 2016 (Successor) have been prepared in accordance with the Accounting Standards Codification Topic 852, Reorganizations. The Company applied fresh start reporting as of June 30, 2016 and recognized net assets at fair value, resulting in a lack of comparability with the consolidated financial statements of the Predecessor.

/s/ Whitley Penn LLP

Whitley Penn LLP

Dallas, Texas

February 21, 2017

Report of Independent Registered Public Accounting Firm

To the Stockholders of

SG Blocks, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of SG Blocks, Inc. and Subsidiaries (Debtor in Possession) (Predecessor Company) (the “Company”) as of December 31, 2015 and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SG Blocks, Inc. and Subsidiaries (Debtor in Possession) (Predecessor Company) as of December 31, 2015, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s significant operating losses raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum LLP

Marcum LLP

New York, New York

July 21, 2016

SG BLOCKS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31,	Successor 2016	Predecessor 2015
Assets
Current assets:
Cash and cash equivalents	$549,100	$466,997
Short-term investment	30,017	30,003
Accounts receivable, net	234,518	86,035
Costs and estimated earnings in excess of billings on uncompleted contracts	33,349	—
Inventory	9,445	158,181
Prepaid expenses and other current assets	124,720	—
Total current assets	981,149	741,216

Equipment, net	5,559	7,229
Security deposit	—	3,900
Goodwill	4,162,173	—
Intangible assets, net	3,587,250	—

Totals	$8,736,131	$752,345

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities:
Accounts payable and accrued expenses	$350,772	$41,163
Accounts payable and accrued expenses – subject to compromise	—	120,325
Accrued interest, related party – subject to compromise	—	43,301
Accrued interest	—	173,147
Related party accounts payable and accrued expenses – subject to compromise	—	370,151
Related party notes payable – secured claim	—	73,500
Convertible debentures, net of discounts of $393,169 – secured claim	—	5,011,841
Billings in excess of costs and estimated earnings on uncompleted contracts	48,478	28,024
Deferred revenue	72,788	170,530
Conversion option liabilities	384,461	—
Total current liabilities	856,499	6,031,982
Convertible debentures, net of discounts of $991,163	2,446,337	—
Debtor in possession financing	—	600,000
Total liabilities	3,302,836	6,631,982

Commitments and contingencies

Stockholders’ equity (deficit):
Successor Preferred stock, $0.01 par value, 5,000,000 shares authorized; 1,801,670 issued and outstanding as of December 31, 2016	1,801,670	—
Predecessor Preferred stock, $0.01 par value, 5,000,000 shares authorized; 0 issued and outstanding as of December 31, 2015	—	—
Successor Common stock, $0.01 par value, 300,000,000 shares authorized; 163,786 issued and outstanding as of December 31, 2016	1,638	—
Predecessor Common stock, $0.01 par value, 100,000,000 shares authorized; 42,918,927 issued and outstanding as of December 31, 2015	—	429,189
Successor additional paid-in capital	4,936,563	—
Predecessor additional paid-in capital	—	7,171,683
Accumulated deficit	(1,306,576)	(13,480,509)
Total stockholders’ equity (deficit)	5,433,295	(5,879,637)

Totals	$8,736,131	$752,345
The accompanying notes are an integral part of these consolidated financial statements.

SG BLOCKS, INC. AND SUBSIDIARIES

Consolidated Statement of Operations

	Successor For the Six Months Ended December 31, 2016	Predecessor For the Six Months Ended June 30, 2016	Predecessor For the Year Ended December 31, 2015
Revenue:
SG Block sales	$547,827	$1,004,216	$2,320,630
Engineering services	320,339	52,007	65,154
Project management	—	—	20,000
	868,166	1,056,223	2,405,784

Cost of revenue:
SG Block sales	460,941	816,076	1,832,086
Engineering services	289,545	43,898	48,776
Project management	—	—	17,000
	750,486	859,974	1,897,862

Gross profit	117,680	196,249	507,922

Operating expenses:
Payroll and related expenses	493,844	367,254	1,003,699
General and administrative expenses	555,806	557,069	790,611
Marketing and business development expense	85,488	22,729	123,852
Pre-project expenses	30,150	26,411	35,082
Total	1,165,288	973,463	1,953,244

Operating loss	(1,047,608)	(777,214)	(1,445,322)

Other income (expense):
Interest expense	(267,717)	(429,017)	(1,944,487)
Interest income	7	8	22
Change in fair value of financial instruments	119,510	—	646,671
Total	(148,200)	(429,009)	(1,297,794)

Net loss before reorganization items	(1,195,808)	(1,206,223)	(2,743,116)

Reorganization items:
Legal and professional fees	(110,768)	(171,893)	—
Gain on reorganization	—	713,379	—
Total	(110,768)	541,486	—

Net loss	$(1,306,576)	$(664,737)	$(2,743,116)

Net loss per share – basic and diluted:
Basic and diluted	$(7.97)	$(.01)	$(0.06)
Weighted average shares outstanding:
Basic and diluted	163,786	42,918,927	42,918,927

The accompanying notes are an integral part of these consolidated financial statements.

SG BLOCKS, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)
For the Years Ended December 31, 2016 and 2015

	$0.01 Par Value Common Stock		Preferred	Additional Paid-in	Accumulated
	Shares	Amount	Stock	Capital	Deficit	Total
Balance – December 31, 2014 (Predecessor)	42,918,927	$429,189	$—	$6,978,907	$(10,737,393)	$(3,329,297)

Stock-based compensation	—	—	—	192,776	—	192,776

Net loss	—	—	—	—	(2,743,116)	(2,743,116)

Balance – December 31, 2015 (Predecessor)	42,918,927	$429,189	$—	$7,171,683	$(13,480,509)	$(5,879,637)

Stock-based compensation	—	—	—	119,146	—	119,146

Net loss	—	—	—	—	(664,737)	(664,737)

Cancellation of Predecessor equity	(42,918,927)	(429,189)	—	(7,290,829)	14,145,246	6,425,228
Balance – June 30, 2016 (Successor)	—	—	—	—	—	—

Issuance of preferred stock	—	—	1,801,670	3,603,340	—	5,405,010

Issuance of Successor common stock	163,786	1,638	—	1,190,031	—	1,191,669

Reorganization adjustment	—	—	—	(45,151)	—	(45,151)

Stock-based compensation	—	—	—	188,343	—	188,343

Net loss	—	—	—	—	(1,306,576)	(1,306,576)
Balance – December 31, 2016 (Successor)	163,786	$1,638	$1,801,670	$4,936,563	$(1,306,576)	$5,433,295

The accompanying notes are an integral part of these consolidated financial statements.

SG BLOCKS, INC. AND SUBSIDIARIES

Consolidated Statement of Cash Flows

	Successor For the Six Months Ended December 31, 2016	Predecessor For the Six Months Ended June 30, 2016	Predecessor For the Year Ended December 31, 2015
Cash flows from operating activities:
Net loss	$(1,306,576)	$(664,737)	$(2,743,116)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	1,434	1,629	3,728
Amortization of debt issuance costs	—	5,204	20,815
Amortization of intangible assets	291,750	—	—
Amortization of discount on convertible debentures	250,308	387,965	416,833
Default penalty on convertible debentures	—	—	1,247,310
Interest income on short-term investment	(7)	(8)	(22)
Change in fair value of financial instruments	(119,510)	—	(646,671)
Interest expense on debtor in possession financing	—	35,848	—
Gain on reorganization	—	(713,379)	—
Stock-based compensation	188,343	119,146	192,776
Changes in operating assets and liabilities:
Accounts receivable	(43,624)	(104,858)	79,898
Cost and estimated earnings in excess of billings on uncompleted contracts	(33,349)	—	—
Inventory	30,725	118,011	40,789
Prepaid expenses and other current assets	(96,131)	(28,589)	7,717
Accounts payable and accrued expenses	75,292	269,317	(237,903)
Accounts payable and accrued expenses – subject to compromise	(33,713)	(22,457)	120,325
Accrued interest, related party – subject to compromise	(26,500)	—	6,468
Accrued interest	—	—	173,147
Related party accounts payable and accrued expenses – subject to compromise	(206,629)	(163,522)	237,670
Billings in excess of costs and estimated earnings – on uncompleted contracts	5,804	14,650	24,524
Deferred revenue	(10,627)	(87,115)	(132,897)
Net cash used in operating activities	(1,033,010)	(832,895)	(1,188,609)

Cash flows provided by investing activities:
Short-term investment	—	2,700	9,418
Purchase of equipment	(1,393)	—	—
Security deposit	1,200	—	12,000
Net cash provided by (used in) investing activities	(193)	2,700	21,418

Cash flows from financing activities:
Principal payments on related party notes payable	(73,500)	—
Proceeds from issuance of convertible debentures	750,000	1,919,001	150,000
Debt issuance costs	(50,000)	—	—
Proceeds from (repayment of) debtor in possession financing	—	(600,000)	600,000
Net cash provided by financing activities	626,500	1,319,001	750,000

Net increase (decrease) in cash and cash equivalents	(406,703)	488,806	(417,191)

Cash and cash equivalents – beginning of period	955,803	466,997	884,188

Cash and cash equivalents – end of period	$549,100	$955,803	$466,997

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$—	$—	$79,914

The accompanying notes are an integral part of these consolidated financial statements.

SG BLOCKS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2016 and 2015

1.       Description of Business

SG Blocks, Inc. (the “Company”) was previously known as CDSI Holdings, Inc. (a Delaware corporation incorporated on December 29, 1993). On November 4, 2011, the Company’s wholly-owned subsidiary was merged with and into SG Building Blocks, Inc. (“SG Building,” formerly SG Blocks Inc.) (the “Merger”), with SG Building surviving the Merger and becoming a wholly-owned subsidiary of the Company. The Merger was a reverse merger that was accounted for as a recapitalization of SG Building as SG Building was the accounting acquirer. Accordingly, the historical financial statements presented are the financial statements of SG Building.

The Company is a provider of code engineered cargo shipping containers that it modifies and delivers to meet the growing demand for safe and green for commercial, industrial and residential building construction. Rather than consuming new steel and lumber, it capitalizes on the structural engineering and design parameters a shipping container must meet and repurposes them for use in building. It offers the construction industry a safer, greener, faster, longer lasting and more economical alternative to conventional construction methods.

The Company also provides engineering and project management services related to the use of modified containers in construction.

Reverse Stock Split

In December 2016, our Board of Directors and a majority of our stockholders approved a 1-for-3 reverse stock split of our common stock and our preferred stock. The consolidated financial statements of SG Blocks, Inc. and subsidiaries as of December 31, 2016 and the six month period ended December 31, 2016 (Successor) and the related notes thereto related to the Successor have been adjusted to reflect the 1-for-3 reverse stock split.

2.       Liquidity and Financial Condition

On October 15, 2015, the Company filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). On June 3, 2016, the United States Bankruptcy Court for the Southern District of New York confirmed the Company’s plan of reorganization (the “Plan”). The Plan became effective on June 30, 2016 (the “Effective Date”).

Through December 31, 2016, the Company has incurred an accumulated deficit of $1,306,576. At December 31, 2016, the Company had a cash balance of $549,100 and a short-term investment of approximately $30,000.

The current level of cash and operating margins are not enough to cover the existing fixed and variable obligations of the Company, so increased revenue performance and the addition of capital through issuances of securities are critical to the Company’s success. At February 17, 2017, the Company had a cash balance of approximately $424,000. The Company expects that through the next eighteen months, the capital requirements to fund the Company’s growth will consume all of the cash flows that it expects to generate from its operations, as well as any proceeds of any other issuances of senior convertible debt securities. The Company further expects that during this period, while the Company is focusing on the growth and expansion of its business, the gross profit from operations will not generate sufficient funds to cover expected operating costs. Accordingly, the Company requires further external funding to sustain operations and to follow through on the execution of its business plan. There is no assurance that the Company’s plans will materialize or that the Company will be successful in funding estimated cash shortfalls through additional debt or equity capital and through the cash generated by the Company’s operations. Given these conditions, the Company’s ability to continue as a going concern is contingent upon it being able to secure an adequate amount of debt or equity capital to meet its cash requirements. In addition, the Company’s ability to continue as a going concern must be considered in light of the problems,

SG BLOCKS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2016 and 2015

2.       Liquidity and Financial Condition (cont.)

expenses and complications frequently encountered by entrants into established markets, the competitive environment in which the Company operates and the current capital raising environment.

Since inception, the Company’s operations have primarily been funded through proceeds from equity and debt financings and sales activity. Although management believes that the Company has access to capital resources, there are currently no commitments in place for additional financing, and there is no assurance that the Company will be able to obtain funds on commercially acceptable terms, if at all.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should it be unable to continue as a going concern.

Since the Company’s inception, it has generated revenues from SG Block sales, engineering services, and project management.

On the Effective Date, the Plan became effective and the Company emerged from bankruptcy.

On October 15, 2015, the Company, as borrower, and its subsidiaries, as guarantors, entered into a Debtor in Possession Credit Agreement (the “DIP Credit Agreement” and the loans thereunder, the “DIP Loan”) with Hillair Capital Investments L.P. (“HCI”), and, as condition to the making of the DIP Loan, the Company and its subsidiaries entered into a Senior Security Agreement (the “DIP Security Agreement” and together with the DIP Credit Agreement and the other documents entered into in connection therewith, the “DIP Facility”), also dated as of October 15, 2015, with Hillair Capital Management LLC (“HCM”) pursuant to which SGB and its subsidiaries granted HCM a first priority security interest in all of their respective assets for the benefit of HCI. The DIP Loan had a maximum principal amount of $600,000, bore interest at a rate of 12% and was due and payable upon the earlier to occur of April 15, 2016 or other dates specified in the DIP Credit Agreement, and required the Company to pay a collateral fee of $25,000. The DIP Loan became due on April 15, 2016 but was not repaid until the Effective Date as described below. The funds advanced under the DIP Facility were used by the Company to fund its operation during the Bankruptcy Proceeding, including payment of professional fees and expenses. On the Effective Date and in accordance with the Plan, the DIP Facility was repaid in full and the related DIP Credit Agreement was terminated.

Prior to the Effective Date, SGB was authorized to issue: (i) 300,000,000 shares of common stock, par value $0.01 (the “Former Common Stock”) of which 42,918,927 shares were issued and outstanding as of June 29, 2016; and (ii) 5,000,000 shares of preferred stock, par value $0.01 (the “Former Preferred Stock”), none of which was issued and outstanding prior to the Effective Date.

On the Effective Date, and pursuant to the terms of the Plan, the Company entered into a Securities Purchase Agreement, dated June 30, 2016, (the “2016 SPA”), pursuant to which the Company sold, for a subscription price of $2,000,000, a 12% Original Issue Discount Senior Secured Convertible Debenture to HCI in the principal amount of $2,500,000, with a maturity date of June 30, 2018 (the “Exit Facility”). The Exit Facility is convertible at HCI’s option at any time in whole or in part into shares of New Common Stock (as defined below) at a ratio of 1 share for every $3.75 of debt. Pursuant to that certain Subsidiary Guaranty Agreement, effective as of the Effective Date (the “Guarantee Agreement”), by SG Building in favor of HCI, SG Building unconditionally guaranteed (the “Guarantee”) the obligations and indebtedness owed to HCI under the Exit Facility and the Guarantee is secured by a first-priority lien and security interest on all of the Guarantor’s assets. The Exit Facility and SG Building’s obligations under the Guarantee are secured by a first-priority lien and security interest on all of the Company’s and SG Building’s assets pursuant to that certain Security Agreement, dated as of the Effective Date, by and between the Company,

SG BLOCKS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2016 and 2015

2.       Liquidity and Financial Condition (cont.)

SG Building and HCI (the “Security Agreement”). The Exit Facility was used (i) to make a one hundred percent (100%) distribution for payment of unsecured claims in accordance with the Plan, (ii) to pay all costs of the administration of SGB’s Bankruptcy, (iii) to pay all amounts owed under the DIP Facility and (iv) for general working capital purposes of the Company. As of December 31, 2016, in accordance with the Plan, 100% of the unsecured claims have been paid as well as amount owed under the DIP Facility.

On November 17, 2016, the Company entered into a Securities Purchase Agreement with HCI, for which the Company sold for a subscription price of $750,000, a 12% Original Issued Discount Senior Secured Convertible Debenture to HCI in the amount of $937,500, with a maturity date of June 30, 2018 (the November Debenture). The November Debenture is convertible at HCI’s option at any time in whole or in part into shares of New Common Stock at a ratio of 1 share for every $3.75 of debt.

On the Effective Date, all previously issued and outstanding shares of the Former Common Stock were deemed discharged, cancelled and extinguished, and, pursuant to the Plan, SGB issued, in the aggregate, 163,788 shares of common stock, par value $0.01 (the “New Common Stock”), to the holders of Former Common Stock, representing 7.5% of SGB’s issued and outstanding New Common Stock, after taking into account full exercise of the Management Options (as defined below) and conversion of the New Preferred Stock (as defined below) but prior to any conversion of the Exit Facility, as of the Effective Date. Further, under the Plan, upon the Effective Date certain members of the Company’s management were entitled to receive options (“Management Options”) to acquire an aggregate of 10%, or approximately 218,384 shares, of SGB’s New Common Stock, on a fully diluted basis, assuming conversion of all of the New Preferred Stock but not the Exit Facility. On October 26, 2016, SGB authorized the Management Options to be issued.

On the Effective Date, pursuant to the terms of the Plan and the Company’s Amended and Restated Certificate of Incorporation, the Company filed with the Secretary of State of the State of Delaware a Certificate of Designations of Convertible Preferred Stock, designating 5,405,010 shares of preferred stock, par value $1.00 (the “New Preferred Stock”). On the Effective Date and pursuant to the Plan, each Prepetition Loan Document was cancelled and the holders of debt thereunder received one share of the New Preferred Stock for each dollar owed by the Company thereunder. The New Preferred Stock is convertible into New Common Stock on a 1:1 basis and, if converted on the Effective Date, would convert into 82.5% of the New Common Stock issued and outstanding on the Effective Date, after taking into account shares of New Common Stock issued to holders of the Former Common Stock and the exercise of the Management Options but prior to any conversion of the Exit Facility. On the Effective Date, HCI received 1,117,480 shares of the Company’s preferred stock which is convertible into 1,117,480 shares of the Company’s common stock. Since each share of the Company’s preferred stock is able to vote on an as-converted basis, HCI effectively has a controlling interest in the Company of 51.17% on an as-converted basis. As of December 31, 2016, the potential controlling interest percentage has not changed.

Also, all general unsecured claims received a distribution of one hundred percent of its allowed claim, plus post-petition interest calculated at the Federal judgment rate, payable as follows: fifty percent on the Effective Date, twenty five percent at the conclusion of the next full fiscal quarter after the Effective Date and the remaining twenty five percent, plus any post-petition interest owed, at the conclusion of the second full fiscal quarter after the Effective Date. These claims have been identified as subject to compromise on the balance sheet.

Upon the Company’s emergence from Chapter 11 bankruptcy, the Company adopted fresh start accounting, pursuant to the Financial Accounting Standards Board (“FASB”) ASC 852, “Reorganizations”, and applied the provisions thereof to its financial statements. The Company qualified for fresh start accounting because (i) the holders of existing voting shares of the pre-emergence debtor-in-possession, referred to herein to as the “Predecessor” or “Predecessor Company,” received less than 50% of the voting shares of the

SG BLOCKS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2016 and 2015

2.       Liquidity and Financial Condition (cont.)

post-emergence successor entity, which we refer to herein as the “Successor” or “Successor Company” and (ii) the reorganization value of the Company’s assets immediately prior to confirmation was less than the post-petition liabilities and allowed claims. The Company applied fresh start accounting on June 30, 2016 when it emerged from bankruptcy protection. Adopting fresh start accounting results in a new reporting entity for financial reporting purposes with no beginning retained earnings or deficit. The cancellation of all existing shares outstanding on the Effective Date and issuance of new shares of the Successor Company caused a related change of control of the Company under ASC 852. Upon the application of fresh start accounting, the Company allocated the reorganization value to its individual assets based on their estimated fair values. Reorganization value represents the fair value of the Successor Company’s assets before considering liabilities. As a result of the application of fresh start accounting, as well as the effects of the implementation of the Plan, the Consolidated Financial Statements on or after June 30, 2016 are not comparable with the Consolidated Financial Statements prior to that date. References to “Successor” or “Successor Company” relate to the financial position and results of operations of the reorganized Company subsequent to June 30, 2016. References to “Predecessor” or “Predecessor Company” refer to the financial position and results of operations of the Company prior to June 30, 2016.

Reorganization value represents the fair value of the Successor Company’s net assets and is intended to approximate the amount a willing buyer would pay for the net assets immediately after restructuring. Under fresh start accounting, we allocated the reorganization value to our individual assets and liabilities based on their estimated fair values. Our reorganization value is derived from an estimate of enterprise value. Enterprise value represents the estimated fair value of an entity’s long term debt and shareholders’ equity. In support of the Plan, the enterprise value of the Successor Company was estimated to be approximately $8,551,528. The valuation analysis was prepared using financial information and financial projections and applying standard valuation techniques and including risked net asset value analysis.

The Company identified an embedded derivative related to the convertible option feature included in the convertible debentures. The accounting treatment of derivative financial instruments requires the Company to bifurcate and fair value the derivative as of the inception date of the convertible debentures and to fair value the derivative as of each subsequent reporting date. Upon issuance of the convertible debentures on June 30, 2016, the Company received net proceeds of $1,319,001, net of the payoff of $600,000 debtor-in-possession financing and $35,848 in interest expense on such financing, recorded a discount of $500,000, reimbursed HCI for $45,151 of reorganization costs paid by HCI, and recognized a derivative financial instrument approximating $394,460. After these adjustments, the Company’s debt was $1,605,540. The difference between the $2,500,000 face amount and the discounts recorded is being amortized over two years, the current expected life of the debt. The fair value of the convertible options was estimated using a Black-Scholes pricing model with the following assumptions: stock price of $3.00; strike price of $3.75; expected volatility of 48.8%; risk free interest rate of 0.58%; expiration date of two years. The fair value of these convertible options was estimated using Level 3 inputs.

The adjustments set forth in the following condensed consolidated balance sheet reflect the effect of the consummation of the transactions contemplated by the Plan (reflected in the column “Reorganization Adjustments”) as well as fair value adjustments as a result of the adoption of fresh start accounting (reflected in the column “Fresh Start Adjustments”). The explanatory notes highlight methods used to determine fair values or other amounts of the assets and liabilities as well as significant assumptions.

SG BLOCKS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2016 and 2015

2.       Liquidity and Financial Condition (cont.)

The following table reflects the reorganization and application of ASC 852 on our condensed consolidated balance sheet as of June 30, 2016:

	Predecessor Company	Reorganization Adjustments		Fresh Start Adjustments		Successor Company
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$—	$955,803	(1)	$—		$955,803
Short-term investment	30,011	—		—		30,011
Accounts receivable, net	190,893	—		—		190,893
Prepaid expenses	28,589	—		—		28,589
Inventory	40,170	—		—		40,170
Total current assets	289,663	955,803		—		1,245,466
Equipment, net	5,600	—		—		5,600
Security deposit	1,200	—		—		1,200
Goodwill	—	—		4,162,173	(7)	4,162,173
Intangible assets	—	—		3,879,000	(7)	3,879,000

Totals	$296,463	$955,803		$8,041,173		$9,293,439

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities:
Accounts payable and accrued expenses	$487,699	$(212,219	)(2)	$—		$275,480
Accounts payable and accrued expenses – subject to compromise	120,325	(86,612	)(2)	—		33,713
Accrued interest, related party – subject to compromise	43,301	(16,801	)(2)	—		26,500
Accrued interest	173,147	(173,147	)(2)	—		—
Related party accounts payable and accrued expenses – subject to compromise	370,151	(163,522	)(2)	—		206,629
Related party notes payable – secured claim	73,500	—		—		73,500
Convertible debentures, net of discounts	5,405,010	(5,405,010	)(3)	—		—
Billings in excess of costs and estimated earnings on uncompleted contracts	42,674	—		—		42,764
Deferred revenue	83,415	—		—		83,415
Convertible option liabilities	—	394,460	(4)	—		394,460
Total current liabilities	6,799,222	(5,662,851)		—		1,136,371
Debtor in possession financing	600,000	(600,000	)(4)	—		—
Convertible debentures, net of discounts	—	1,605,540	(4)	—		1,605,540
Total liabilities	7,399,222	(4,657,311)		—		2,741,911

SG BLOCKS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2016 and 2015

2.       Liquidity and Financial Condition (cont.)

	Predecessor Company	Reorganization Adjustments		Fresh Start Adjustments		Successor Company
	(Unaudited)
Commitments and Contingencies

Stockholders’ equity (deficit):
Successor Preferred stock, $1.00 par value, 5,405,000 shares authorized; 1,801,670 issued and outstanding at June 30, 2016	—	1,801,670	(3)	—		1,801,670
Predecessor Preferred stock, $0.01 par value, 5,000,000 shares authorized; 0 issued and outstanding at December 31, 2015	—	—		—		—
Successor Common stock, $0.01 par value, 300,000,000 shares authorized; 163,786 issued and outstanding at June 30, 2016	—	1,638	(5)	—		1,638
Predecessor Common stock, $0.01 par value, 300,000,000 shares authorized; 42,918,927 issued and outstanding at December 31, 2015	429,189	(429,189	)(5)	—		—
Successor additional paid-in capital	—	(3,561,464	)(3)(6)	1,186,756	(7)	4,748,220
Predecessor additional paid-in capital	7,290,829	—		(7,290,829	)(7)	—
Accumulated deficit	(14,822,777)	677,531		14,145,246	(7)	—
Total stockholders’ equity (deficit)	(7,102,759)	5,613,114		8,041,173		6,551,528
Totals	$296,463	$955,803		$8,041,173		$9,293,439

Reorganization Adjustments

1.       Reflects the net cash payments recorded as of the Effective Date from implementation of the Plan:

Sources:
Net proceeds from Exit Facility	$1,319,001
Total sources	1,319,001
Uses:
Predecessor accounts payable and accrued expenses paid upon emergence	185,979
Other payments made upon emergence	177,219
Total uses	363,198
Net Sources	$955,803

2.       Reflects the settlement of accounts payable and accrued expenses upon Emergence, as well as payments made on the Effective Date.

3.       Reflects the conversion of Convertible Debentures to Preferred Stock.

4.       Reflects the Convertible Debentures.

5.       Reflects the cancellation of predecessor common stock and the issuance of successor common stock.

6.       Reorganization adjustment.

SG BLOCKS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2016 and 2015

2.       Liquidity and Financial Condition (cont.)

Fresh Start Adjustments

7.       Reflects the recognition of goodwill, intangible assets and the cumulative impact of fresh-start adjustments.

Reorganization Items

Reorganization items represent amounts incurred subsequent to the bankruptcy filing as a direct result of the filing of the Chapter 11 cases and are comprised of the following:

	Successor For the Six Months Ended December 31, 2016	Predecessor For the Six Months Ended June 30, 2016
Legal and professional fees	$(110,768)	$(171,893)
Net gain on reorganization items	—	713,379
Reorganization items, net	$(110,768)	$541,486

3.       Summary of Significant Accounting Policies

Basis of consolidation — The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, SG Building, SG Brazil and Endaxi. All intercompany balances and transactions have been eliminated.

Accounting estimates — The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Significant areas which require the Company to make estimates include revenue recognition, stock-based compensation, warrant liabilities, and allowance for doubtful accounts. Actual results could differ from those estimates.

Operating cycle — The length of the Company’s contracts varies, but is typically between six to twelve months. Assets and liabilities relating to long-term contracts are included in current assets and current liabilities in the accompanying balance sheets as they will be liquidated in the normal course of contract completion, which at times could exceed one year.

Revenue recognition — The Company accounts for its long-term contracts associated with the design, engineering, manufacture and project management of building projects and related services, using the percentage-of-completion accounting method. Under this method, revenue is recognized based on the extent of progress towards completion of the long-term contract. The Company uses the cost to cost basis because management considers it to be the best available measure of progress on these contracts.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance. General and administrative costs, marketing and business development expenses and pre-project expenses are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenue when realization is probable and the amount can be reliably estimated.

SG BLOCKS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2016 and 2015

3.       Summary of Significant Accounting Policies (cont.)

The asset, “Costs and estimated earnings in excess of billing on uncompleted contracts,” represents revenue recognized in excess of amounts billed. The liability, “Billings in excess of costs and estimated earnings on uncompleted contracts,” represents billing in excess of revenue recognized.

The Company offers a one-year warranty on completed contracts. For the years ended December 31, 2016 and 2015, the warranty claims were not material. The Company does not anticipate that any additional claims are likely to occur for warranties that are currently outstanding. Accordingly, no warranty reserve is considered necessary for any of the periods presented.

The Company also supplies repurposed containers to its customers. In these cases, the Company serves as a supplier to its customers for standard and made to order products that it sells at fixed prices. Revenue from these contracts is generally recognized when the products have been delivered to the customer, accepted by the customer and collection is reasonably assured. Revenue is recognized upon completion of the following: an order for product is received from a customer; written approval for the payment schedule is received from the customer and the corresponding required deposit or payments are received; a common carrier signs documentation accepting responsibility for the unit as agent for the customer; and the unit is delivered to the customer’s shipping point. The title and risk of loss passes to the customer at the customer’s receiving point.

Amounts billed to customers in a sales transaction for shipping and handling are classified as revenue. Products sold are generally paid for based on schedules provided for in each individual customer contract including upfront deposits and progress payments as products are being manufactured.

Funds received in advance of meeting the criteria for revenue recognition are deferred and are recorded as revenue when they are earned.

Cash and cash equivalents — The Company considers cash and cash equivalents to include all short-term, highly liquid investments that are readily convertible to known amounts of cash and have original maturities of three months or less upon acquisition.

Short-term investment — The Company classifies its investment consisting of a certificate of deposit with a maturity greater than three months but less than one year as short-term investment.

Accounts receivable — Accounts receivable are receivables generated from sales to customers and progress billings on performance type contracts. Amounts included in accounts receivable are deemed to be collectible within the Company’s operating cycle. Management provides an allowance for doubtful accounts based on the Company’s historical losses, specific customer circumstances, and general economic conditions. Periodically, management reviews accounts receivable and adjusts the allowance based on current circumstances and charges off uncollectible receivables when all attempts to collect have been exhausted and the prospects for recovery are remote.

The Company had a factoring agreement which provided for the Company to receive an advance of 75% of any accounts receivable that it factors. This agreement was terminated in January 2015.

Inventory — Raw construction materials (primarily shipping containers) are valued at the lower of costs (first-in, first-out method) or market. Finished goods and work-in-process inventories are valued at the lower of costs or market, using the specific identification method. As of December 31, 2016 and 2015, work-in-process inventory amounted to $9,445 and $158,181, respectively.

Goodwill — Goodwill represents the excess of reorganization value over fair-value of identified net assets upon emergence from bankruptcy. In accordance with the accounting guidance on goodwill, the Company performs its impairment test of goodwill at the reporting unit level each fiscal year, or more frequently if events or circumstances change that would more likely than not reduce the fair value of its reporting units

SG BLOCKS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2016 and 2015

3.       Summary of Significant Accounting Policies (cont.)

below their carrying values. The Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. If management concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, management conducts a two-step quantitative goodwill impairment test. The first step of the impairment test involves comparing the fair value of the applicable reporting unit with its carrying value. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, management performs the second step of the goodwill impairment test. The second step of the goodwill impairment test involves comparing the implied fair value of the affected reporting unit’s goodwill with the carrying value of that goodwill. The amount, by which the carrying value of the goodwill exceeds its implied fair value, if any, is recognized as an impairment loss. The Company’s evaluation of goodwill completed during the year ended December 31, 2016 resulted in no impairment losses

Intangible assets — Intangible assets represent the preliminary assets identified upon emergence from bankruptcy and consist of $2,766,000 of proprietary knowledge and technology which is being amortized over 20 years and $1,113,000 of customer contracts which is being amortized over 2.5 years. The Company evaluated intangible assets for impairment during the year ended December 31, 2016, and determined that there are no impairment losses. The accumulated amortization and amortization expense as of and for the year ended was $291,750. The estimated amortization expense for the successive five years is as follows:

For the year ending December 31,:
2017	$583,500
2018	583,500
2019	138,300
2020	138,300
2021	138,300

Equipment — Equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated lives of each asset. Estimated useful lives for significant classes of assets are as follows: computer and software 3 to 5 years and equipment 5 years. Repairs and maintenance are charged to expense when incurred.

Convertible instruments — The Company bifurcates conversion options from their host instruments and accounts for them as free standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

The Company has determined that the embedded conversion options in the convertible debentures should be bifurcated from their host instruments and a portion of the proceeds received upon the issuance of the hybrid contract have been allocated to the fair value of the derivative. The derivative is subsequently marked to market at each reporting date based on current fair value, with the changes in fair value reported in the consolidated statement of operations.

Common stock purchase warrants and other derivative financial instruments — The Company classifies as equity any contracts that (i) require physical settlement or net-share settlement or (ii) provides a choice of net-cash settlement or settlement in the Company’s own shares (physical settlement or net-share settlement) providing that such contracts are indexed to the Company’s own stock. The Company classifies as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net cash settle the

SG BLOCKS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2016 and 2015

3.       Summary of Significant Accounting Policies (cont.)

contract if any event occurs and if that event is outside the Company’s control) or (ii) gives the counterparty a choice of net-cash settlement of settlement shares (physical settlement or net-cash settlement). The Company assesses classification of common stock purchase warrants and other free standing derivatives at each reporting date to determine whether a change in classification between assets and liabilities or equity is required.

The Company’s free standing derivatives consist of warrants to purchase common stock that were issued to a placement agent involved with the private offering memorandum as well as issuances of convertible debentures as described in Note 8 and 14. The Company evaluated the common stock purchase warrants to assess their proper classification in the consolidated balance sheet and determined that the common stock purchase warrants feature a characteristic permitting cash settlement at the option of the holder. Accordingly, these instruments have been classified as warrant liabilities in the accompanying consolidated balance sheets as of December 31, 2015. As of December 31, 2015 the value of the warrant liabilities was de minimus. In connection with the Plan these warrants were cancelled.

Fair value measurements — Financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are carried at cost, which the Company believes approximates fair value due to the short-term nature of these instruments.

The Company measures the fair value of financial assets and liabilities based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company maximized the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value.

Level 1        Quoted prices in active markets for identical assets or liabilities

Level 2       Quoted prices for similar assets and liabilities in active markets or inputs that are observable.

Level 3        Inputs that are unobservable (for example, cash flow modeling inputs based on assumptions).

Financial liabilities measured at fair value on a recurring basis are summarized below:

	Successor December 31, 2016	Quoted prices in active market for identical assets (Level l)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Short-term investment	$30,017	$—	$30,017	$—
Conversion Option Liabilities	$384,461	$—	$—	$384,461

	Predecessor December 31, 2015	Quoted prices in active market for identical assets (Level l)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Short-term investment	$30,003	$—	$30,003	$—
Warrant Liabilities	$—	$—	$—	$—	(1)
Conversion Option Liabilities	$—	$—	$—	$—	(1)

____________

(1)      De minimis value at December 31, 2015.

SG BLOCKS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2016 and 2015

3.       Summary of Significant Accounting Policies (cont.)

Warrant and conversion option liabilities are measured at fair value the lattice pricing model and are classified within Level 3 of the valuation hierarchy. For fair value measurements categorized within Level 3 of the fair value hierarchy, the Company’s Chief Financial Officer, who reports to the Chief Executive Officer, determines its valuation policies and procedures. The development and determination of the unobservable inputs for Level 3 fair value measurements and fair value calculations are the responsibility of the Company’s Chief Financial Officer and are approved by the Chief Executive Officer.

The following table sets forth a summary of the changes in the fair value of the Company’s Level 3 financial liabilities that are measured at fair value on a recurring basis:

	Successor For the year ended December 31, 2016	Predecessor For the year ended December 31, 2015
Beginning balance	$—	$646,671
Aggregate fair value of conversion option liabilities issued	503,971	—
Change in fair value related to increase in warrants issued for anti-dilutive adjustment	—	—
Change in fair value of conversion option liabilities and warrants	(119,510)	(646,671)
Ending balance	$384,461	$—

The significant assumptions and valuation methods that the Company used to determine fair value and the change in fair value of the Company’s derivative financial instruments are discussed in Note 8 and 14.

The Company presented warrant and conversion option liabilities at fair value on its consolidated balance sheets, with the corresponding changes in fair value recorded in the Company’s consolidated statements of operations for the applicable reporting periods. As disclosed in Note 8 and 13, the Company computed the fair value of the warrant and conversion option liabilities at the dates of issuance and the reporting dates of December 31, 2016 and 2015 using a Black-Scholes model.

The calculation of the Black-Scholes model involves the use of the fair value of the Company’s common stock, estimated term, volatility, risk-free interest rates and dividend yield (if applicable). The Company developed the assumptions that were used as follows: The fair value of the Company’s common stock was obtained from the terms of the recapitalization of the Company including the Exit Facility, which occurred concurrent with the Company’s emergence from bankruptcy protection. The term represents the remaining contractual term of the derivative; the volatility rate was developed based on analysis of the Company’s historical stock price volatility and the historical volatility rates of several other similarly situated companies (using a number of observations that was at least equal to or exceeded the number of observations in the life of the derivative financial instrument at issue); the risk free interest rates were obtained from publicly available US Treasury yield curve rates; the dividend yield is zero because the Company has not paid dividends and does not expect to pay dividends in the foreseeable future.

Share-based payments — The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. For employees and directors, the fair value of the award is measured on the grant date. The fair value amount is then recognized over the period services are required to be provided in exchange for the award, usually the vesting period. The Company recognizes stock-based compensation expense on a graded-vesting basis over the requisite service period for each separately vesting tranche of each award. Stock-based compensation expense is reported within operating expenses in the consolidated statements of operations.

SG BLOCKS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2016 and 2015

3.       Summary of Significant Accounting Policies (cont.)

Foreign currency translation — The Company’s international subsidiary consider their local currency to be their functional currency. Assets and liabilities of the Company’s subsidiary operating in a foreign country are translated into U.S. dollars using both the exchange rate in effect at the balance sheet date or historical date, as applicable. Results of operations are translated using the average exchange rates prevailing throughout the period. The effects of exchange rate fluctuations on translating foreign currency assets and liabilities into U.S. dollars are included in stockholders’ equity (deficit) as a component of accumulated other comprehensive loss, while gains and losses resulting from foreign currency translations are included in operations. As of December 31, 2016 and 2015, there is no activity in any foreign subsidiaries which would require any foreign currency translation.

Income taxes — The Company accounts for income taxes utilizing the asset and liability approach. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes generally represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from the differences between the financial and tax bases of the Company’s assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted.

The calculation of tax liabilities involves dealing with uncertainties in the application of complex tax regulations. The Company recognizes liabilities for anticipated tax audit issues based on the Company’s estimate of whether, and the extent to which, additional taxes will be due. If payment of these amounts ultimately proves to be unnecessary, the reversal of the liabilities would result in tax benefits being recognized in the period when the liabilities are no longer determined to be necessary. If the estimate of tax liabilities proves to be less than the ultimate assessment, a further charge to expense would result.

The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement basis and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company estimates the degree to which tax assets and credit carryforwards will result in a benefit based on expected profitability by tax jurisdiction. A valuation allowance for such tax assets and loss carryforwards is provided when it is determined to be more likely than not that the benefit of such deferred tax asset will not be realized in future periods. If it becomes more likely than not that a tax asset will be used, the related valuation allowance on such assets would be reduced.

Concentrations of credit risk — Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and cash equivalents. The Company places its cash with high credit quality institutions. At times, such amounts may be in excess of the FDIC insurance limits. The Company has not experienced any losses in such account and believes that it is not exposed to any significant credit risk on the account.

With respect to receivables, concentrations of credit risk are limited to a few customers in the construction industry. The Company performs ongoing credit evaluations of its customers’ financial condition and, generally, requires no collateral from its customers other than normal lien rights. At December 31, 2016 and 2015, 63% and 74%, respectively, of the Company’s accounts receivable were due from three and two customers, respectively.

Revenue relating to three and two customers represented approximately 69% and 70% of the Company’s total revenue for the years ended December 31, 2016 and 2015, respectively.

Cost of revenue relating to three and two vendors represented approximately 63% and 76% of the Company’s total cost of revenue for the years ended December 31, 2016 and 2015, respectively. The Company believes

SG BLOCKS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2016 and 2015

3.       Summary of Significant Accounting Policies (cont.)

it has access to alternative suppliers, with limited disruption to the business, should circumstances change with its existing suppliers.

Recent accounting pronouncements — In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09 (“ASU 2014-09”), which creates Topic 606, Revenue from Contracts with Customers, and supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, including most industry-specific revenue recognition guidance throughout the Industry Topics of the Codification. In addition, ASU 2014-09 supersedes the cost guidance in Subtopic 605-35, Revenue Recognition — Construction-Type and Production-Type Contracts, and creates new Subtopic 340-40, Other Assets and Deferred Costs — Contracts with Customers. In summary, the core principle of Topic 606 is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Additionally, ASU 2014-09 requires enhanced financial statement disclosures over revenue recognition as part of the new accounting guidance. The amendments in ASU 2014-09 are effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period, and early application is permitted commencing January 1, 2017. The Company is currently evaluating the provisions of ASU 2014-09 and assessing the impact, if any, it may have on its financial position and results of operations.

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, providing additional guidance surrounding the disclosure of going concern uncertainties in the financial statements and implementing requirements for management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. The update is effective on a prospective basis for fiscal years ending after December 15, 2016 and for interim periods thereafter. The Company adopted the ASU for the fiscal 2016 reporting period, which had no impact on its disclosures.

In April 2015, the FASB issued ASU No. 2015-03, Interest — Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”). The update requires debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability instead of being presented as an asset. Debt disclosures will include the face amount of the debt liability and the effective interest rate. The update requires retrospective application and represents a change in accounting principle. The update is effective for fiscal years beginning after December 15, 2015. As a result, capitalized debt issuance costs are now presented as a reduction in the carrying amount of convertible debentures. The change resulted in a reclassification of $5,204 of debt issuance costs in the accompanying consolidated balance sheet as of December 31, 2015. Consequently this reduced the total assets, total current liabilities and total liabilities as of December 31, 2015.

In July 2015, the FASB issued ASU No. 2015-11, Inventory: Simplifying the Measurement of Inventory. The update requires inventory not measured using either the last in, first out (LIFO) or the retail inventory method to be measured at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable cost of completion, disposal, and transportation. The update is effective for fiscal years beginning after December 15, 2016. Early adoption is permitted for financial statements that have not been previously issued. The Company does not believe the effects of ASU 2015-11 will have a material impact on future presentation and disclosures of the financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The updates principle objective is to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet. ASU 2016-02 continues to retain a distinction between finance and operating leases but requires lessees to recognize a right-of-use asset representing its right to use the underlying

SG BLOCKS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2016 and 2015

3.       Summary of Significant Accounting Policies (cont.)

asset for the lease term and a corresponding lease liability on the balance sheet for all leases with terms greater than twelve months. The update is effective for fiscal years beginning after December 15, 2018. Early adoption is permitted for financial statements that have not been previously issued. The Company is currently evaluating the effects of ASU 2016-02 on the financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation — Stock Compensation (Topic 718.) The update makes several modifications to Topic 718 related to the accounting for forfeitures, employer tax withholding on share-based compensation, and the financial statement presentation of excess tax benefits or deficiencies. ASU 2016-09 also clarifies the statement of cash flows presentation for certain components of share-based awards. The update is effective for fiscal years beginning after December 15, 2016. Early adoption is permitted for financial statements that have not been previously issued. The Company is currently evaluating the effects of ASU 2016-09 on the financial statements.

4.       Accounts Receivable

At December 31, 2016 and 2015, the Company’s accounts receivable consisted of the following:

	Successor 2016	Predecessor 2015
Billed:
SG block sales	$124,713	$82,200
Engineering services	144,040	14,181
Project management	—	14,400
Total gross receivables	268,753	110,781
Less: allowance for doubtful accounts	(34,235)	(24,746)
Total net receivables	$234,518	$86,035

5.       Costs and Estimated Earnings on Uncompleted Contracts

Costs and estimated earnings on uncompleted contracts consist of the following at December 31, 2016 and 2015:

	Successor 2016	Predecessor 2015
Costs incurred on uncompleted contracts	$316,722	$18,363
Provision for loss on uncompleted contracts	—	—
Estimated earnings (losses)	40,488	6,786
	357,210	25,149
Less: billings to date	(372,339)	(53,173)
	$(15,129)	$(28,024)

The above amounts are included in the accompanying consolidated balance sheets under the following captions at December 31, 2016 and 2015.

	Successor 2016	Predecessor 2015

Costs and estimated earnings in excess of billings on uncompleted contracts	$33,349	$—
Billings in excess of cost and estimated earnings on uncompleted contracts	(48,478)	(28,024)
	$(15,129)	$(28,024)

SG BLOCKS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2016 and 2015

5.       Costs and Estimated Earnings on Uncompleted Contracts (cont.)

Although management believes it has established adequate procedures for estimating costs to complete on open contracts, it is at least reasonably possible that additional significant costs could occur on contracts prior to completion. The Company periodically evaluates and revises its estimates and makes adjustments when they are considered necessary.

6.       Inventory

At December 31, 2016 and 2015, the Company’s inventory consisted of the following:

	Successor 2016	Predecessor 2015
Contract building	$9,445	$158,181
	$9,445	$158,181

7.       Equipment

At December 31, 2016 and 2015, the Company’s equipment consisted of the following:

	Successor 2016	Predecessor 2015
Computer equipment and software	$24,179	$22,786
Furniture and other equipment	2,997	2,997
	27,176	25,783
Less: accumulated depreciation	(21,617)	(18,553)
	$5,559	$7,230

Depreciation expense for the years ended December 31, 2016 and 2015 amounted to $3,063 and $3,728 respectively.

8.       Convertible Debentures

Predecessor Company

On December 27, 2012, the Company entered a Securities Purchase Agreement (“Securities Purchase Agreement”) with Hillair Capital Investments L.P. (“Hillair), whereby the Company issued and sold to Hillair: (i) $1,120,000 in 8% Original Discount Senior Secured Convertible Debentures due July 1, 2014, for $1,000,000 (“Debenture”), and (ii) a Common Stock purchase warrant to purchase up to 2,604,651 shares of the Company’s Common Stock with a fair value of $199,806 at issuance, which has been recorded as a discount to the debenture. (As disclosed in Note 13) The Company recorded a discount of $120,000, which is being amortized over the term of the debenture, using the effective interest method. At the date of issuance the fair value of the conversion option liability was determined to be $69,502, which has been recorded as a discount to the debenture. At any time after December 28, 2012, until the Debenture is no longer outstanding, the Debenture was convertible, in whole or in part, into shares of Common Stock at the option of Hillair, subject to certain conversion limitations set forth in the Debenture. The initial conversion price for the Debenture was $0.43 per share, subject to adjustments upon certain events, as set forth in the Debenture. In connection with the issuance of the Debenture, the Company also paid Hillair $45,000 for due diligence which has been recorded as a discount to the debenture, and will be amortized over the term of the debenture, using the effective interest method. In addition, the Company incurred $15,466 in legal fees which are included in debt issuance costs in the accompanying consolidated balance sheet at December 31, 2016 and December 31, 2014. As described below, in April 2014 the Company exchanged certain outstanding

SG BLOCKS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2016 and 2015

8.       Convertible Debentures (cont.)

debentures, including the 2012 Hillair Debenture, for new Senior Convertible Debentures (“2014 Exchange Debentures”). The surrendered debentures, including the 2012 Hillair Debenture, were cancelled at the time of the exchange.

On January 8, 2013 and January 9, 2013, the Company issued and sold to Next View Capital LP (“Next View”) and another investor (“Another Investor”) an aggregate of (i) $392,000 in 8% Original Discount Senior Secured Convertible Debentures due July 1, 2014, for $350,000 (“January 2013 Debentures”), and (ii) Common Stock purchase warrants to purchase up to 911,628 shares of the Company’s Common Stock with a fair value of $69,933 at issuance, which has been recorded as a discount to the January 2013 Debentures. (As disclosed in Note 13). The Company recorded a discount of $42,000, which will be amortized over the term of the debenture, using the effective interest method. At the date of issuance the fair value of the conversion option liability was determined to be $24,322, which has been recorded as a discount to the debenture. Except for the date of issuance, these debentures and warrants have the same terms and conditions as the debenture and warrant issued to Hillair as described above. Also, the conversion price for the January 2013 Debentures was adjusted to $0.23 per share. Merriman acted as financial advisor to the Company in connection with this transaction and received a fee consisting of $28,000 and warrants to purchase up to 36,466 shares of the Company’s Common Stock. (As disclosed in Note 13)

In April 2013, the Company issued and sold to Frank Casano (“Casano”) and Scott Masterson (“Masterson”) an aggregate of (i) $560,000 in 8% Original Discount Senior Secured Convertible Debentures due October 15, 2014, for $500,000 (“April 2013 Debentures”), and (ii) Common Stock purchase warrants to purchase up to 1,302,326 shares of the Company’s Common Stock with a fair value of $60,801 at issuance, which has been recorded as a discount to the April 2013 Debentures. (As disclosed in Note 13) The Company recorded a discount of $60,000, which will be amortized over the term of the debenture, using the effective interest method. At the date of issuance the fair value of the conversion option liability was determined to be $14,971, which has been recorded as a discount to the debenture. Except for the date of issuance, these debentures and warrants have the same terms and conditions as the debenture and warrant issued to Hillair as described above. As described below, in April 2014 the April 2013 Debentures were exchanged for 2014 Exchange Debentures. The surrendered April 2013 Debentures were cancelled at the time of the exchange.

On April 10, 2014, the Company entered into a Securities Exchange Agreement (the “Exchange Agreement”) with Hillair, Casano and Masterson who held certain of the existing Senior Convertible Debentures described above (the “Existing Debentures”). Under the terms of the Exchange Agreement, Existing Debentures with a stated maturity value of $1,680,000 were surrendered in exchange for (i) new Senior Convertible Debentures with a stated interest rate of eight percent (8%) per year, a stated maturity value of $1,915,200, a conversion price of $0.25 per share, subject to adjustment, with a final maturity date of April 1, 2016 (the “2014 Exchange Debentures”), and (ii) a five (5) year Common Stock purchase warrant to purchase up to 7,660,800 shares of the Company’s common stock at an exercise price of $0.275 (110% of the conversion price), subject to adjustment (the “2014 Exchange Warrants”). At April 10, 2014, the carrying value of 2014 Existing Debentures was $1,680,000 and the fair value of the conversion option liability was $2,366. The fair value of the conversion option liability of the 2014 Exchange Debentures was determined to be $380,744 and the fair value of the warrants issued was determined to be $490,601. The Company recognized a loss of $1,104,179 on this exchange transaction. In connection with the Exchange Agreement, the Company incurred $20,763 in legal fees which are included in debt issuance costs in the accompanying consolidated balance sheet at December 31, 2016 and 2015.

On April 10, 2014, the Company entered into a Securities Purchase Agreement (the “2014 SPA”) with four investors, including Hillair pursuant to which the Company issued and sold (i) $2,080,500 in 8% Original

SG BLOCKS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2016 and 2015

8.       Convertible Debentures (cont.)

Discount Senior Secured Convertible Debentures, for $1,825,000, with a conversion price of $0.25 per share, subject to adjustment, with a final maturity date of April 1, 2016 (the “2014 New Debentures” together with the 2014 Exchange Debentures, the “2014 Debentures”), and (ii) a five (5) year Common Stock purchase warrant to purchase up to 8,322,000 shares of the Company’s common stock at an exercise price of $0.275 (110% of the conversion price), subject to adjustment with a fair value of $532,944 at issuance, which has been recorded as a discount to the 2014 New Debentures. (As disclosed in Note 13) Holders of the 2014 Debentures are referred to in the notes to the consolidated financial statements as the “2014 Holders.” The Company recorded a discount of $255,500, which is being amortized over the term of the 2014 New Debentures, using the effective interest method. The initial conversion price for the 2014 New Debentures is $0.25 per share, subject to adjustments upon certain events, as set forth in the 2014 New Debentures.”). In connection with the issuance of the Debenture, the Company also paid $40,763 for legal fees which has been recorded as a discount to the debenture, and will be amortized over the term of the debenture, using the effective interest method. At the date of issuance the fair value of the conversion option liability was determined to be $413,606, which has been recorded as a discount to the 2014 New Debentures. In connection with the 2014 New Debentures, the Company incurred $20,000 in legal fees which are included in debt issuance costs in the accompanying consolidated balance sheet at December 31, 2016 and 2015. As of December 31, 2015, the discount related to the 2014 New Debentures amounted to $393,169.

The Exchange Agreement and the 2014 SPA trigger anti-dilution adjustments to the warrants issued on the Existing Debentures based on a $0.25 per share conversion price (adjusted from the original stated conversion price of $0.43 per share), which reduced the exercise price to $0.25 per share and increased the number of shares issuable upon the exercise of the Existing Warrants from 4,818,605 to 8,288,000 shares.

At any time after April 10, 2014, (the “Original Issue Date”) until the 2014 Debentures were no longer outstanding, the 2014 Debentures were convertible, in whole or in part, into shares of Common Stock at the option of the 2014 Holders, subject to certain conversion limitations set forth in the 2014 Debentures. The initial conversion price for the 2014 Debentures was $0.25 per share, subject to adjustments upon certain events, as set forth in the 2014 Debentures. The Company was required to pay interest on the aggregate unconverted and then outstanding principal amount of the 2014 Debentures at the rate of 8% per annum, payable quarterly on January 1, April 1, July 1 and October 1, beginning on October 1, 2014. Interest was payable in cash or at the Company’s option in shares of Common Stock, provided certain terms and conditions are met as more fully described in the 2014 Debentures. On each of October 1, 2015 and January 1, 2016, the Company was obligated to redeem an amount equal to $998,925 and on April 1, 2016, an amount equal to $1,997,850, plus accrued but unpaid interest, liquidated damages and any other amounts then owing in respect of the 2014 Debentures (as to each of the forgoing periodic redemptions, each a “Periodic Redemption Amount”). In lieu of a cash redemption and subject to the Company meeting certain equity conditions described in the 2014 Debentures, the Company had the option to elect to pay the Periodic Redemption Amount in shares on the terms set forth in the 2014 Debentures.

Upon any Event of Default (as defined in the Debenture), the outstanding principal amount of the Debenture, plus liquidated damages, interest, a premium of 30% and other amounts owing in respect thereof through the date of acceleration, shall become, at the 2014 Holders’ election, immediately due and payable in cash. Commencing five days after the occurrence of any Event of Default, the interest rate on the Debenture shall accrue at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted under applicable law. The 2014 Debentures contain anti-dilution protective provisions as described therein. The Company was subject to compliance with certain covenants under the 2014 Debentures as set forth therein. On September 11, 2015, the Company failed to make a payment of interest that was due and payable on the 2014 Debentures and thus the outstanding principal amount increased by $1,247,310 to $5,405,010.

SG BLOCKS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2016 and 2015

8.       Convertible Debentures (cont.)

The 2014 Warrants may be exercised at any time on or after April 10, 2014 and on or prior to the close of business on April 10, 2019, at an exercise price of $0.275 per share, subject to adjustment upon certain events. The 2014 Warrants contain anti-dilution protective provisions and limitations on exercise as described therein. See Note 14.

To secure the Company’s obligations under the 2014 Debentures, SG Building entered into a Subsidiary Guarantee, dated as of April 10, 2014 (the “Guarantee”), pursuant to which it unconditionally and irrevocably guaranteed the prompt and complete payment and performance when due of the obligations arising from the 2014 Debentures. The Company and SG Building have each granted the 2014 Holders a security interest in their assets to secure the payment, performance and discharge in full of all of the Company’s obligations under the 2014 Debentures and the guarantor’s obligations under the Guarantee, in accordance with that certain Security Agreement, dated as of April 10, 2014.

On August 5, 2015, the Company issued and sold to Hillair a $162,000 Original Issue Discount Senior Secured Convertible Debenture due November 3, 2015 (the “Bridge Debenture”), for $150,000 (the “August 2015 Financing”). The sale and issuance of the Bridge Debenture was consummated pursuant to a Securities Purchase Agreement, dated August 5, 2015, between the Company and Hillair. At any time after August 5, 2015, until the Bridge Debenture is no longer outstanding, the Bridge Debenture is convertible, in whole or in part, into shares of Common Stock at the option of Hillair, subject to certain conversion limitations set forth in the Bridge Debenture. The initial conversion price for the Bridge Debenture was $0.10 per share, subject to adjustments upon certain events, as set forth in the Bridge Debenture. As the Bridge Debenture was issued at an original issue discount, interest does not accrue on the Bridge Debenture.

Successor Company

On the Effective Date, and pursuant to the terms of the Plan, SGB entered into a Securities Purchase Agreement, dated June 30, 2016, (the “2016 SPA”), pursuant to which SGB sold for a subscription price of $2,000,000, a 12% Original Issue Discount Senior Secured Convertible Debenture to HCI in the principal amount of $2,500,000, with a maturity date of June 30, 2018 (the “June 2016 Debenture”). The June 2016 Debenture is convertible at HCI’s option at any time in whole or in part into shares of New Common Stock (as defined below) at a ratio of 1 share for every $3.75 of debt. Pursuant to that certain Subsidiary Guaranty Agreement, effective as of the Effective Date (the “Guarantee Agreement”), by SG Building in favor of HCI, SG Building unconditionally guaranteed (the “Guarantee”) the obligations and indebtedness owed to HCI under the June 2016 Debenture and the Guarantee is secured by a first-priority lien and security interest on all of the Guarantor’s assets. The June 2016 Debenture and SG Building’s obligations under the Guarantee are secured by a first-priority lien and security interest on all of the Company’s and SG Building’s assets pursuant to that certain Security Agreement, dated as of the Effective Date, by and between the Company, SG Building and HCI (the “Security Agreement”). At the date of issuance, the fair value of the conversion option liability was determined to be $394,460, which has been recorded as a discount to the debenture. As of December 31, 2016, the fair value of the conversion option liability was determined to be $279,608.

On November 17, 2016, the Company entered into a Securities Purchase Agreement with HCI, for which the Company sold for a subscription price of $750,000, a 12% Original Issue Discount Senior Secured Convertible Debenture to HCI in the amount of $937,500, with a maturity date of June 30, 2018 (the “November 2016 Debenture”). The November 2016 Debenture is convertible at HCI’s option at any time in whole or in part into shares of New Common Stock (as defined below) at a ratio of 1 share for every $3.75 of debt. Pursuant to that certain Subsidiary Guaranty Agreement, effective as of the Effective Date (the “Guarantee Agreement”), by SG Building in favor of HCI, SG Building unconditionally guaranteed

SG BLOCKS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2016 and 2015

8.       Convertible Debentures (cont.)

(the “Guarantee”) the obligations and indebtedness owed to HCI under the November 2016 Debenture and the Guarantee is secured by a first-priority lien and security interest on all of the Guarantor’s assets. The November 2016 Debenture and SG Building’s obligations under the Guarantee are secured by a first-priority lien and security interest on all of the Company’s and SG Building’s assets pursuant to that certain Security Agreement, dated as of the Effective Date, by and between the Company, SG Building and HCI (the “Security Agreement”). In connection with the issuance of the Debenture, the Company also paid $50,000 for legal fees, which has been recorded as a discount to the debenture, and will be amortized over the term of the debenture, using the effective interest method. At the date of issuance the fair value of the conversion option liability was determined to be $109,511, which has been recorded as a discount to the debenture. As of December 31, 2016 the fair value of the conversion option liability was determined to be $104,853.

As of the Effective Date, HCI is a preferred stock shareholder of the Company.

A summary of the Company’s convertible debentures as of December 31, 2016 and 2015 is as follows:

	Successor 2016	Predecessor 2015

2014 Exchange Debentures	$—	$2,489,760
2014 New Debentures, net of $393,169 discount	—	2,311,481
Bridge Debenture	—	210,600
June 2016 Debenture, net of $670,845 discount	1,829,155	—
November 2016 Debenture, net of $320,318 discount	617,182	—

Total debt	2,446,337	5,011,841

Less current portion	—	—

Long-term debt	$2,446,337	$5,011,841

For the year ended December 31, 2015, interest expense on the convertible debentures amounted to $253,061, and is included on the accompanying consolidated statements of operations. For the six months ended June 30, 2016 and December 31, 2016 total amortization relating to the discount amounted to $393,169 and $250,308, respectively, and is included in interest expense on the accompanying consolidated statements of operations. For the year ended December 31, 2015 total amortization relating to the discount amounted to $437,648, and is included in interest expense on the accompanying consolidated statements of operations. For the year ended December 31, 2015, the total default penalty on the convertible debentures amounted to $1,247,310 and is included in interest expense on the accompanying condensed consolidated statements of operations.

Due to the Company filing a voluntary petition for relief under Chapter 11 of Title 11 of the Bankruptcy Court, interest stopped accruing on the predecessor’s company convertible debentures as of October 15, 2015. Additional contractual interest through June 30, 2016 would have resulted in $146,509 of additional interest. Subsequent to December 31, 2016, in connection with the Plan, all of the outstanding debentures were converted into preferred stock in accordance with the Plan.

In connection with the June 2016 Debenture and the November 2016 Debenture, the Company bifurcated the conversion option from its debt host. The fair value of the conversion option liabilities were determined to

SG BLOCKS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2016 and 2015

8.       Convertible Debentures (cont.)

be $503,971 at the date of issuance, utilizing a Black-Scholes model. Consequently, the Company recorded a discount of $503,971 on the debentures, which will be amortized over the term of the debenture, using the effective interest method. The fair value of the conversion option liabilities as of December 31, 2016 and 2015 was $384,461 and $0, respectively. The significant assumptions which the Company used to measure the fair value at December 31, 2016 and the date of issuance of the conversion option liability are as follows:

	Date of Issuance	12/31/16
Stock price	$3.00	$3.00
Term	1.62 – 2	1.5
Volatility	44 – 48.8%	44.4%
Risk-free interest rate	0.58 – 0.873%	0.966%
Exercise price	$3.75	$3.75

In connection with the Securities Purchase Agreement and the 2014 SPA, the Company is required to maintain compliance with a variety of contractual provisions which include certain affirmative and negative covenants, as outlined in the underlying agreements. The underlying securities purchase and debenture agreements also provide for the Company to pay liquidated damages upon certain events as outlined in the underlying agreements.

9.       Debtor in Possession Financing

In connection with the bankruptcy the Company entered into financing in the amount of $600,000. On the effective date of the Plan, the Debtor in Possession credit facility was converted into a new 12% Original Issue Discount Senior Secured Convertible Debenture (the “Exit Facility”) due two years from the Effective Date of the Plan as disclosed in Note 8.

10.     Income Taxes

The Company’s benefit for income taxes consists of the following for the year ended December 31, 2016 and 2015:

	Successor 2016	Predecessor 2015
Deferred:
Federal	$(475,316)	$(1,066,864)
State and local	(419,247)	(79,680)
Total deferred	(894,563)	(1,146,544)

Total benefit for income taxes	(894,563)	(1,146,544)
Less: valuation reserve	894,563	1,146,544
Income Tax provision	$—	$—

SG BLOCKS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2016 and 2015

10.     Income Taxes (cont.)

A reconciliation of the federal statutory rate to 0% for the year ended December 31, 2016 and 2015 to the effective rate for income from operations before income taxes is as follows:

	Successor 2016	Predecessor 2015
Benefit for income taxes at federal statutory rate	34.0%	34.0%
State and local income taxes, net of federal benefit	7.8	5.7
Differences attributable to change in state business apportionment	12.3	(7.6)
Reorganization expenses	(6.0)	—
Amortization of intangible assets	(6.2)	—
Change in fair value of derivative liabilities	—	7.8
True-up	3.4	2.3
Other	0.1	(0.3)
Less valuation allowance	(45.4)	(41.9)
Effective income tax rate	0.0%	0.0%

During 2016, the Company adjusted its estimate of business apportionment, thus increasing its tax effective state and local tax rate from 5.7% to 7.8%. The decrease is primarily due to allocation of business receipts from New York State and New York City.

The tax effects of these temporary differences along with the net operating losses, net of an allowance for credits, have been recognized as deferred tax assets (liabilities) at December 31, 2016 and 2015 as follows:

	Successor 2016	Predecessor 2015
Net operating loss carryforward	$5,256,605	$3,497,816
Bad debt reserve	141,182	130,319
Employee stock compensation	78,652	657,326
Net conversion feature discount	(5,208)	(202,349)
Default penalty	—	494,391
Depreciation	2,782	1,962
Charity	344	329
Net deferred tax asset	5,474,357	4,579,794
Less valuation allowance	(5,474,357)	(4,579,794)

Net deferred tax asset	$—	$—

The Company establishes a valuation allowance, if based on the weight of available evidence; it is more likely than not that some portion or all of the deferred assets will not be realized. The valuation allowance increased $894,563 and $1,146,544 during 2016 and 2015, respectively, offsetting the increase in the deferred tax asset attributable to the net operating loss and reserves.

As of December 31, 2016, the Company has a net operating loss carry forward of approximately $12,588,000 for Federal tax purposes. The net operating loss expires through 2036. The Company’s net operating loss carry forward may be subject to annual limitations, which could reduce or defer the utilization of the losses as a result of an ownership change as defined in Section 382 of the Internal Revenue Code.

As required by the provisions of ASC 740, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely that not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50 percent

SG BLOCKS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2016 and 2015

10.     Income Taxes (cont.)

likelihood of being realized upon ultimate settlement with the relevant tax authority. Differences between tax positions taken or expected to be taken in a tax return and the net benefit recognized and measured pursuant to the interpretation are referred to as “unrecognized benefits.” A liability is recognized (or amount of net operating loss or amount of tax refundable is reduced) for an unrecognized tax benefit because it represents an enterprise’s potential future obligation to the taxing authority for a tax position that was not recognized as a result of applying the provisions of ASC 740.

The Company recognizes interest and penalties related to uncertain tax positions in general and administrative expenses. As of December 31, 2016, the Company has no unrecognized tax positions, including interest and penalties. The tax years 2013 – 2015 are still open to examination by the major tax jurisdictions in which the Company operates. The Company files returns in the United States Federal tax jurisdiction and various other state jurisdictions.

11.     Net Income (Loss) Per Share

Basic net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and potentially dilutive common shares outstanding during the period. Potentially dilutive common shares consist of the common shares issuable upon the exercise of stock options and warrants. Potentially dilutive common shares are excluded from the calculation if their effect is antidilutive. At December 31, 2016, there were options to purchase 295,051 shares of common stock, outstanding which could potentially dilute future net income (loss) per share. At December 31, 2016 the Company also has outstanding convertible debt which is initially convertible into 916,667 shares of common stock, which could potentially dilute future net income (loss) per share. The number of shares the convertible debt could be converted into could potentially increase under certain circumstances related to the market price of the Company’s common stock at the time of conversion. At December 31, 2015, there were options and warrants to purchase 15,425,001 and 25,572,059 shares of common stock, respectively, outstanding which could potentially dilute future net income (loss) per share. At December 31, 2015 the Company also has outstanding convertible debt which is initially convertible into 17,602,800 shares of common stock, which could potentially dilute future net income (loss) per share. The number of shares the convertible debt could be converted into could potentially increase under certain circumstances related to the market price of the Company’s common stock at the time of conversion.

12.     Construction Backlog

The following represents the backlog of signed engineering and project management contracts in existence at December 31, 2016 and 2015:

	Successor 2016	Predecessor 2015
Balance – January 1	$105,851	$6,200
New contracts and change orders during the period	807,786	172,805
	913,637	179,005
Less: contract revenue earned during the period	(372,346)	(73,154)
	541,291	105,851
Contracts signed but not started	—	—
Balance – December 31	$541,291	$105,851

SG BLOCKS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2016 and 2015

13.     Stockholders’ Equity

Reverse stock split — In December 2016, our Board of Directors and a majority of our stockholders approved a 1-for-3 reverse stock split of our common stock and our preferred stock. The consolidated financial statements of SG Blocks, Inc. and subsidiaries as of December 31, 2016 and the six month period ended December 31, 2016 (Successor) and the related notes thereto related to the Successor have been adjusted to reflect the 1-for-3 reverse stock split.

14.     Warrants — Predecessor

In conjunction with a private placement in October 2010 (the “2010 Private Placement”), the Company issued warrants to Ladenburg, the placement agent for the 2010 Private Placement. The warrants entitled Ladenburg to purchase up to a total of 1,044,584 shares of Common Stock for $0.25 per share. The warrants expire October 28, 2015. The warrants are exercisable, at the option of the holder, at any time prior to their expiration. The fair value of warrants issued to placement agents was calculated utilizing the lattice method. The warrants issued to Ladenburg contain provisions that make them redeemable for cash by the holder of the warrant under certain circumstances that are not within the control of the Company. Accordingly, the fair market value of the warrants as of the date of issuance has been classified as liabilities. The fair value of the 2010 Private Placement warrants as of December 31, 2015 was $0. In connection with the Plan these warrants were cancelled.

In conjunction with a private placement in 2012 (the “2012 Private Placement”), the Company issued warrants to Ladenburg in March 2012. The warrants entitle Ladenburg to purchase up to a total of 86,323 shares of common stock for $0.35 per share and expire March 27, 2017. The Company also issued warrants to Ladenburg in May 2012 in connection with the additional 702,872 shares of common stock issued in the 2012 Private Placement. These warrants entitled Ladenburg to purchase 29,700 shares of common stock at $0.35 per share and expire May 22, 2017. These warrants are exercisable, at the option of the holder, at any time prior to their expiration. The fair value of warrants issued to placement agents were calculated utilizing the lattice method. The warrants issued to Ladenburg contain provisions that make them redeemable for cash by the holder of the warrant under certain circumstances that are not within the control of the Company. Accordingly, the fair market value of the warrants as of the date of issuance has been classified as liabilities. The fair value of the 2012 Private Placements warrants as of December 31, 2015 was $0. In connection with the Plan these warrants were cancelled.

As part of the issuance of convertible debentures to Hillair as disclosed in Note 8, the Company issued warrants to Hillair. The warrants entitled Hillair to purchase up to 2,604,651 shares of Common Stock for $0.4488, subject to adjustments upon certain events. The warrants may be exercised at any time on or after June 27, 2013 and expire on June 27, 2018. The fair value of warrants issued to Hillair was calculated utilizing the lattice method. The warrants issued to Hillair contain provisions that make them redeemable for cash by the holder of the warrant under certain circumstances that are not within the control of the Company. Accordingly, the fair market value of the warrants as of the date of issuance has been classified as liabilities and has been included as a debt discount of the convertible debentures described in Note 8. The fair value of the Hillair warrants as of December 31, 2015 was $0. In connection with the Plan these warrants were cancelled.

In connection, with the issuance of convertible debentures to Hillair, the Company issued warrants to Merriman. The warrants entitled Merriman to purchase up to 52,093 shares of Common Stock for $0.4488 and 52,093 shares of Common Stock at $0.43 per share. The fair market value of the warrants as of the date of issuance has been classified as equity and is recorded in deferred loan costs on the accompanying consolidated balance sheets. The fair value of the Merriman warrants as of the date of issuance was $8,166. In connection with the Plan these warrants were cancelled.

SG BLOCKS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2016 and 2015

14.     Warrants — Predecessor (cont.)

As part of the issuance of convertible debentures to Next View and Another Investor as disclosed in Note 8, the Company issued warrants to Next View and Another Investor. The warrants entitled Next View and Another Investor to purchase up to 651,163 and 260,465, respectively, shares of Common Stock for $0.4488 per share, subject to adjustments upon certain events. As of December 31, 2013, the exercise price of these warrants was adjusted to $0.23. The warrants issued to Next View and Another Investor contain substantially all of the same terms as the warrants issued to Hillair. The fair market value of the warrants as of the date of issuance wasclassified as liabilities and has been included as a debt discount of the convertible debentures described in Note 8. The fair value of the Next View and Another Investor warrants as of December 31, 2015 was $0. In connection with the Plan these warrants were cancelled.

In connection, with the issuance of convertible debentures to Next View and Another Investor, the Company issued warrants to Merriman. The warrants entitled Merriman to purchase up to 18,233 shares of Common Stock for $0.4488 per share and 18,233 shares of Common Stock at $0.43 per share. The fair market value of the warrants as of the date of issuance has been classified as equity and is recorded in deferred loan costs on the accompanying consolidated balance sheets. The fair value of the Merriman warrants as of the date of issuance was $2,858. In connection with the Plan these warrants were cancelled.

As part of the issuance of the April 2013 Debentures to Casano and Masterson as disclosed in Note 8, the Company issued the April 2013 Warrants to Casano and Masterson. The April 2013 Warrants originally entitled Casano and Masterson to purchase up to 1,041,861 and 260,465, respectively, shares of Common Stock for $0.4488 per share, subject to adjustments upon certain events. The April 2013 Warrants issued to Casano and Masterson contain substantially all of the same terms as the 2012 Hillair Warrants. As a result of the transactions consummated pursuant to the Exchange Agreement and the 2014 SPA as disclosed in Note 8, the number of shares of Common Stock Casano and Masterson are entitled to purchase has increased to 1,792,000 and 448,000, respectively and can be purchased for $0.25 per share. The fair value of the April 2013 Warrants as of the date of issuance has been classified as liabilities and has been included as a debt discount of the April 2013 Debentures described in Note 8. The fair value of the April 2013 Warrants issued to Casano and Masterson as of December 31, 2015 was $0. In connection with the Plan these warrants were cancelled.

Pursuant to the Exchange Agreement disclosed in Note 8, the Company issued 2014 Exchange Warrants to Hillair, Casano and Masterson. The 2014 Exchange Warrants entitle Hillair, Casano and Masterson to purchase up to 5,107,200, 2,042,880, and 510,720, respectively, shares of Common Stock at $0.275 per share, subject to adjustments upon certain events. The 2014 Exchange Warrants may be exercised at any time after April 10, 2014 and expire on April 10, 2019. The fair value of the 2014 Exchange Warrants issued to Hillair, Casano and Masterson was calculated utilizing the lattice method. The 2014 Exchange Warrants contain provisions that make them redeemable for cash by the holder of the warrant under certain circumstances that are not within the control of the Company. Accordingly, the fair value of the 2014 Exchange Warrants as of the date of issuance has been classified as liabilities and has been included in the loss on extinguishment of debt on the accompanying condensed consolidated statements of operations. The fair value of these warrants as of December 31, 2015 was $0. In connection with the Plan these warrants were cancelled.

As part of the issuance of the 2014 New Debentures as disclosed in Note 8, the Company issued warrants to purchase up to 8,322,000 shares of Common Stock at $0.275 per share (the “2014 New Warrants”), subject to adjustments upon certain events. The 2014 New Warrants contain substantially all of the same terms as the 2014 Exchange Warrants. The fair value of the 2014 New Warrants as of the date of issuance has been classified as liabilities and has been included as a debt discount of the 2014 New Debentures described in Note 8. The fair value of the 2014 New Warrants as of December 31, 2015 was $0. In connection with the Plan these warrants were cancelled.

SG BLOCKS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2016 and 2015

14.     Warrants — Predecessor (cont.)

A summary of warrant activity and changes during the years ended December 31, 2016 and 2015 are presented below:

	Number of Warrants	Weighted Average Exercise Price Per Share	Weighted Average Remaining Terms (in years)	Aggregate Intrinsic Value
Outstanding – December 31, 2015 (Predecessor)	25,572,059	$0.27	3.89	—
Issued	—	—
Anti-Dilutive Adjustment	—	—
Exercised	—	—
Cancelled	(25,572,059)	0.27
Forfeited	—	—
Outstanding – December 31, 2016 (Successor)	—	$—	—	$—

Exercisable – December 31, 2016 (Successor)	—	$—	—	$—

The change in fair value of the warrants of $536,671 is included in the accompanying consolidated statement of operations for the years ended December 31, 2015.

15.     Stock Options and Grants

A summary of stock option activity and changes during the years ended December 31, 2016 and 2015 are presented below:

	Shares	Weighted Average Fair Value Per Share	Weighted Average Exercise Price Per Share	Weighted Average Remaining Terms (in years)	Aggregate Intrinsic Value
Outstanding – January 1, 2015 (Predecessor)	15,425,001	$0.07	$0.30	8.00	$112,500
Granted	—	—	—
Exercised	—	—	—
Cancelled	—	—	—
Outstanding – December 31, 2015 (Predecessor)	15,425,001	$0.07	$0.30	7.00	$—
Granted	—	—	—
Exercised	—	—	—
Cancelled	(15,425,001)	(0.07)	(0.30)
Outstanding – June 30, 2016 – Predecessor	—	$—	$—	—	$—
Granted	295,051	1.25	3.00
Exercised	—
Cancelled	—
Outstanding – December 31, 2016 – Successor	295,051	1.25	3.00	9.86	—
Exercisable – December 31, 2015 – Predecessor	13,729,168	$0.11	$0.31	6.80	$—
Exercisable – December 31, 2016 – Successor	128,299	$1.25	$3.00	9.86	$—

SG BLOCKS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2016 and 2015

15.     Stock Options and Grants (cont.)

Predecessor

The Company previously had stock plans approving the issuance of shares of the Company’s common stock. In connection with the Plan, all of the outstanding stock options under such plans were cancelled.

In connection with the predecessor company, the fair value of the stock price at December 31, 2015 was nominal. For this value the Company used the Market Approach to arrive at an estimated fair value of the Company’s common stock. The Market Approach is based on the economic principle of competition and entails both the application of appropriate market-based multiples such as level of earnings, cash flow, revenues, invested capital or other financial factors that represent the company’s future financial performance. This method is based on the idea of determination of the price at which the company will be exchanged in the public market. On October 15, 2015, the Company filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Bankruptcy Court for the Southern District of New York, accordingly the fair value of the stock was deemed to have a nominal value. For the year ending December 31, 2016 the fair value of the stock was determined by using a weighted value between the income approach method and the weighted average bulletin board price.

For the six months ended June 30, 2016 and the year ended December 31, 2015, the Company recognized stock-based compensation of $119,146 and $192,776, respectively, which is included in payroll and related expenses in the accompanying consolidated statements of operations.

Successor

2016 Plan — On October 26 2016, the Company’s Board of Directors approved the issuance of up to 500,000 shares of the Company’s Common Stock in the form of restricted stock or options (“2016 Stock Plan”). The 2016 Plan expires on October 26, 2026, and is administered by the Company’s Board of Directors. Each of the Company’s employees, directors, and consultants are eligible to participate in the 2016 Stock Plan. As of December 31, 2016, there were 204,499 shares of common stock available for issuance under the 2016 Stock Plan.

For the six months ended December 31, 2016, the Company recognized stock-based compensation expense of $188,343, which is included in payroll and related expenses in the accompanying consolidated statements of operations.

As of December 31 2016, there was $179,881 of total unrecognized compensation costs related to non-vested stock options, which will be expensed over a weighted average period of 1.68 years. The intrinsic value is calculated as the difference between the fair value of the stock price at year end and the exercise price of each of the outstanding stock options. The fair value of the stock price at December 31, 2016 was $3 per share.

On November 1, 2016, Mahesh Shetty, the Company’s Chief Financial Officer, and two employees of the Company were granted options to purchase 21,828 and 54,596, respectively, shares of the Company’s Common Stock with an exercise price of $3.00 per share. These options were granted under the 2016 Stock Plan. These options vest at various dates throughout October 26, 2018 in accordance with the underlying agreement. The fair value of these options upon issuance amounted to $95,390.

On November 1, 2016, Paul Galvin, the Company’s Chief Executive Officer, Stevan Armstrong, the Company’s Chief Operating Officer and four directors of the Company were granted options to purchase 111,606, 43,677 and 63,333, respectively, shares of the Company’s Common Stock with an exercise price of $3.00 per share. These options were granted under the 2016 Stock Plan. These options vest at various dates throughout October 26, 2018 in accordance with the underlying agreement. The fair value of these options upon issuance amounted to $272,834.

SG BLOCKS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2016 and 2015

15.     Stock Options and Grants (cont.)

The fair value of the stock-based option awards granted during the year ended December 31, 2016 were estimated at the date of grant using the Black-Scholes option valuation model with the following assumptions:

2016
Expected dividend yield	0%
Expected stock volatility	44.4%
Risk-free interest rate	1.3%
Expected life	5.5

Because the Company does not have significant historical data on employee exercise behavior, the Company uses the “Simplified Method” to calculate the expected life of the stock-based option awards granted to employees. The simplified method is calculated by averaging the vesting period and contractual term of the options.

16.     Subsequent Events

On January 30, 2017, the Company granted options to purchase 247,343 shares of the Company’s Common Stock with an exercise price of $3.00 per share.

SG BLOCKS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$307,304	$549,100
Short-term investment	30,021	30,017
Accounts receivable, net	108,043	234,518
Costs and estimated earnings in excess of billings on uncompleted contracts	24,266	33,349
Prepaid expenses	388,218	124,720
Inventory	—	9,445
Total current assets	857,852	981,149
Equipment, net	4,869	5,559
Goodwill	4,162,173	4,162,173
Intangible assets, net	3,470,195	3,587,250

Totals	$8,495,089	$8,736,131

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$543,499	$350,772
Billings in excess of costs and estimated earnings on uncompleted contracts	37,823	48,478
Deferred revenue	116,754	72,788
Conversion option liabilities	288,134	384,461
Total current liabilities	986,210	856,499
Convertible debentures, net of discounts of $825,969	2,611,531	2,446,337
Total liabilities	3,597,741	3,302,836

Commitments and Contingencies

Stockholders’ equity:
Preferred stock, $1.00 par value, 5,405,010 shares authorized; 1,801,670 issued and outstanding	1,801,670	1,801,670
Common stock, $0.01 par value, 300,000,000 shares authorized; 163,901 issued and outstanding	1,639	1,639
Additional paid-in capital	5,090,945	4,936,562
Accumulated deficit	(1,996,906)	(1,306,576)
Total stockholders’ equity	4,897,348	5,433,295

Totals	$8,495,089	$8,736,131

The accompanying notes are an integral part of these condensed consolidated financial statements.

SG BLOCKS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor For the Three Months Ended March 31,	Predecessor For the Three Months Ended March 31,
	2017	2016
	(Unaudited)	(Unaudited)
Revenue:
SG Block sales	$519,958	$202,524
Engineering services	84,635	25,222
Project management	—	—
	604,593	227,746

Cost of revenue:
SG Block sales	394,166	151,228
Engineering services	57,198	22,001
Project management	—	—
	451,364	173,229

Gross profit	153,229	54,517

Operating expenses:
Payroll and related expenses	343,048	166,936
General and administrative expenses	393,941	124,820
Marketing and business development expense	28,568	9,852
Pre-project expenses	9,139	4,178
Total	774,696	305,786

Operating loss	(621,467)	(251,269)

Other income (expense):
Interest expense	(165,194)	(163,764)
Interest income	4	3
Change in fair value of financial instruments	96,327	—
Total	(68,863)	(163,761)

Net loss before reorganization items	(690,330)	(415,030)

Reorganization items:
Legal and professional fees	—	91,654

Net loss	$(690,330)	$(506,684)

Net loss per share – basic and diluted:
Basic and diluted	$(4.22)	$(0.02)

Weighted average shares outstanding:
Basic and diluted	163,901	42,918,927
The accompanying notes are an integral part of these condensed consolidated financial statements.

SG BLOCKS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CHANGES
IN STOCKHOLDERS’ EQUITY (unaudited)

	$0.01 Par Value Common Stock		Preferred	Additional Paid-in	Accumulated
	Shares	Amount	Stock	Capital	Deficit	Total
Balance – December 31, 2016	163,901	$1,639	$1,801,670	$4,936,562	$(1,306,576)	$5,433,295

Stock-based compensation	—	—	—	154,383	—	154,383

Net loss	—	—	—	—	(690,330)	(690,330)

Balance – March 31, 2017	163,901	$1,639	$1,801,670	$5,090,945	$(1,996,906)	$4,897,348

The accompanying notes are an integral part of these condensed consolidated financial statements.

SG BLOCKS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor For the Three Months Ended March 31, 2017	Predecessor For the Three Months Ended March 31, 2016
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(690,330)	$(506,684)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	690	850
Amortization of debt issuance costs	—	5,204
Amortization of discount on convertible debentures	165,194	158,560
Amortization of intangible assets	145,875	—
Interest income on short-term investment	(4)	(3)
Change in fair value of financial instruments	(96,327)	—
Stock-based compensation	154,383	46,898
Changes in operating assets and liabilities:
Accounts receivable	126,475	(72,432)
Cost and estimated earnings in excess of billings on uncompleted contracts	9,083	—
Prepaid expenses	(133,939)	—
Inventory	9,445	(262,808)
Intangible assets	(28,820)	—
Accounts payable and accrued expenses	192,727	143,172
Billings in excess of costs and estimated earnings on uncompleted contracts	(10,655)	1,892
Deferred revenue	43,966	335,097
Net cash used in operating activities	(112,237)	(150,254)

Cash flows provided by investing activities:
Security deposit refund	—	2,700
Net cash provided by investing activities	—	2,700

Cash flows from financing activities:
Prepaid expenses on offering costs	(129,559)	—
Net cash used in financing activities	(129,559)	—

Net decrease in cash and cash equivalents	(241,796)	(147,554)

Cash and cash equivalents – beginning of period	549,100	466,997

Cash and cash equivalents – end of period	$307,304	$319,443

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$—	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

SG BLOCKS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
For the Three Months Ended March 31, 2017 and 2016 (Unaudited)

1.       Description of Business

SG Blocks, Inc. (the “Company” or “SGB”) was previously known as CDSI Holdings, Inc. (a Delaware corporation incorporated on December 29, 1993). On November 4, 2011, the Company’s wholly-owned subsidiary was merged with and into SG Building Blocks, Inc. (“SG Building,” formerly SG Blocks Inc.) (the “Merger”), with SG Building surviving the Merger and becoming a wholly-owned subsidiary of the Company. The Merger was a reverse merger that was accounted for as a recapitalization of SG Building as SG Building was the accounting acquirer. Accordingly, the historical financial statements presented are the financial statements of SG Building.

The Company is a provider of code engineered cargo shipping containers that it modifies and delivers to meet the growing demand for safe and green commercial, industrial and residential building construction. Rather than consuming new steel and lumber, it capitalizes on the structural engineering and design parameters a shipping container must meet and repurposes them for use in building. It offers the construction industry a safer, greener, faster, longer lasting and more economical alternative to conventional construction methods.

The Company also provides engineering and project management services related to the use of modified containers in construction.

Reverse Stock Split

In December 2016, our Board of Directors and a majority of our stockholders approved a 1-for-3 reverse stock split of our common stock and our preferred stock. On February 28, 2017, the Company effected the reverse stock split upon filing a charter amendment with the Secretary of State of the State of Delaware. The consolidated financial statements of SG Blocks, Inc. and subsidiaries as of December 31, 2016 and the three month period ended March 31, 2017 (Successor) and the related notes thereto for the Successor have been adjusted to reflect the 1-for-3 reverse stock split.

2.       Liquidity and Financial Condition

On October 15, 2015, the Company filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). On June 3, 2016, the United States Bankruptcy Court for the Southern District of New York confirmed the Company’s plan of reorganization (the “Plan”). The Plan became effective on June 30, 2016 (the “Effective Date”).

Through March 31, 2017 the Company has incurred an accumulated deficit of $1,996,906. At March 31, 2017, the Company had a cash balance of $307,304 and a short-term investment of approximately $30,000.

In the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, the Company’s independent registered public accounting firm, Whitley Penn, LLP, issued a report stating that the Company’s significant operating losses and current level of cash raise substantial doubt about the Company’s ability to continue as a going concern

The current level of cash and operating margins are not enough to cover the existing fixed and variable obligations of the Company, so increased revenue performance and the addition of capital through issuances of securities are critical to the Company’s success. At May 4, 2017, the Company had a cash balance of approximately $169,900. The Company expects that through the next eighteen months, the capital requirements to fund the Company’s growth will consume all of the cash flows that it expects to generate from its operations, as well as any proceeds of any other issuances of senior convertible debt securities. The Company further expects that during this period, while the Company is focusing on the growth and expansion of its business, the gross profit from operations will not generate sufficient funds

SG BLOCKS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
For the Three Months Ended March 31, 2017 and 2016 (Unaudited)

2.       Liquidity and Financial Condition (cont.)

to cover expected operating costs. Accordingly, the Company requires further external funding to sustain operations and to follow through on the execution of its business plan. There is no assurance that the Company’s plans will materialize or that the Company will be successful in funding estimated cash shortfalls through additional debt or equity capital and through the cash generated by the Company’s operations. Given these conditions, the Company’s ability to continue as a going concern is contingent upon it being able to secure an adequate amount of debt or equity capital to meet its cash requirements. In addition, the Company’s ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered by entrants into established markets, the competitive environment in which the Company operates and the current capital raising environment.

Since inception, the Company’s operations have primarily been funded through proceeds from equity and debt financings and sales activity. Although management believes that the Company has access to capital resources, there are currently no commitments in place for additional financing, and there is no assurance that the Company will be able to obtain funds on commercially acceptable terms, if at all.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should it be unable to continue as a going concern.

Since the Company’s inception, it has generated revenues from SG Block sales, engineering services, and project management.

On October 15, 2015, the Company, as borrower, and its subsidiaries, as guarantors, entered into a Debtor in Possession Credit Agreement (the “DIP Credit Agreement” and the loans thereunder, the “DIP Loan”) with Hillair Capital Investments L.P. (“HCI”), and, as a condition to the making of the DIP Loan, the Company and its subsidiaries entered into a Senior Security Agreement (the “DIP Security Agreement” and together with the DIP Credit Agreement and the other documents entered into in connection therewith, the “DIP Facility”), also dated as of October 15, 2015, with Hillair Capital Management LLC (“HCM”) pursuant to which SGB and its subsidiaries granted HCM a first priority security interest in all of their respective assets for the benefit of HCI. The DIP Loan had a maximum principal amount of $600,000, bore interest at a rate of 12% and was due and payable upon the earlier to occur of April 15, 2016 or other dates specified in the DIP Credit Agreement, and required the Company to pay a collateral fee of $25,000. The DIP Loan became due on April 15, 2016 but was not repaid until the Effective Date as described below. The funds advanced under the DIP Facility were used by the Company to fund its operation during the bankruptcy proceeding, including payment of professional fees and expenses. On the Effective Date and in accordance with the Plan, the DIP Facility was repaid in full and the related DIP Credit Agreement was terminated.

Prior to the Effective Date, SGB was authorized to issue: (i) 300,000,000 shares of common stock, par value $0.01 (the “Former Common Stock”) of which 42,918,927 shares were issued and outstanding as of June 29, 2016; and (ii) 5,000,000 shares of preferred stock, par value $0.01 (the “Former Preferred Stock”), none of which were issued and outstanding prior to the Effective Date.

On the Effective Date, and pursuant to the terms of the Plan, the Company entered into a Securities Purchase Agreement, dated June 30, 2016 (the “2016 SPA”), pursuant to which the Company sold for a subscription price of $2,000,000 a 12% Original Issue Discount Senior Secured Convertible Debenture to HCI in the principal amount of $2,500,000, with a maturity date of June 30, 2018 (the “Exit Facility”). The

SG BLOCKS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
For the Three Months Ended March 31, 2017 and 2016 (Unaudited)

2.       Liquidity and Financial Condition (cont.)

Exit Facility is convertible at HCI’s option at any time in whole or in part into shares of New Common Stock (as defined below) at a ratio of 1 share for every $3.75 of debt. Pursuant to that certain Subsidiary Guarantee Agreement, effective as of the Effective Date (the “Guarantee Agreement”), by SG Building in favor of HCI, SG Building unconditionally guaranteed (the “Guarantee”) the obligations and indebtedness owed to HCI under the Exit Facility which Guarantee is secured by a first-priority lien and security interest on all of the Guarantor’s assets. The Exit Facility and SG Building’s obligations under the Guarantee are secured by a first-priority lien and security interest on all of the Company’s and SG Building’s assets pursuant to that certain Security Agreement, dated as of the Effective Date, by and between the Company, SG Building and HCI (the “Security Agreement”). The Exit Facility was used (i) to make a one hundred percent (100%) distribution for payment of unsecured claims in accordance with the Plan, (ii) to pay all costs of the administration of SGB’s bankruptcy, (iii) to pay all amounts owed under the DIP Facility and (iv) for general working capital purposes of the Company. As of December 31, 2016, in accordance with the Plan, 100% of the unsecured claims have been paid as well as the amount owed under the DIP Facility.

On November 17, 2016, the Company entered into a Securities Purchase Agreement with HCI, for which the Company sold for a subscription price of $750,000, a 12% Original Issued Discount Senior Secured Convertible Debenture to HCI in the amount of $937,500, with a maturity date of June 30, 2018 (the “November 2016 Debenture”). The November 2016 Debenture is convertible at HCI’s option at any time in whole or in part into shares of New Common Stock at a ratio of 1 share for every $3.75 of debt.

On the Effective Date, all previously issued and outstanding shares of the Former Common Stock were deemed discharged, cancelled and extinguished, and, pursuant to the Plan, SGB issued, in the aggregate, 163,901 shares of common stock, par value $0.01 (the “New Common Stock”), to the holders of Former Common Stock, representing 7.5% of SGB’s issued and outstanding New Common Stock, after taking into account full exercise of the Management Options (as defined below) and conversion of the New Preferred Stock (as defined below) but prior to any conversion of the Exit Facility, as of the Effective Date. Further, under the Plan, upon the Effective Date certain members of the Company’s management were entitled to receive options (“Management Options”) to acquire an aggregate of 10%, or approximately 218,384 shares, of SGB’s New Common Stock, on a fully diluted basis, assuming conversion of all of the New Preferred Stock but not the Exit Facility. On October 26, 2016, SGB authorized the Management Options to be issued.

On the Effective Date, pursuant to the terms of the Plan and the Company’s Amended and Restated Certificate of Incorporation, the Company filed with the Secretary of State of the State of Delaware a Certificate of Designations of Convertible Preferred Stock, designating 5,405,010 shares of preferred stock, par value $1.00 (the “New Preferred Stock”). On the Effective Date and pursuant to the Plan, each Prepetition Loan Document, as defined in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on July 7, 2016, was cancelled and the holders of debt thereunder received one share of the New Preferred Stock for each dollar owed by the Company thereunder. The New Preferred Stock is convertible into New Common Stock on a 1:1 basis and, if converted on the Effective Date, would convert into 82.5% of the New Common Stock issued and outstanding on the Effective Date, after taking into account shares of New Common Stock issued to holders of the Former Common Stock and the exercise of the Management Options but prior to any conversion of the Exit Facility. On the Effective Date, HCI received 1,117,480 shares of the Company’s preferred stock which is convertible into 1,117,480 shares of the Company’s common stock.

Also, all general unsecured claims received a distribution of one hundred percent of its allowed claim, plus post-petition interest calculated at the Federal judgment rate, payable as follows: fifty percent on the Effective Date, twenty five percent at the conclusion of the next full fiscal quarter after the Effective Date

SG BLOCKS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
For the Three Months Ended March 31, 2017 and 2016 (Unaudited)

2.       Liquidity and Financial Condition (cont.)

and the remaining twenty five percent, plus any post-petition interest owed, at the conclusion of the second full fiscal quarter after the Effective Date. These claims have been identified as subject to compromise on the balance sheet.

Upon the Company’s emergence from Chapter 11 bankruptcy, the Company adopted fresh start accounting, pursuant to the Financial Accounting Standards Board (“FASB”) ASC 852, “Reorganizations”, and applied the provisions thereof to its financial statements. The Company qualified for fresh start accounting because (i) the holders of existing voting shares of the pre-emergence debtor-in-possession, referred to herein to as the “Predecessor” or “Predecessor Company,” received less than 50% of the voting shares of the post-emergence successor entity, which we refer to herein as the “Successor” or “Successor Company” and (ii) the reorganization value of the Company’s assets immediately prior to confirmation was less than the post-petition liabilities and allowed claims. The Company applied fresh start accounting on June 30, 2016 when it emerged from bankruptcy protection. Adopting fresh start accounting results in a new reporting entity for financial reporting purposes with no beginning retained earnings or deficit. The cancellation of all existing shares outstanding on the Effective Date and issuance of new shares of the Successor Company caused a related change of control of the Company under ASC 852. Upon the application of fresh start accounting, the Company allocated the reorganization value to its individual assets based on their estimated fair values. Reorganization value represents the fair value of the Successor Company’s assets before considering liabilities. As a result of the application of fresh start accounting, as well as the effects of the implementation of the Plan, the Consolidated Financial Statements on or after June 30, 2016 are not comparable with the Consolidated Financial Statements prior to that date. References to “Successor” or “Successor Company” relate to the financial position and results of operations of the reorganized Company subsequent to June 30, 2016. References to “Predecessor” or “Predecessor Company” refer to the financial position and results of operations of the Company prior to June 30, 2016.

Reorganization Value. Reorganization value represents the fair value of the Successor Company’s net assets and is intended to approximate the amount a willing buyer would pay for the net assets immediately after restructuring. Under fresh start accounting, we allocated the reorganization value to our individual assets and liabilities based on their estimated fair values.

A discounted cash flow (“DCF”) analysis was performed based on budgeted performance for third and fourth fiscal quarters of 2016, and forecasted performance for 2017 through 2020. The DCF analysis also included a terminal value at the end of the forecast period (e.g., after 3.5 years). The terminal value was derived using a Gordon Growth model, which capitalizes the terminal year cash flow at a rate of 5%. The DCF included a 40% tax rate and the use of the Company’s exiting net operating loss carry-forward.

The discount rate employed in the DCF model was approximately 36.73%. This discount rate is within the range of discount rates cited in the relevant accounting guidance for second- and third-stage venture companies,

SG BLOCKS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
For the Three Months Ended March 31, 2017 and 2016 (Unaudited)

2.       Liquidity and Financial Condition (cont.)

The identified separable intangible assets included proprietary technology and knowledge, and customer contacts. These were valued through identification of the specific cash flows attributable to each asset, and using a discount rate of 30% in each case. The proprietary technology and knowledge was valued at $2,766,000 using a royalty savings method over the expected 20-year life of the asset. This method recognizes that ownership of intellectual property relieves the owner from having to pay a royalty to another party for its use. The customer relationships were valued in aggregate at $1,113,000 using a multi-period excess earnings method (MPEEM) over a period of 2.5 years. In this analysis, signed customer contracts, probability-weighted renewals, and the gross margins of each contract were identified. Other operating expenses, and charges for the use of contributory assets, were applied to derive the expected cash flows due to these contracts.

The residual goodwill amount is the result of the aforementioned enterprise value, less the value of these identified intangible assets, less the value of net working capital and fixed assets, and as adjusted for deferred taxes resulting from the fresh start accounting.

Our reorganization value is derived from an estimate of enterprise value. Enterprise value represents the estimated fair value of an entity’s long term debt and stockholders’ equity. In support of the Plan, the enterprise value of the Successor Company was estimated to be approximately $8,551,528. The valuation analysis was prepared using financial information and financial projections and applying standard valuation techniques and including risked net asset value analysis.

The Company identified an embedded derivative related to the convertible option feature included in the convertible debentures. The accounting treatment of derivative financial instruments requires the Company to bifurcate and fair value the derivative as of the inception date of the convertible debentures and to fair value the derivative as of each subsequent reporting date. Upon issuance of the convertible debentures on June 30, 2016, the Company received net proceeds of $1,319,001, net of the payoff of $600,000 debtor-in-possession financing and $35,848 in interest expense on such financing, recorded a discount of $500,000, reimbursed HCI for $45,151 of reorganization costs paid by HCI, and recognized a derivative financial instrument approximating $394,460. After these adjustments, the Company’s debt was $1,605,540. The difference between the $2,500,000 face amount and the discounts recorded is being amortized over two years, the current expected life of the debt. The fair value of the convertible options was estimated using a Black-Scholes pricing model with the following assumptions: stock price of $3.00; strike price of $3.75; expected volatility of 48.8%; risk free interest rate of 0.58%; and expiration date of two years. The fair value of these convertible options was estimated using Level 3 inputs.

The adjustments set forth in the following condensed consolidated balance sheet reflect the effect of the consummation of the transactions contemplated by the Plan (reflected in the column “Reorganization Adjustments”) as well as fair value adjustments as a result of the adoption of fresh start accounting (reflected in the column “Fresh Start Adjustments”). The explanatory notes highlight methods used to determine fair values or other amounts of the assets and liabilities as well as significant assumptions.

SG BLOCKS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
For the Three Months Ended March 31, 2017 and 2016 (Unaudited)

2.       Liquidity and Financial Condition (cont.)

The following table reflects the preliminary reorganization and application of ASC 852 on our condensed consolidated balance sheet as of June 30, 2016 (the date of emergence):

	Predecessor Company	Reorganization Adjustments		Fresh Start Adjustments		Successor Company
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$—	$955,803	(1)	$—		$955,803
Short-term investment	30,011	—		—		30,011
Accounts receivable, net	190,893	—		—		190,893
Prepaid expenses	28,589	—		—		28,589
Inventory	40,170	—		—		40,170
Total current assets	289,663	955,803		—		1,245,466
Equipment, net	5,600	—		—		5,600
Security deposit	1,200	—		—		1,200
Goodwill	—	—		4,162,173	(7)	4,162,173
Intangible assets	—	—		3,879,000	(7)	3,879,000

Totals	$296,463	$955,803		$8,041,173		$9,293,439

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities:
Accounts payable and accrued expenses	$487,699	$(212,219	)(2)	$—		$275,480
Accounts payable and accrued expenses – subject to compromise	120,325	(86,612	)(2)	—		33,713
Accrued interest, related party – subject to compromise	43,301	(16,801	)(2)	—		26,500
Accrued interest	173,147	(173,147	)(2)	—		—
Related party accounts payable and accrued expenses – subject to compromise	370,151	(163,522	)(2)	—		206,629
Related party notes payable – secured claim	73,500	—		—		73,500
Convertible debentures, net of discounts	5,405,010	(5,405,010	)(3)	—		—
Billings in excess of costs and estimated earnings on uncompleted contracts	42,674	—		—		42,764
Deferred revenue	83,415	—		—		83,415
Convertible option liabilities	—	394,460	(4)	—		394,460
Total current liabilities	6,799,222	(5,662,851)		—		1,136,371
Debtor in possession financing	600,000	(600,000	)(4)	—		—
Convertible debentures, net of discounts	—	1,605,540	(4)	—		1,605,540
Total liabilities	7,399,222	(4,657,311)		—		2,741,911

SG BLOCKS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
For the Three Months Ended March 31, 2017 and 2016 (Unaudited)

2.       Liquidity and Financial Condition (cont.)

	Predecessor Company	Reorganization Adjustments		Fresh Start Adjustments		Successor Company
	(Unaudited)
Commitments and Contingencies

Stockholders’ equity (deficit):
Successor Preferred stock, $1.00 par value, 5,405,010 shares authorized; 5,405,010 issued and outstanding at June 30, 2016	—	1,801,670	(3)	—		1,801,670
Predecessor Preferred stock, $0.01 par value, 5,000,000 shares authorized; 0 issued and outstanding at December 31, 2015	—	—		—		—
Successor Common stock, $0.01 par value, 300,000,000 shares authorized; 163,901 issued and outstanding at June 30, 2016	—	1,639	(5)	—		1,639
Predecessor Common stock, $0.01 par value, 300,000,000 shares authorized; 42,918,927 issued and outstanding at December 31, 2015	429,189	(429,189	)(5)	—		—
Successor additional paid-in capital	—	(3,561,463	)(3)(6)	1,186,756	(7)	4,748,219
Predecessor additional paid-in capital	7,290,829	—		(7,290,829	)(7)	—
Accumulated deficit	(14,822,777)	677,531		14,145,246	(7)	—
Total stockholders’ equity (deficit)	(7,102,759)	5,613,114		8,041,173		6,551,528
Totals	$296,463	$955,803		$8,041,173		$9,293,439

Reorganization Adjustments

1.       Reflects the net cash payments recorded as of the Effective Date from implementation of the Plan:

Sources:
Net proceeds from Exit Facility	$1,319,001
Total sources	1,319,001
Uses:
Predecessor accounts payable and accrued expenses paid upon emergence	185,979
Other payments made upon emergence	177,219
Total uses	363,198
Net Sources	$955,803

2.       Reflects the settlement of accounts payable and accrued expenses upon our emergence from bankruptcy, as well as payments made on the Effective Date.

3.       Reflects the conversion of Convertible Debentures to Preferred Stock.

4.       Reflects the Convertible Debentures.

5.       Reflects the cancellation of Former Common Stock and the issuance of New Common Stock.

6.       Reorganization adjustment.

SG BLOCKS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
For the Three Months Ended March 31, 2017 and 2016 (Unaudited)

2.       Liquidity and Financial Condition (cont.)

Fresh Start Adjustments

7.       Reflects the recognition of goodwill, intangible assets and the cumulative impact of fresh-start adjustments.

Reorganization Items

Reorganization items represent amounts incurred subsequent to the bankruptcy filing as a direct result of the filing of the Chapter 11 cases and are comprised of the following:

Predecessor For the Three Months Ended March 31, 2016
Legal and professional fees	$91,654

3.       Summary of Significant Accounting Policies

Interim financial information — The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and notes required by GAAP for annual financial statements. In the opinion of management, all adjustments, consisting of normal accruals, considered necessary for a fair presentation of the interim financial statements have been included. Results for the three months ended March 31, 2017 are not necessarily indicative of the results that may be expected for the year ending December 31, 2017.

The condensed consolidated financial statements and notes should be read in conjunction with the financial statements and notes for the year ended December 31, 2016 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the Securities and Exchange Commission on February 21, 2017 (the “2016 Form 10-K”).

Basis of consolidation — The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, SG Building. All intercompany balances and transactions have been eliminated.

Accounting estimates — The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Significant areas which require the Company to make estimates include revenue recognition, stock-based compensation, warrant liabilities and allowance for doubtful accounts. Actual results could differ from those estimates.

Operating cycle — The length of the Company’s contracts varies, but is typically between six to twelve months. Assets and liabilities relating to long-term contracts are included in current assets and current liabilities in the accompanying balance sheets as they will be liquidated in the normal course of contract completion, which at times could exceed one year.

Revenue recognition — The Company accounts for its long-term contracts associated with the design, engineering, manufacture and project management of building projects and related services, using the percentage-of-completion accounting method. Under this method, revenue is recognized based on the extent of progress towards completion of the long-term contract. The Company uses the cost to cost basis because management considers it to be the best available measure of progress on these contracts.

SG BLOCKS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
For the Three Months Ended March 31, 2017 and 2016 (Unaudited)

3.       Summary of Significant Accounting Policies (cont.)

Contract costs include all direct material and labor costs and those indirect costs related to contract performance. General and administrative costs, marketing and business development expenses and pre-project expenses are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenue when realization is probable and the amount can be reliably estimated.

The asset, “Costs and estimated earnings in excess of billing on uncompleted contracts,” represents revenue recognized in excess of amounts billed. The liability, “Billings in excess of costs and estimated earnings on uncompleted contracts,” represents billing in excess of revenue recognized.

The Company offers a one-year warranty on completed contracts. For the three months ended March 31, 2017 and 2016, the warranty claims were not material. The Company does not anticipate that any additional claims are likely to occur for warranties that are currently outstanding. Accordingly, no warranty reserve is considered necessary for any of the periods presented.

The Company also supplies repurposed containers to its customers. In these cases, the Company serves as a supplier to its customers for standard and made to order products that it sells at fixed prices. Revenue from these contracts is generally recognized when the products have been delivered to the customer, accepted by the customer and collection is reasonably assured. Revenue is recognized upon completion of the following: an order for product is received from a customer; written approval for the payment schedule is received from the customer and the corresponding required deposit or payments are received; a common carrier signs documentation accepting responsibility for the unit as agent for the customer; and the unit is delivered to the customer’s shipping point. The title and risk of loss passes to the customer at the customer’s receiving point.

Amounts billed to customers in a sales transaction for shipping and handling are classified as revenue. Products sold are generally paid for based on schedules provided for in each individual customer contract including upfront deposits and progress payments as products are being manufactured.

Funds received in advance of meeting the criteria for revenue recognition are deferred and are recorded as revenue when they are earned.

Inventory — Raw construction materials (primarily shipping containers) are valued at the lower of cost (first-in, first-out method) or net realizable value. Finished goods and work-in-process inventories are valued at the lower of costs or net realizable value, using the specific identification method. As of December 31, 2016, inventory consisted principally of work-in-process inventory, which amounted to $9,445. As of March 31, 2017, there was no inventory.

Goodwill — Goodwill represents the excess of reorganization value over fair-value of identified net assets upon emergence from bankruptcy. In accordance with the accounting guidance on goodwill, the Company performs its impairment test of goodwill at the reporting unit level each fiscal year, or more frequently if events or circumstances change that would more likely than not reduce the fair value of its reporting units below their carrying values. The Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. If management concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, management conducts a two-step quantitative goodwill impairment test. The first step of the impairment test involves comparing the fair value of the applicable reporting unit with its carrying value. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, management performs the second step of the goodwill impairment test. The second step of the goodwill impairment test

SG BLOCKS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
For the Three Months Ended March 31, 2017 and 2016 (Unaudited)

3.       Summary of Significant Accounting Policies (cont.)

involves comparing the implied fair value of the affected reporting unit’s goodwill with the carrying value of that goodwill. The amount, by which the carrying value of the goodwill exceeds its implied fair value, if any, is recognized as an impairment loss. The Company’s evaluation of goodwill completed during the year ended December 31, 2016 resulted in no impairment losses

Intangible assets — Intangible assets represent the preliminary assets identified upon emergence from bankruptcy and consist of $2,766,000 of proprietary knowledge and technology which is being amortized over 20 years and $1,113,000 of customer contracts which is being amortized over 2.5 years. Intangible assets also include trademarks of $28,820 which is being amortized over 5 years. The Company evaluated intangible assets for impairment during the year ended December 31, 2016, and determined that there are no impairment losses. The accumulated amortization as of March 31, 2017 amounted to $437,625. The amortization expense for the three months ended March 31, 2017 was $145,875. The estimated amortization expense for the successive five years is as follows:

For the year ending December 31,:
2018	$589,264
2019	144,064
2020	144,064
2021	144,064
2022	139,741
Thereafter	1,867,050
$3,028,247

Fair value measurements — Financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are carried at cost, which the Company believes approximates fair value due to the short-term nature of these instruments.

The Company measures the fair value of financial assets and liabilities based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value.

The Company uses three levels of inputs that may be used to measure fair value:

Level 1        Quoted prices in active markets for identical assets or liabilities.

Level 2        Quoted prices for similar assets and liabilities in active markets or inputs that are observable.

Level 3        Inputs that are unobservable (for example, cash flow modeling inputs based on assumptions).

Financial assets and liabilities measured at fair value on a recurring basis are summarized below:

	March 31, 2017	Quoted prices in active market for identical assets (Level l)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Short-term investment	$30,021	$—	$30,021	$—
Conversion Option Liabilities	$288,134	$—	$—	$288,134

SG BLOCKS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
For the Three Months Ended March 31, 2017 and 2016 (Unaudited)

3.       Summary of Significant Accounting Policies (cont.)

	December 31, 2016	Quoted prices in active market for identical assets (Level l)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Short-term investment	$30,017	$—	$30,017	$—
Conversion Option Liabilities	$384,461	$—	$—	$384,461

Conversion option liabilities are measured at fair value using the Black-Scholes model and are classified within Level 3 of the valuation hierarchy. For fair value measurements categorized within Level 3 of the fair value hierarchy, the Company’s Chief Financial Officer, who reports to the Chief Executive Officer, determines its valuation policies and procedures. The development and determination of the unobservable inputs for Level 3 fair value measurements and fair value calculations are the responsibility of the Company’s Chief Financial Officer and are approved by the Chief Executive Officer.

The following table sets forth a summary of the changes in the fair value of the Company’s Level 3 financial liabilities that are measured at fair value on a recurring basis:

For the Three Months Ended March 31, 2017
Beginning balance	$384,461
Aggregate fair value of conversion option liabilities and warrants issued	—
Change in fair value related to increase in warrants issued for anti-dilutive adjustment	—
Change in fair value of conversion option liabilities and warrants	(96,327)
Ending balance	$288,134

The significant assumptions and valuation methods that the Company used to determine fair value and the change in fair value of the Company’s derivative financial instruments are discussed in Notes 6.

The Company presented conversion option liabilities at fair value on its condensed consolidated balance sheets, with the corresponding changes in fair value recorded in the Company’s condensed consolidated statements of operations for the applicable reporting periods. As disclosed in Note 6, the Company computed the fair value of the conversion option liability at the date of issuance and the reporting dates of March 31, 2017 and December 31, 2016 using a Black-Scholes model.

The calculation of the Black-Scholes model involves the use of the fair value of the Company’s common stock, estimated term, volatility, risk-free interest rates and dividend yield (if applicable). The Company developed the assumptions that were used as follows: The fair value of the Company’s common stock was obtained from the terms of the recapitalization of the Company including the Exit Facility, which occurred concurrent with the Company’s emergence from bankruptcy protection. The term represents the remaining contractual term of the derivative; the volatility rate was developed based on analysis of the Company’s historical stock price volatility and the historical volatility rates of several other similarly situated companies (using a number of observations that was at least equal to or exceeded the number of observations in the life of the derivative financial instrument at issue); the risk free interest rates were obtained from publicly available US Treasury yield curve rates; the dividend yield is zero because the Company has not paid dividends and does not expect to pay dividends in the foreseeable future.

Concentrations of credit risk — Financial instruments that potentially subject the Company to concentration of credit risk, consist principally of cash and cash equivalents. The Company places its cash with high credit

SG BLOCKS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
For the Three Months Ended March 31, 2017 and 2016 (Unaudited)

3.       Summary of Significant Accounting Policies (cont.)

quality institutions. At times, such amounts may be in excess of the FDIC insurance limits. The Company has not experienced any losses in such account and believes that it is not exposed to any significant credit risk on the account.

With respect to receivables, concentrations of credit risk are limited to a few customers in the construction industry. The Company performs ongoing credit evaluations of its customers’ financial condition and, generally, requires no collateral from its customers other than normal lien rights. At March 31, 2017 and December 31, 2016, 57% and 63%, respectively, of the Company’s accounts receivable were due from four and three customers, respectively.

Revenue relating to two customers represented approximately 77% and 83% of the Company’s total revenue for the three months ended March 31, 2017 and 2016, respectively.

Costs of revenue relating to three vendors, represented approximately 83% and 97% of the Company’s total cost of revenue for the three months ended March 31, 2017 and 2016, respectively. The Company believes it has access to alternative suppliers, with limited disruption to the business, should circumstances change with its existing suppliers.

Recent accounting pronouncements — In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09 (“ASU 2014-09”), which creates Topic 606, Revenue from Contracts with Customers, and supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, including most industry-specific revenue recognition guidance throughout the Industry Topics of the Codification. In addition, ASU 2014-09 supersedes the cost guidance in Subtopic 605-35, Revenue Recognition -Construction-Type and Production-Type Contracts, and creates new Subtopic 340-40, Other Assets and Deferred Costs — Contracts with Customers. In summary, the core principle of Topic 606 is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Additionally, ASU 2014-09 requires enhanced financial statement disclosures over revenue recognition as part of the new accounting guidance. The amendments in ASU 2014-09 are effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period, and early application is permitted commencing January 1, 2017. The Company is currently evaluating the provisions of ASU 2014-09 and assessing the impact, if any, it may have on its financial position and results of operations.

In July 2015, the FASB issued ASU No. 2015-11, Inventory: Simplifying the Measurement of Inventory. The update requires inventory not measured using either the last in, first out (LIFO) or the retail inventory method to be measured at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable cost of completion, disposal, and transportation. The update is effective for fiscal years beginning after December 15, 2016. Early adoption is permitted for financial statements that have not been previously issued. The Company has adopted ASU 2015-11 as of January 1, 2017. The provisions of ASU 2015-11 do not have a material impact on presentation and disclosures of the financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The update’s principle objective is to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet. ASU 2016-02 continues to retain a distinction between finance and operating leases but requires lessees to recognize a right-of-use asset representing its right to use the underlying asset for the lease term and a corresponding lease liability on the balance sheet for all leases with terms greater than twelve months. The update is effective for fiscal years beginning after December 15, 2018. Early adoption is permitted for financial statements that have not been previously issued. The Company is currently evaluating the effects of ASU 2016-02 on the financial statements.

SG BLOCKS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
For the Three Months Ended March 31, 2017 and 2016 (Unaudited)

3.       Summary of Significant Accounting Policies (cont.)

In March 2016, the FASB issued ASU No. 2016-09, Compensation – Stock Compensation (Topic 718.) The update makes several modifications to Topic 718 related to the accounting for forfeitures, employer tax withholding on share-based compensation, and the financial statement presentation of excess tax benefits or deficiencies. ASU 2016-09 also clarifies the statement of cash flows presentation for certain components of share-based awards. The update is effective for fiscal years beginning after December 15, 2016. Early adoption is permitted for financial statements that have not been previously issued. The Company is currently evaluating the effects of ASU 2016-09 on the financial statements.

4.       Accounts Receivable

At March 31, 2017 and December 31, 2016, the Company’s accounts receivable consisted of the following:

	2017	2016
Billed:
SG Block sales	$57,997	$124,713
Engineering services	84,281	144,040
Project management	—	—
Total gross receivables	142,278	268,753
Less: allowance for doubtful accounts	(34,235)	(34,235)
Total net receivables	$108,043	$234,518

5.       Costs and Estimated Earnings on Uncompleted Contracts

Costs and estimated earnings on uncompleted contracts consist of the following at March 31, 2017 and December 31, 2016:

	2017	2016
Costs incurred on uncompleted contracts	$323,411	$316,722
Provision for loss on uncompleted contracts	—	—
Estimated income	34,697	40,488
	358,108	357,210
Less: billings to date	(371,665)	(372,339)
	$(13,557)	$(15,129)

The above amounts are included in the accompanying condensed consolidated balance sheets under the following captions at March 31, 2017 and December 31, 2016.

	2017	2016
Costs and estimated earnings in excess of billings on uncompleted contracts	$24,266	$33,349
Billings in excess of cost and estimated earnings on uncompleted contracts	(37,823)	(48,478)
	$(13,557)	(15,129)

Although management believes it has established adequate procedures for estimating costs to complete on open contracts, it is at least reasonably possible that additional significant costs could occur on contracts prior to completion. The Company periodically evaluates and revises its estimates and makes adjustments when they are considered necessary.

SG BLOCKS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
For the Three Months Ended March 31, 2017 and 2016 (Unaudited)

6.       Convertible Debentures

On the Effective Date, and pursuant to the terms of the Plan, SGB entered into the 2016 SPA, pursuant to which SGB sold for a subscription price of $2,000,000, a 12% Original Issue Discount Senior Secured Convertible Debenture to HCI in the principal amount of $2,500,000, with a maturity date of June 30, 2018 (the “June 2016 Debenture”). The June 2016 Debenture is convertible at HCI’s option at any time in whole or in part into shares of New Common Stock at a ratio of 1 share for every $3.75 of debt. Pursuant to that certain Guarantee Agreement, by SG Building in favor of HCI, SG Building unconditionally guaranteed (the “Guarantee”) the obligations and indebtedness owed to HCI under the June 2016 Debenture and the Guarantee is secured by a first-priority lien and security interest on all of the Guarantor’s assets. The June 2016 Debenture and SG Building’s obligations under the Guarantee are secured by a first-priority lien and security interest on all of the Company’s and SG Building’s assets pursuant to the Security Agreement. At the date of issuance, the fair value of the conversion option liability was determined to be $394,460, which has been recorded as a discount to the debenture. As of March 31, 2017 and December 31, 2016, the fair value of the conversion option liability was determined to be $209,552 and $279,608, respectively.

On November 17, 2016, the Company entered into a Securities Purchase Agreement with HCI, for which the Company sold for a subscription price of $750,000, a 12% Original Issue Discount Senior Secured Convertible Debenture to HCI in the amount of $937,500, with a maturity date of June 30, 2018. The November 2016 Debenture is convertible at HCI’s option at any time in whole or in part into shares of New Common Stock at a ratio of 1 share for every $3.75 of debt. Pursuant to that certain Subsidiary Guarantee Agreement, effective as of the Effective Date (the “Guarantee Agreement”), by SG Building in favor of HCI, SG Building unconditionally guaranteed (the “Guarantee”) the obligations and indebtedness owed to HCI under the November 2016 Debenture and the Guarantee is secured by a first-priority lien and security interest on all of the Guarantor’s assets. The November 2016 Debenture and SG Building’s obligations under the Guarantee are secured by a first-priority lien and security interest on all of the Company’s and SG Building’s assets pursuant to the Security Agreement. In connection with the issuance of the Debenture, the Company also paid $50,000 for legal fees, which has been recorded as a discount to the debenture, and will be amortized over the term of the debenture, using the effective interest method. At the date of issuance the fair value of the conversion option liability was determined to be $109,511, which has been recorded as a discount to the debenture. As of March 31, 2017 and December 31, 2016, the fair value of the conversion option liability was determined to be $78,582 and $104,853, respectively.

As of the Effective Date, HCI is a preferred stockholder of the Company.

A summary of the Company’s convertible debentures as of March 31, 2017 and December 31, 2016 is as follows:

	2017	2016
June 2016 Debenture, net of $559,037 and $670,845 discount	$1,940,963	$1,829,155
November 2016 Debenture, net of $266,932 and $320,318 discount	670,568	617,182

Total debt	2,611,531	2,446,337

Less current portion	—	—

Long-term debt	$2,611,531	$2,446,337

For the three months ended March 31, 2017 and 2016, total amortization relating to the discount amounted to $165,194 and $158,560, respectively, and is included in interest expense on the accompanying consolidated statements of operations.

SG BLOCKS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
For the Three Months Ended March 31, 2017 and 2016 (Unaudited)

7.       Net Income (Loss) Per Share

Basic net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and potentially dilutive common shares outstanding during the period. Potentially dilutive common shares consist of the common shares issuable upon the exercise of stock options and warrants. Potentially dilutive common shares are excluded from the calculation if their effect is antidilutive. At March 31, 2017, there were options to purchase 893,599 shares of common stock outstanding which could potentially dilute future net income (loss) per share. At March 31, 2017 the Company also has outstanding convertible debt which is initially convertible into 916,667 shares of common stock, which could potentially dilute future net income (loss) per share. The number of shares the convertible debt could be converted into could potentially increase under certain circumstances related to the market price of the Company’s common stock at the time of conversion.

At March 31, 2016, there were options and warrants to purchase 15,425,001 and 25,572,059 shares of common stock, respectively, outstanding which could have potentially diluted future net income (loss) per share. At March 31, 2016 the Company also had outstanding convertible debt which was initially convertible into 17,602,800 shares of common stock, which could have potentially diluted future net income (loss) per share. The number of shares the convertible debt could be converted into could have potentially increased under certain circumstances related to the market price of the Company’s common stock at the time of conversion. In connection with the Plan, all of the outstanding stock options and warrants were cancelled.

8.       Stock Options and Grants

A summary of stock option activity as of March 31, 2017 and changes during the three months then ended are presented below:

	Shares	Weighted Average Fair Value Per Share	Weighted Average Exercise Price Per Share	Weighted Average Remaining Terms (in years)	Aggregate Intrinsic Value
Outstanding - December 31, 2016	295,051	$1.25	$3.00	9.86	—
Granted	598,548	0.89	5.39	—	—
Exercised	—	—	—	—	—
Cancelled	—	—	—	—	—
Outstanding – March 31, 2017	893,599	$1.01	$4.60	9.80	$—

Exercisable – December 31, 2016	128,299	$1.25	$3.00	9.86	$—
Exercisable – March 31, 2017	227,813	$1.26	$3.00	9.67	$—

For the three months ended March 31, 2017 and 2016, the Company recognized stock-based compensation expense of $154,383 and $46,898, respectively, which is included in payroll and related expenses in the accompanying condensed consolidated statements of operations.

As of March 31, 2017, there was $555,600 of total unrecognized compensation costs related to non-vested stock options, which will be expensed over a weighted average period of 1.41 years. The intrinsic value is calculated as the difference between the fair value of the stock price at year end and the exercise price of each of the outstanding stock options. The fair value of the stock price at March 31, 2017 was $3.00 per share.

SG BLOCKS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
For the Three Months Ended March 31, 2017 and 2016 (Unaudited)

9.       Construction Backlog

The following represents the backlog of signed engineering contracts in existence at March 31, 2017 and December 31, 2016:

	March 31, 2017	December 31, 2016
Balance – beginning of period	$541,291	$105,851
New contracts and change orders during the period	306,097	807,786
	847,388	913,637
Less: contract revenue earned during the period	(84,635)	(372,346)
	762,753	541,291
Contracts signed but not started	—	—
Balance – end of period	$762,753	$541,291

As of March 31, 2017, the Company has $116,754 in deferred revenue which represents unearned billings on SG Blocks sales which the Company anticipates to be recognized during the year ending December 31, 2017.

In addition, between April 1, 2017 and May 3, 2017, the Company entered into additional engineering and SG Blocks sale contracts with revenues of $2,544,266.

2,200,000 Shares of Common Stock

______________________

PROSPECTUS

______________________

Joseph Gunnar & Co.

Through and including           , 2017 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by the registrant in connection with this offering. All of the amounts shown are estimates except the SEC registration fee.

SEC Registration Fee	$1,869
FINRA filing fee	2,570
NASDAQ listing fee	50,000
Printing and mailing expenses	50,000
Legal Fees and Expenses	400,000
Accounting Fees and Expenses	40,000
Transfer agent fees and expenses	5,000
Other	121,000
Total	$670,439

We will bear all costs, expenses, and fees in connection with the registration of these shares, including with regard to compliance with state securities or “blue sky” laws.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

We are subject to the laws of Delaware on corporate matters, including its indemnification provisions. Section 145 of the General Corporation Law of Delaware (the “DGCL”) provides that Delaware corporations are empowered, subject to certain procedures and limitations, to indemnify any person against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending, or completed action, suit, or proceeding (including a derivative action) in which such person is made a party by reason of his being or having been a director, officer, employee, or agent of the Company (each, an “Indemnitee”); provided that the right of an Indemnitee to receive indemnification is subject to the following limitations: (i) an Indemnitee is not entitled to indemnification unless he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful; and (ii) in the case of a derivative action, an Indemnitee is not entitled to indemnification in the event that he is judged to be liable to the Company (unless and only to the extent that the court determines that the Indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper). The statute provides that indemnification pursuant to our provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

Certificate of Incorporation

The Company’s Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, no director of the Company will have personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that nothing in the Amended and Restated Certificate of Incorporation will eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. In the event the DGCL is amended so as to authorize corporate action further eliminating or limiting the liability of directors of the Company, the liability of the directors will thereupon be eliminated or limited to the maximum extent permitted by the DGCL, as so amended from time to time.

The Company will indemnify any person: (a) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company), by reason of the fact that such person is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, that the person had reasonable cause to believe such person’s action was unlawful; or (b) who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification will be made in respect of any claim, issue, or matter as to which such person will have been adjudged to be liable to the Company, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought will determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court will deem proper.

To the extent that a director, officer, employee, or agent of the Company has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in clauses (a) and (b) in the preceding paragraph or in defense of any claim, issue, or matter therein, such person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The rights conferred on any director of the Company under the Amended and Restated Certificate of Incorporation will inure to the benefit of any entity that is affiliated with such director and that is a stockholder of the Company. Any indemnification under clauses (a) and (b) in the preceding paragraph (unless ordered by a court) will be made by the Company only as authorized in the specified case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in clauses (a) and (b) in the preceding paragraph. Such determination will be made (1) by the Board of Directors of a majority vote of the quorum consisting of directors who were not parties to such action, suit, or proceeding; (2), if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (3) by the stockholders.

Expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it will ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in the Amended and Restated Certificate of Incorporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

The indemnification and advancement of expenses provided by or granted pursuant to the Certificate of Incorporation will not be deemed exclusive of any other rights to which one seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise against any liability asserted against him or her and incurred by him or her in such capacity or arising out of his or her status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the Amended and Restated Certificate of Incorporation.

For purposes of the Amended and Restated Certificate of Incorporation, references to “the Company” include, in addition to the resulting Company, any constituent Company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have the power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee, or agent of such constituent Company or is or was serving at the request of such constituent Company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise will stand in the same position under the Amended and Restated Certificate of Incorporation with respect to the resulting or surviving Company as he or she would have with respect to such constituent Company if its separate existence had continued.

The indemnification and advancement of expenses provided by or granted pursuant to the Amended and Restated Certificate of Incorporation will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of the heirs, executors and administrators of such a person.

Indemnification Agreements

See “Certain Relationships and Related Person Transactions — Indemnification of Officers and Directors” for information on indemnification agreements with each of our current executive officers and directors.

RECENT SALES OF UNREGISTERED SECURITIES

During the three years preceding the filing of this prospectus, we have issued the following securities which were not registered under the Securities Act:

On June 30, 2016, the Company entered into a Securities Purchase Agreement, pursuant to which the Company sold to HCI, for a subscription price of $2,000,000, the June 2016 OID in the principal amount of $2,500,000, with a maturity date of June 30, 2018. On June 30, 2016, in connection with the Company’s emergence from bankruptcy, each prepetition lender received one share of New Preferred Stock for each dollar owed by the Company under certain prepetition loan documents. The Company currently has 1,801,670 shares of New Preferred Stock outstanding. The Company’s issuance of the New Preferred Stock and the June 2016 OID were exempt from registration by virtue of Section 4(a)(2) of the Securities Act.

On November 1, 2016, we granted Messrs. Galvin, Armstrong, and Shetty options to purchase 98,273, 43,677 and 21,839 shares of common stock, respectively. The issuance of these options was exempt from registration by virtue of Rule 701. The options have an exercise price per share of $3.00.

On November 1, 2016, we granted Messrs. Galvin and Shetty options to purchase 13,334 shares of common stock. The issuance of these options was exempt from registration by virtue of Rule 701. The options have an exercise price per share of $3.00.

On November 1, 2016, we granted David Cross and Kevin King options to purchase 43,677 and 10,920 shares of common stock, respectively. The issuance of these options was exempt from registration under the Securities Act by virtue of Rule 701. The options have an exercise price per share of $3.00.

On November 1, 2016, we granted each of Sean McAvoy, Neal Kaufman, and Christopher Melton options to purchase 16,667 shares of common stock in connection with their service on the Board of Directors. The issuance of these options was exempt from registration by virtue of Rule 701. The options have an exercise price per share of $3.00. Messrs, Kaufman and McAvoy assigned each of their options to HCL in December 2016.

On November 17, 2016, the Company entered into a Securities Purchase Agreement, pursuant to which the Company sold for a subscription price of $750,000 the November 2016 OID to HCI in the principal amount of $937,500, with a maturity date of June 30, 2018. The Company’s issuance of the November 2016 OID was exempt from registration by virtue of Section 4(a)(2) of the Securities Act.

On January 30, 2017, the Board granted Messrs. Galvin, Armstrong, Shetty, Cross, and Kevin King and Ted Magrane options to purchase, in the aggregate, 186,309 shares of common stock. In addition, the Board granted these individuals options to purchase, in the aggregate, 61,034 shares of common stock in connection with their performance in 2016. The issuance of these options was exempt from registration by virtue of Rule 701. The options have an exercise price per share of $3.00.

On March 10, 2017, we granted each of A. Richard Moore and Balan Ayyar options to purchase 16,667 shares of common stock in connection with their service on the Board of Directors. The issuance of these options was exempt from registration by virtue of Rule 701. The options have an exercise price per share of $3.00.

On March 10, 2017, our Board of Directors granted Messrs. Galvin and Shetty options to purchase an aggregate of 317,871 shares of common stock in connection with their employment. The issuance of these options was exempt from registration by virtue of Rule 506(b). The options have an exercise price per share based on the offering price of the common stock issued under this Registration Statement.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description of Exhibits
1.1±	Form of Underwriting Agreement.
2.1

Order Confirming Debtors’ Amended Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on July 7, 2016).

2.2

Disclosure Statement for Amended Plan of Reorganization for SG Blocks, Inc., et al. under Chapter 11 of the Bankruptcy Code (incorporated herein by reference to Exhibit 2.2 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on July 7, 2016).

2.3

Order of the Bankruptcy Court for the Southern District of New York Approving the Disclosure Statement and Setting Plan of Reorganization Confirmation Deadlines (incorporated herein by reference to Exhibit 2.3 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on July 7, 2016).

3.1

Amended and Restated Certificate of Incorporation of SG Blocks, Inc. (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on July 7, 2016).

3.2

Amendment to Amended and Restated Certificate of Incorporation of SG Blocks, Inc. (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on February 28, 2017).

3.3

Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (incorporated herein by reference to Exhibit 3.2 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on July 7, 2016).

3.4

Certificate of Amendment to Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on May 12, 2017).

3.5

Amended and Restated By-laws of SG Blocks, Inc. (incorporated herein by reference to Exhibit 3.4 to the Annual Report on Form 10-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on February 21, 2017).

4.1

Debtor in Possession Credit Agreement, dated as of October 15, 2015, by and among SG Blocks, Inc., as Borrower, SG Building Blocks, Inc. and Endaxi Infrastructure Group, Inc., as Guarantors, Hillair Capital Investments L.P., as Lender, and Hillair Capital Management LLC, as Collateral Agent (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on July 7, 2016).

4.2

Senior Security Agreement, dated as of October 15, 2015, by and among SG Blocks, Inc., SG Building Blocks, Inc., and Endaxi Infrastructure Group, Inc., as Grantors, and Hillair Capital Management LLC, as Grantee (incorporated herein by reference to Exhibit 4.2 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on July 7, 2016).

4.3

Original Issue Discount Senior Secured Convertible Debenture, dated as of June 30, 2016, by and between Hillair Capital Investments, L.P. and SG Blocks, Inc. (incorporated herein by reference to Exhibit 4.3 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on July 7, 2016).

4.4

Securities Purchase Agreement, dated as of June 30, 2016, by and between SG Blocks, Inc. and the purchaser identified on the signature page thereto (incorporated herein by reference to Exhibit 4.4 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on July 7, 2016).

4.5

Subsidiary Guarantee, dated as of June 30, 2016, by SG Building Blocks, Inc. (incorporated herein by reference to Exhibit 4.5 to the Current Report on Form 8-K/A as filed by SG Blocks, Inc. with the Securities and Exchange Commission on August 8, 2016).

Exhibit Number	Description of Exhibits
4.6

Original Issue Discount Senior Secured Convertible Debenture due June 30, 2018, dated as of November 17, 2016, by and between Hillair Capital Investments, L.P. and SG Blocks, Inc. (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on November 22, 2016).

5.1±	Opinion of Thompson Hine LLP.
10.1±	Form of Director Indemnification Agreement.
10.2*

Employment Agreement, dated March 10, 2017, between Paul Galvin and SG Blocks, Inc. (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on March 14, 2017).

10.3*

Employment Agreement, dated March 10, 2017, between Stevan Armstrong and SG Blocks, Inc. (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on March 14, 2017).

10.4*

Employment Agreement, dated March 10, 2017, between Mahesh Shetty and SG Blocks, Inc. (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on March 14, 2017).

10.5**

Collaboration and Supply Agreement, dated July 23, 2007, by and between SG Building, Inc. (fka SGBlocks, LLC) and ConGlobal Industries, Inc. (incorporated herein by reference to Exhibit 10.7 to the Current Report on Form 8-K/A as filed by SG Blocks, Inc. with the Securities and Exchange Commission on January 13, 2012).

10.6±	Amendment to Collaboration and Supply Agreement, dated May 14, 2014, between SG Blocks, Inc. and ConGlobal Industries, Inc.
10.7

Securities Purchase Agreement, dated as of November 17, 2016, by and between SG Blocks, Inc. and Hillair Capital Investments L.P. (incorporated herein by reference to Exhibit 4.2 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on November 22, 2016).

10.8*±	SG Blocks, Inc. Stock Incentive Plan.
10.9*

Form of SG Blocks, Inc. Incentive Stock Option Agreement (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on November 1, 2016).

10.10*

Form of SG Blocks, Inc. Non-Qualified Stock Option Agreement (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on November 1, 2016).

10.11*

Consulting Agreement, dated July 1, 2016, between RSM Advisors, Inc. and SG Blocks, Inc. (incorporated herein by reference to Exhibit 10.13 to the Annual Report on Form 10-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on February 21, 2017).

16.1

Letter from Marcum LLP, dated August 2, 2016, to the Securities and Exchange Commission (incorporated herein by reference to Exhibit 16.1 to the Current Report on Form 8-K as filed by SG Blocks, Inc. with the Securities and Exchange Commission on August 2, 2016).

21.1±	List of Subsidiaries.
23.1+	Consent of Independent Registered Public Accounting Firm.
23.2+	Consent of Independent Registered Public Accounting Firm.
23.3±	Consent of Thompson Hine LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).
101.INS+	XBRL Instance Document.
101.SCH+	XBRL Taxonomy Extension Schema Document.
101.CAL+	XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF+	XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB+	XBRL Taxonomy Extension Label Linkbase Document.
101.PRE+	XBRL Taxonomy Extension Presentation Linkbase Document.

____________

*         Includes compensatory plan or arrangement.

**       Filed with confidential portions omitted pursuant to request for confidential treatment. The omitted portions have been separately filed with the SEC.

±        Previously filed.

+        Filed herewith.

UNDERTAKINGS

The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on June 6, 2017.

SG BLOCKS, INC.

By:	/s/Paul M. Galvin
Paul M. Galvin

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint jointly and severally, Paul Galvin and Mahesh Shetty, or either of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place, and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file each of the same, with all exhibits thereto, and other documents in connection therewith or herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this Registration Statement has been signed below by the following persons on behalf of the Company and in the capacities and on the date indicated.

Signature	Title	Date
/s/Paul M. Galvin	Chief Executive Officer and Chairman of the	June 6, 2017
Paul M. Galvin	Board (Principal Executive Officer)

/s/Mahesh Shetty	Chief Financial Officer (Principal Financial	June 6, 2017
Mahesh Shetty	Officer and Principal Accounting Officer), Director

*	Director	June 6, 2017
Christopher Melton

*	Director	June 6, 2017
Neal Kaufman

*	Director	June 6, 2017
Sean McAvoy

*	Director	June 6, 2017
Balan R. Ayyar

*	Director	June 6, 2017
A. Richard Moore, Jr.

* Pursuant to Power of Attorney